Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Chapter 11
)
UAL CORPORATION, et al.,	)	Case No. 02-B-48191
	)	(Jointly Administered)
Debtors.	)
	)	Honorable Eugene R. Wedoff

MEMORANDUM IN SUPPORT OF THE DEBTORS’ MOTION
TO REJECT THEIR COLLECTIVE BARGAINING AGREEMENTS
PURSUANT TO 11 U.S.C. § 1113(c)

James H.M. Sprayregen, P.C.
Alexander Dimitrief, P.C.
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200
Counsel for the Debtors
and Debtors-in-Possession

Dated: December 14, 2004

TABLE OF CONTENTS

TABLE OF AUTHORITIES

TABLE OF EXHIBITS

I.	INTRODUCTION AND OVERVIEW

II.	THE AIRLINE INDUSTRY HAS BECOME MORE PROFIT-CHALLENGING

	A.	Legacy Carrier Revenues Have Remained Stubbornly Low Owing to LCC Competition and Other Structural Changes in the Airline Industry

		1.	Airline Revenues Have Languished Despite the Economy’s Rebound

		2.	Sharply Reduced Yields Are Punishing the Industry

	B.	Airlines Are Unlikely to Regain Appreciable Pricing Power

		1.	Competition Has Increased, Particularly from Low Cost Carriers

		2.	Increasing Use of the Internet to Find the Lowest Price

		3.	The Continuing Decline in High-Yield Business Traffic

	C.	Sharply Increased Fuel Costs Underscore the Perils of a Chronically Low Yield Environment

III.	THE VISE OF LOWER YIELDS AND HIGHER FUEL COSTS IS DRIVING UNITED AND THE OTHER NETWORK CARRIERS TO RENEWED AND DEEPER COST REDUCTIONS

	A.	The Industry Environment Has Taken a Significant Toll on United’s Finances

	B.	Unforgiving Fuel Prices and Persistently Low Yields Drive the Need for Substantial Savings that Start by Mid-January

		1.	Without Immediate Savings, United Will Risk Breaching Its Minimum Cash Balance DIP Covenant

		2.	Without Immediate Savings, United Runs the Risk of Being Unable to Secure Additional EBITDAR Relief from Its Lenders

	C.	The Long-Term Challenges Are No Less Daunting

	D.	Other Network Carriers Are Similarly Being Crippled by Low Yields and High Fuel Costs

i

	E.	LCCs Are the Exception That Proves the Rule

IV.	UNITED’S PENSION PLANS ARE NO LONGER AFFORDABLE

	A.	A Primer on Pension Plans, ERISA and the PBGC

		1.	“Defined Benefit” vs. “Defined Contribution” Plans

		2.	The Enactment of ERISA and the Creation of the PBGC

		3.	ERISA Funding Requirements

			a.	General Funding Requirements

			b.	The Deficit Reduction Contribution

			c.	The Full Funding Limit

			d.	The Result: A “Perfect Storm

		4.	The “Anti-Cutback” Rule Prohibits an Employer, Its Employees and Retirees From Agreeing to Reduce Accrued Pension Liabilities

		5.	The Termination of Pension Plans Under ERISA

			a.	“Distress” Terminations

			b.	Post-Termination Payments

			c.	Replacement Plans

	B.	Overview of United’s Retirement Plans

		1.	United’s Defined Benefit Pension Plans

		2.	United’s Defined Contribution and Nonqualified Pension Plans

		3.	Recent Increases in Employee Pension Benefits

	C.	United Responsibly Managed Its Pension Plans in the Years Before the Company Filed for Bankruptcy

		1.	The Company Maintained Healthy Funding Levels in All of Its Pension Plans Before a “Perfect Storm” Hit Corporate America

		2.	Macroeconomic Circumstances and Shifting Demographics Took Hold at United (As They Did Everywhere) to Cause the Company’s Pension Plans to Become Underfunded as United Headed Toward Bankruptcy in 2002

			a.	The End of the Bull Market

			b.	Changing Demographics

			c.	Plummeting Interest Rates Increased the Present Value of Future Liabilities and Almost Single-Handedly Triggered the DRC

		3.	United Has Not Been Alone in Battling Pension Funding Problems

D.

United Devoted the First 20 Months of These Proceedings to Formulating a Business Plan That Would Have Enabled the Company to Exit Bankruptcy Successfully Without Terminating Its Employees’ Pension Plans

		1.	First Day Order Authorizing United to Honor its Pension Obligations

		2.	The Company’s Pursuit of ATSB-Backed Financing

		3.	United Calibrated Its Post-1113 Plan Contributions to Obtain ATSB Loan Guarantees While Preserving Its Pension Plans

			a.	The Company and Its Unions Successfully Lobbied Congress for Short-Term Pension Funding Relief

			b.	United Sought Pension Funding Waivers From The IRS

			c.	The ATSB’s Denial of United’s Application

			d.	The Decision to Suspend Contributions to United’s Plans

		4.	The Company’s Pension Plans Continue to Pose Formidable Obstacles to a Successful Reorganization

			a.	The Short-Term Contribution Requirements Are Daunting

			b.	The Long-Term Liabilities Are Even More Daunting

V.	UNITED’S SECTION 1113(C) PROPOSAL

	A.	Overview of United’s Unionized Work Force

	B.	The Company’s Proposals

		1.	Contractual Flexibility to Terminate and Replace the Defined Benefit Plans in Compliance with ERISA

		2.	Wage Reductions

			a.	An Interim Reduction of an Additional 4 Percent

			b.	A Contingency Reduction

		3.	Common Benefits Proposals

		4.	Work Rule Modifications

		5.	Outsourcing and Other Scope Restrictions

	C.	United Proposes to Allocate the Savings from Its Proposals Fairly And Equitably

VI.	UNITED HAS SATISFIED THE REQUIREMENTS OF SECTION 1113(C)

	A.	United Has Made Reasonable Proposals to Its Unions Based on the Most Complete and Reliable Information Available

	B.	Additional Modifications to the Company’s CBAs are Necessary for United to Survive in the Short-Term and Attract the Exit Financing Required for a Successful Reorganization

		1.	The Imperatives Driving This Motion

		2.	Without Immediate Labor Cost Reductions, United Will Risk Having Insufficient Cash for Operations and Being Unable to Renegotiate Its DIP Covenants

			a.	Minimum Cash Balance

			b.	EBITDAR Covenants

		3.	Reduced Labor Costs Are Necessary to Achieve the Cash Flow Necessary to Secure Exit Financing

			a.	Free Cash Flow

			b.	Fixed Charge Coverage Ratio

		4.	United’s Proposed Changes Also Are Necessary for the Company to Be a Long-Term Financial Success

			a.	Competitive Cost Structure

			b.	Creating Shareholder Value

			c.	Acceptable Credit Rating

5.	United Has Explored and Exhausted All of the Realistic Alternatives to Additional Modifications to Its CBAs

	a.	United Is on Track to Cut $5 Billion From Its Cost Structure Through Reductions Made Before June 2004

	b.	The Company Has Worked With the Creditors’ Committee to Reduce Non-Labor Expenses

		(i)	Business Improvement Initiatives

		(ii)	Savings from the Working Group Process

	c.	United Is Changing Its Fleet and Product Offerings to Increase Revenues

		(i)	Mainline Fleet

		(ii)	Ted

		(iii)	Regional Jets

		(iv)	Premium Domestic Service

		(v)	Other Revenue Initiatives

6.	In Conjunction with Its Stakeholders and Independent Analysts, the Company Scrutinized Every Alternative to Generate Cash and Improve Profitability

	a.	The Creditors’ Committee Working Group

	b.	United’s Unions

	c.	Alternatives to Terminating and Replacing the Company’s Pension Plans

		(i)	The PFEA Provides Only Short-Term Relief

		(ii)	Funding Waivers From the IRS Cannot Provide the Durable Relief United Requires at this Juncture

		(iii)	Freezing United’s Pension Plans Would Not Decrease the Plans’ Accrued Liabilities

		(iv)	The PBGC Has Been Averse to “Restoration Funding” of Pension Plans on More Forgiving Contribution Schedules

v

		d.	Fuel Cost Projections

C.	United’s Proposed Modifications Treat All Stakeholders Fairly and Equitably

	1.	All Non-Labor Constituencies Sacrificed Before June 2004, and Since Then United Has Worked to Achieve More Non-Labor Savings

	2.	The Burdens of the Proposed Modifications Are Allocated Equitably Among the Employee Groups

		a.	The Effects of Pension Termination Are Dictated by ERISA

			(i)	Pilots

			(ii)	Flight Attendants

			(iii)	Mechanics

			(iv)	Ramp Employees

			(v)	Public Contact Employees

			(vi)	Salaried and Management Employees

		b.	United Fairly Allocated Necessary Labor Reductions Among Employee Groups

		c.	Management is Sacrificing Similarly to Other Employees

D.	United Has Provided Its Unions and the PBGC With All of the Information Necessary to Date to Evaluate the Proposed CBA Modifications

E.	United Negotiated in Good Faith with Each of Its Unions

F.	The Unions Have No Good Cause for Refusing to Accept United’s Proposals

G.	The Balance of the Equities Favors Rejection

	1.	United Risks Being Unable to Reorganize Without Additional Labor Cost Reductions

	2.	United’s Proposals Would Provide A Competitive Total Compensation Package For The Company’s Unionized Employees

	3.	The Railway Labor Act and Bankruptcy Code Would Not Allow Employees to Strike

	4.	The Risk of PBGC and Union Claims Is Far Preferable to Risks of Not Achieving Additional CBA Modifications

	5.	Creditors’ Claims Will Be Severely Impaired If the CBAs Are Not Modified

	6.	United Has Acted in Good Faith at All Times

VII.	CONCLUSION

TABLE OF AUTHORITIES

Cases

ALPA v. UAL,
897 F.2d 1394 (7th Cir. 1990)

Buffalo Forge Co. v. United Steelworkers of Am.,
428 U.S. 397 (1976)

Detroit & Toledo Shore Line R.R. v. United Transp. Union,
396 U.S. 142 (1969)

Heinz v. Central Laborers’ Pension Fund,
303 F.3d 802 (7th Cir. 2002)

In re Allied Delivery System Co.,
49 B.R. 700 (Bankr. Ohio 1985)

In re American Provision Co.,
44 B.R. 907 (Bankr. D. Minn. 1984)

In re Amherst Sparkle Market,
75 B.R. 847 (Bankr. N.D. Ohio 1987)

In re Appletree Mkts., Inc.,
155 B.R. 431 (S.D. Tex. 1993)

In re Bayly Corp.,
163 F.3d 1205 (10th Cir. 1998)

In re Bayly Corp.,
No. Civ.A. 95 N 901, 90-18983 SBB, 1997 WL 33484011 (D. Colo. Feb 2, 1997)

In re Big Sky Transp. Co.,
104 B.R. 333 (Bankr. D. Mont. 1989)

In re Blue Diamond Coal Co.,
147 B.R. 720 (Bankr. E.D. Tenn. 1992), aff’d, 160 B.R. 574 (E.D. Tenn. 1993)

In re Bowen Enters., Inc.,
196 B.R. 734 (Bankr. W.D. Pa. 1996)

In re Century Brass Prods., Inc.,
55 B.R. 712 (D. Conn. 1985), rev’d on other grounds, 795 F.2d 265 (2d Cir. 1986)

In re CF&I Fabricators of Utah, Inc.,
150 F.3d 1293 (10th Cir. 1998)

In re Continental Airlines Corp.,
901 F.2d 1259 (5th Cir. 1990), cert. denied, 506 U.S. 828 (1992)

In re Garofalo’s Finer Foods, Inc.,
117 B.R. 363 (Bankr. N.D. Ill. 1990)

In re Indiana Grocery Co.,
138 B.R. 40 (Bankr. S.D. Ind. 1990)

In re Kentucky Truck Sales, Inc.,
52 B.R. 797 (Bankr. W.D. Ky. 1985)

In re Maxwell Newspapers, Inc.,
981 F.2d 85 (2d Cir. 1992)

In re Mile Hi Metal Sys., Inc.,
899 F.2d 887 (10th Cir. 1990)

In re Moline Corp.,
144 B.R. 75 (Bankr. N.D. Ill. 1992)

In re National Forge Co.,
279 B.R. 493 (Bankr. W.D. Pa. 2002)

In re Ormet Corp.,
316 B.R. 665 (Bankr. S.D. Ohio 2004)

In re Royal Composing Room, Inc.,
848 F.2d 345 (2d Cir. 1988)

In re Salt Creek Freightways,
47 B.R. 835 (Bankr. D. Wy. 1985)

In re Sun Glo Coal Co., Inc.,
144 B.R. 58 (Bankr. E.D. Ky. 1992)

In re Sunarhauserman Inc.,
126 F.3d 811 (6th Cir. 1997)

In re Texas Sheet Metals, Inc.,
90 B.R. 260 (Bankr. S.D. Tex. 1988)

In re United States Truck Co.,
89 B.R. 618 (E.D. Mich. 1988)

In re US Airways Group, Inc.,
296 B.R. 734 (Bankr. E.D. Va. 2003)

In re Walway Co.,
69 B.R. 967 (Bankr. E.D. Mich. 1987)

Matter of GCI, Inc.,
131 B.R. 685 (Bankr. N.D. Ind. 1991)

NLRB v. Bildisco & Bildisco,
465 U.S. 513 (1984)

PBGC v. LTV Corp.,
496 U.S. 633 (1990)

PBGC v. Republic Techs. Int’l, LLC,
287 F. Supp. 2d 815 (N.D. Ohio 2003)

Pineiro v. PBGC,
318 F. Supp. 2d 67 (S.D.N.Y. 2003)

Texas & New Orleans R.R. v. Brotherhood of Ry. & S.S. Clerks,
281 U.S. 548 (1930)

Truck Drivers Local 807, Int’l Bhd. of Teamsters v. Carey Transp., Inc.,
816 F.2d 82 (2d Cir. 1987)

UAW v. Gatke Corp.,
151 B.R 211 (N.D. Ind. 1991)

United Steelworkers of Am., AFL-CIO v. United Eng’g, Inc.,
52 F.3d 1386 (6th Cir. 1995)

Wheeling-Pittsburgh Steel Corp. v. United Steelworkers of Am.,
791 F.2d 1074 (3d Cir. 1986)

Statutes

11 U.S.C. § 1113

26 U.S.C. § 404

26 U.S.C. § 411

26 U.S.C. § 412

26 U.S.C. § 4972

29 U.S.C. § 1001

29 U.S.C. § 1054

x

29 U.S.C. § 1082

29 U.S.C. § 1302

29 U.S.C. § 1322

29 U.S.C. § 1341

29 U.S.C. § 1342(d)

29 U.S.C. § 1347

29 U.S.C. § 1348

Regulations

26 C.F.R. § 1.401

26 C.F.R. § 1.402

26 C.F.R. § 1.412

29 C.F.R. § 4022

29 C.F.R. Pt. 4011

TABLE OF EXHIBITS

I.                                         INTRODUCTION AND OVERVIEW.

This is an unwelcome motion that United tried its best not to have to file.  Two years ago, the Company and its unions reached agreements that made significant progress in reducing United’s then industry-leading labor costs to more competitive levels.  United devoted the next 14 months of these proceedings to constructing a business plan to secure Air Transportation Stabilization Board (“ATSB”) loan guarantees on terms that would have allowed the Company to exit bankruptcy with its revised collective bargaining agreements (“CBAs”) and pension plans intact, to the benefit of United’s employees, retirees and the Pension Benefit Guaranty Corporation (“PBGC”).  As a result, United has become a markedly different and stronger enterprise than it was in April 2003, with a stronger network and more profitable route structure, a streamlined and more cost-competitive fleet, more (and bigger) regional jets, and “Ted,” a vibrant low-fare offering.

But United’s world has changed even more, and in ways more permanent and profound than anyone had envisioned as recently as a year ago, let alone when these proceedings began in December 2002.  The ATSB’s final denial of United’s application, the resulting need to secure exit financing that is not backed by ATSB loan guarantees, the extraordinary increase in fuel prices in the months since United finalized its ATSB application and the persistent downward pressure on pricing and yields have coalesced to force United to revisit its cost of labor, which remains the Company’s single largest expense (and one that, unlike fuel, United and its employees have within their power to address).

Moreover, United must reduce its labor costs expeditiously.  To be sure, other legacy carriers have warned that their CBAs are no longer affordable because of the persistently low yields and steep fuel costs confronting the industry.  And with ATA in bankruptcy, even low cost carriers have been unable to avoid the consequences of the worst economic environment in industry history.  But what differentiates most of these competitors from United is that they have sufficient liquidity to allow them the time to lower their cost structures gradually.  United does not have this luxury.  Under current projections, the Company’s cash balance will sink to precarious levels during the historically lean winter months, putting the entire operation at risk.  Furthermore, unremitting industry economics have put United in jeopardy of breaching the terms of its DIP financing facility, which would put United’s future at risk.

Beyond overcoming these immediate hurdles, additional and fundamental reductions in the cost of labor are necessary to achieve the same goal underlying United’s first Section 1113 motion – to emerge from bankruptcy successfully and permanently.  In particular, because of how profoundly United’s world has changed since April 2003, United must come to grips with its daunting pension liabilities.  The Company fully appreciates that the men and women of United have been counting on receiving all of the retirement benefits that they have earned through years of hard work.  But even before the ATSB rejected United’s loan guarantee application in June 2004, critics were already faulting the Company for not having terminated its pension plans to address the “substantial concerns about the under funded status of United’s pension plan[s]” and “United’s ability to generate sufficient cash flows to meet its pension funding obligations” that were explicitly cited by the ATSB as one of several principal grounds for denying loan guarantees back in December 2002.(1)  At this juncture, United must squarely address its pension plan liabilities to attract exit financing in the face of a relentlessly punishing price environment, low cost competition and pervasively high fuel prices.

Yet, contrary to the fears harbored by many of United’s employees and retirees about the prospect of plan terminations, a dispassionate assessment of the facts clarifies that all

(1)                                  Rejection Letter from ATSB to United of Dec. 4, 2002 (Ex. 117).

vested participants would continue to receive guaranteed benefit payments.  In particular,(2) most current retirees would not see dramatic reductions in their monthly payments, and many retirees would not experience any reductions at all:(3)

Exhibit 1.                                             BENEFITS RETAINED BY CURRENT RETIREES.

Retiree Group	Percentage of Current Benefits	Percentage of Group with No Reduction
Pilots	81	44
Flight Attendants	100	99
Mechanics	96	62
Ramp	94	65
PCEs	98	47
SAM	99	83

Although the impact on active employees would be more pronounced, most employees (except pilots, who must stop flying at age 60) could substantially mitigate the impact of a termination by working until age 65, the traditional retirement age in most pension plans:(4)

(2)                                  The details and group-by-group assumptions underlying the analyses resulting in the percentages set forth in Exhibits 1-2 may be found in Section VI.C.2 of this Memorandum.  Exhibit 2 projects the expected benefit at the present average retirement age following termination and replacement versus the expected benefit if an employee continues working until age 65.

(3)                                  Declaration of Timothy J. Marnell (“Marnell Decl.”) (Ex. 107) ¶ 96.

(4)                                  Marnell Decl. ¶ 97.

Exhibit 2.                                             RETIREMENT BENEFITS FOR ACTIVE EMPLOYEES.

Employee Group	Percentage of Current Benefits at Current Average Retirement Age	Percentage of Current Benefits if Retire at Age 65
Pilots	67	N/A
Flight Attendants	56	99
Mechanics	56	68
Ramp	46	59
PCEs	46	78
SAM	44	70

Regrettably, resolving the Company’s pension issues will not suffice.  United requires approximately $725 million in additional labor savings on average per year to satisfy the financial metrics necessary for exit financing.  United will continue to work with its unions to try to make the process of reducing its labor costs a consensual one.  But whether by agreement or through a ruling on this motion, the need for United’s proposed changes to its CBAs is irrefutable.  So too is the reward – the preservation of a revitalized enterprise that will be able to compete successfully and profitably (and, in the process, offer stable jobs with competitive pay) in a fundamentally changed industry.

*                                         *                                         *

Part II of this Memorandum describes the economic pressures afflicting all network carriers.  Part III describes the impact on United and how the Company is not alone in revisiting its cost of labor.  Part IV provides an overview of United’s pension plans, the Byzantine funding rules under ERISA and how United’s unfunded pension liabilities grew to more than $6 billion.  Part V outlines United’s proposals to its unions, which are detailed in the accompanying appendices.  Part VI details how United has satisfied all the requirements under Section 1113 for rejecting its CBAs.

II.                                     THE AIRLINE INDUSTRY HAS BECOME MORE PROFIT-CHALLENGING.

Airline losses since 2001 have been staggering.  Legacy carriers lost $24.3 billion from 2001 to 2003 and are expected to lose another $3 billion in 2004.(5)  Worse, these losses have persisted despite a 14.5 percent reduction in operating expenses attributable to a painful combination of downsizing and cost-cutting.(6)  While industry observers anticipated serious financial difficulties following September 11, no one foresaw that revenues would remain at such low levels for so long.  Predictions that airlines would return to profitability have proved unfounded time and again, leaving legacy carriers in particular to face an uncertain future in 2005 and beyond.

A.                                    Legacy Carrier Revenues Have Remained Stubbornly Low Owing to LCC Competition and Other Structural Changes in the Airline Industry.

The basic reasons behind the diminished revenues and unrelenting losses are not new – indeed, United flagged them in its first Informational Brief.(7)  But the sea change in industry fundamentals has intensified and cut deeper and deeper into profits.  Lower revenues have made it imperative for airlines to become more capable of absorbing large shocks, such as higher fuel costs.

(5)                                  United States Government Accounting Office, Legacy Airlines Must Further Reduce Costs to Restore Profitability (Ex. 120) at 34-35 (Aug. 2004).

(6)                                  GAO, Legacy Airlines at 19.

(7)                                  Informational Brief of United Air Lines, Inc. at 36-45 [Docket No. 145].

1.                                      Airline Revenues Have Languished Despite the Economy’s Rebound.

Traditionally, the airline industry has gone through “boom and bust” cycles which have tracked broader macroeconomic trends, with periodic flush years followed by losses.(8)  This historical pattern offered airlines the hope of profits during boom periods so long as they could survive the downturns.  Now, structural changes in the industry likely have put an end to the boom times, forcing airlines to adapt their operations to permanently shrunken revenues.(9)  As a federal government report recently concluded, the “potential for airlines to earn large profits during up-cycles to cover losses during down-cycles, as they did during the 1990s, appears to have come undone this decade.”(10)

Specifically, even though the broader economy recovered in 2003 and 2004, revenues for legacy carriers have remained low.  From 1998 to 2003, real US GDP increased 14.5 percent, but airline revenues moved the opposite way, falling 10.7 percent.(11)  Indeed, the airlines’ share of the US GDP remains appreciably below pre-September 11 levels:

(8)                                  E.g., GAO, Legacy Airlines at 4-5.

(9)                                  Declaration and Expert Report of Daniel M. Kasper (“Kasper Decl.”) (Ex. 101) ¶¶ 20-25.

(10)                            GAO, Legacy Airlines at 48.

(11)                            Kasper Decl. ¶ 24.

Exhibit 3.                                             U.S. AIRLINE REVENUES AS A PERCENTAGE OF U.S. GDP.

2.                                      Sharply Reduced Yields Are Punishing the Industry.

Empty seats are no longer the culprit.  Airlines are “on pace to carry a record 685 million passengers in 2004, a 3 percent increase from 2000, the busiest year on record.”(12)  Many airlines – including United – are operating with the highest “load factors” (the percentage of seats occupied by customers) in their histories.(13)  But even though passenger levels and loads are at an all-time high, inflation-adjusted airline revenues have reverted to 1994 levels.  The reason is that yields, as measured by revenue per passenger, are down approximately 20 percent since 2000:

(12)                            Air Transport Association, U.S. Airlines Expecting Record Thanksgiving Traffic (Nov. 17, 2004).

(13)                            Kasper Decl. ¶ 23.

Exhibit 4.                                             AIRLINE INDUSTRY YIELDS.

This drop in yields is not “business as usual.”  Although yields have fallen gradually for decades in real terms (that is, when adjusted for inflation), the steep decline over the last four years has been far more severe than historical norms:(14)

(14)                            Unisys R2A Transportation Management Consultants, Unisys R2A Scorecard (Ex. 121) at 9 (Sept. 2004).

Exhibit 5.                                             DECREASES IN DOMESTIC AIRFARES IN CONSTANT DOLLARS.

In 2004, while yields through the early part of the year were roughly the same as already-depressed 2003 levels, they fell sharply in late summer through the fall:(15)

Exhibit 6.                                             CHANGE IN DOMESTIC YIELDS, 2004 VS 2003.

(15)                            Kasper Decl. ¶ 22.

B.                                    Airlines Are Unlikely to Regain Appreciable Pricing Power.

These trends suggest the next “boom” may never come and, even if it does, yields and revenues are unlikely to return to prior levels.(16)  LCCs continue to expand, entering new markets and increasing capacity, the Internet presents a permanent drag on fares through their price transparency, and there are few signs that business travelers will revert to their premium-paying ways of the late 1990’s.  As a consequence, the industry is unlikely to benefit from increasing prices in the foreseeable future.  Indeed, targeted attempts to pass through increased fuel costs have largely failed.  When a carrier has tried to raise prices, others have refused to follow suit.  And with scores of aircraft parked in the desert since September 11 available at the next revenue uptick, the economics of the industry will continue to work against increased prices for the foreseeable future.(17)

1.                                      Competition Has Increased, Particularly from Low Cost Carriers.

With all carriers striving to improve revenues, competition for passengers has intensified.  Measured by the number of roughly-equal sized competitors on each route, carriers face significantly more domestic competition than in 1998.(18)  This increase is attributable to the continued emergence of LCCs,(19) whose share of domestic passengers is now over 30 percent:

(16)                            Kasper Decl. ¶¶ 43-51.

(17)                            Garrett Chase, Lehman Brothers Equity Research, Dinosaurs in the Desert (Aug. 13, 2004) (“We believe that domestic weakness in the airline sector will continue for the foreseeable future.”).

(18)                            GAO, Legacy Airlines at 40-47.

(19)                            LCCs include Southwest, Access Air, AirTran, ATA, Eastwind, Frontier, Kiwi, National, Pro Air, Reno, Spirit, Sun Country, Vanguard, Western Pacific, Air South, Morris Air, JetBlue, ValuJet and America West.

Exhibit 7.                                             LCC SHARE OF DOMESTIC PASSENGERS.

In total, United now competes with LCCs on over 80 percent of its domestic routes, double the percentage from a decade ago.(20)  In particular, United is now coping with LCCs on an increasing number of high-revenue routes:

(20)                            Kasper Decl. ¶¶ 27-36.

Exhibit 8.                                             NUMBER OF UNITED’S TOP 50 MARKETS WITH NON-STOP LCC COMPETITION.

LCC expansion has driven down yields throughout the industry.(21)  Nearly all consumers now have access to LCC service, and those low cost carriers largely determine prices in the market.  Periodic attempts by network carriers to raise fares have been matched by opportunistically lower prices by LCCs.  Because of vastly different cost structures, low ticket prices that generate a profit for an LCC often result in a loss for a legacy carrier.  Although a short-term boon for bargain-hunting airline passengers, the industry environment has left airlines struggling to align their cost structures with record-low pricing levels.  And although some legacy carriers like United have reduced their costs significantly, a large gap remains between the cost structures of legacy carriers and those of LCCs:

(21)                            Kasper Decl. ¶¶ 26, 44.

Exhibit 9.                                             UNADJUSTED CASM FOR LEGACY AIRLINES AND LCCS.

The competitive pressure from LCCs is here to stay.(22)  LCC capacity continues to grow – JetBlue has ordered 223 new aircraft (which would quadruple the size of its current fleet) and has options for 150 more, while Southwest has 134 more aircraft on order with options for another 263.  Independence Air, a new LCC that was once a United Express carrier, is now flying out of Washington, DC, one of United’s hub cities.  And Virgin America, another LCC, plans to base its operations and flights from San Francisco, another United hub.  As a recent government report observed, “[u]nlike earlier low cost airlines, many of which quickly disappeared, these airlines are well-capitalized and offer a good overall product.”(23)

2.                                      Increasing Use of the Internet to Find the Lowest Price.

More customers are turning to Internet search tools to find the lowest fares.  The transparency of the Internet has had a greater impact than previously expected:

(22)                            Kasper Decl. ¶¶ 19, 43-46.

(23)                            GAO, Legacy Airlines at 8.

Exhibit 10.                                      PERCENTAGE OF AIRLINE REVENUE BOOKED ONLINE.

Internet search engines that scour for the lowest price have placed a greater emphasis on the cost of the ticket to the exclusion of expansive schedules, connectivity and other amenities in which legacy carriers have excelled.  With price-focused Internet searches readily available, carriers have generally been forced to match the prices of the cheapest competitor on each route.  Any increase in fares causes a near-instant loss in market share as cost-conscious customers use the Internet to hone in on the lowest price.(24)

3.                                      The Continuing Decline in High-Yield Business Traffic.

One of the clearest signs of the paradigmatic shift in the airline industry is the loss of higher fare tickets once routinely purchased by business passengers.(25)  Most analysts anticipated that the recovery of the broader economy would bring the return of business travelers who would be willing to pay for the convenience and flexibility of unrestricted, full-fare tickets.

(24)                            Kasper Decl. ¶¶ 37-38.

(25)                            Kasper Decl. ¶¶ 39-42.

This has not happened.  United’s proportion of domestic revenue from high-yield fares has continued to fall:

Exhibit 11.                                      UNITED’S PROPORTION OF DOMESTIC REVENUE FROM PREMIUM PASSENGERS.

These trends persist even though business travel has increased as the economy has rebounded.  Instead of purchasing full-fare tickets on network carriers, however, more business travelers are purchasing restricted fares or flying on LCCs.  Moreover, technological substitutes for flying have become increasingly popular among business travelers.  For example, a 2003 survey by Accenture found that 27 percent of business travelers had conducted teleconferences and videoconferences as an alternative to travel.(26)  Without any sign that this trend will reverse itself, airlines (and particularly United, which has historically catered to business passengers as a core part of its mainline strategy) must adapt to the new economics of the industry.  Increases in GDP and business travel are no longer reliable bellwethers of airline profitability.

(26)                            See Accenture, Low Cost Options Continue to Drive Business Travel Decisions, New Accenture Research Finds (Dec. 10, 2003).

C.                                    Sharply Increased Fuel Costs Underscore the Perils of a Chronically Low Yield Environment.

Reports of increasing oil prices and their impact on airlines’ bottom lines have become ubiquitous in the media and analyst reports.  United projects that due to rising prices, fuel will cost $1.2 billion more in 2004 than projected at the end of 2003.(27)  Other airlines have issued similar reports – American Airlines a $1.2 billion increase, Delta a $800 million increase, and Continental a $400 million increase.(28)  Higher projections for 2005 are now expected as well.(29)

The war in Iraq in early 2003 predictably brought a sharp jump in oil prices, with a corresponding increase in the price of jet fuel.  When the ground war ended in May 2003, however, airlines, industry analysts, futures markets and the U.S. Department of Energy all predicted lower fuel costs.  Oil industry analysts, for example, projected in late 2003 that oil prices would fall below $30 a barrel in 2004.  The Department of Energy likewise was predicting as late as April 2004 that prices in the third quarter would fall to $32.01.(30)  Instead, oil prices climbed to $55 per barrel in October 2004 before retrenching in the mid $40s in December 2004.  The increase in crude oil prices has driven jet fuel prices today to nearly double what they were just 18 months ago:(31)

(27)                            Declaration of Michael F. Dingboom (“Dingboom Decl.”) (Ex. 106) ¶ 13.

(28)                            David Armstrong, Singing the Fuel Blues, SAN FRANCISCO CHRONICLE, Nov. 16, 2004 (American).  Delta Air Lines 3Q2004 10-Q at 31; Continental Airlines 8K (Oct. 28, 2004).

(29)                            Declaration and Expert Report of Robert M. Sturtz (“Sturtz Decl.”) (Ex. 105) ¶ 24.

(30)                            Kasper Decl. ¶¶ 54-56.

(31)                            Kasper Decl. ¶¶ 52-53.

Exhibit 12.                                      AVERAGE MONTHLY JET FUEL PRICES SINCE END OF IRAQ WAR.

Nor do oil prices show any signs of dropping to pre-war levels anytime soon.  A host of factors (including OPEC’s intent to defend a price floor of $38 to $40 per barrel, the steady decline in oil production from non-OPEC countries, the increasing costs of finding and exploiting new oil sources, surging demand from China and other Asian countries as well as strong United States demand, and continuing political uncertainties threatening oil supplies) have combined to push prices upward.  None of these factors is likely to change in the near future.(32)

United has revised its fuel forecasts accordingly.  United’s forecasts through the end of 2005 use a combination of future prices expected by the market, projections from a leading consulting and information services firm, and its own evaluation of market factors.(33)

(32)                            Sturtz Decl. ¶¶ 32-43; Ben S. Bernanke, Federal Reserve Board, Remarks At the Distinguished Lecture Series, Darton College, Albany, Georgia (Oct. 21, 2004) (“Thus, the supply-demand fundamentals seem consistent with the view now taken by oil-market participants that the days of persistently cheap oil are over.”); Alan Greenspan, Remarks Before the Center for Strategic & International Studies (Apr. 27, 2004) (“The dramatic rise in six-year forward futures prices … can be viewed as effective long-term supply prices.”).

(33)                            For greater detail on United’s jet fuel forecasts see Section VI.B.6.d and the Declaration of Robert M. Sturtz (Exhibit 105).

Longer-term forecasts are based on futures prices for crude oil, which are the prices at which market participants offer to purchase or sell oil to be delivered in the future.  Whereas the Company previously projected oil prices under $30 a barrel for the next several years, United now projects prices of $44 a barrel in 2005 and 2006 before gradually declining to $38 a barrel by 2010:

Exhibit 13.                                      CURRENT PROJECTED OIL PRICES COMPARED TO ATSB BUSINESS PLAN.

All told, from 2004 through 2010, United projects a $7.2 billion increase over its prior fuel cost projections due to price increases.(34)  An increase of this magnitude precludes profitability in today’s airline industry without further restructuring.

III.                                 THE VISE OF LOWER YIELDS AND HIGHER FUEL COSTS IS DRIVING UNITED AND THE OTHER NETWORK CARRIERS TO RENEWED AND DEEPER COST REDUCTIONS.

United has responded to these unprecedented changes with a restructuring that has been as extensive as it has been transformational.  In collaboration with its stakeholders, the

(34)                            Dingboom Decl. ¶ 13.

Company has developed a suite of synergistic and cost-competitive products (such as Ted) that have strengthened its comprehensive network, dramatically reduced the cost of owning and maintaining its fleet, implemented “best-in-class” practices throughout its operations and, of course, reduced its cost of labor.  See Section VI.B.5.  In the process, United has reinvigorated its brand and provided its customers with operational performance at the best levels in the Company’s history.

Despite these efforts, however, persistently low yields have coupled with record fuel prices to reduce the Company’s cash flows and profitability to levels significantly lower than forecast – as has happened at virtually all airlines.  These shortfalls have brought a renewed urgency to the Company’s reorganization.  Unless labor costs are reduced beginning in January 2005, United will risk defaulting under its DIP financing covenants, fail to maintain an adequate cash balance and not achieve the credit metrics necessary to obtain exit financing.  The entire industry joins United in these travails, which have forced bankruptcy filings by US Airways (for the second time in two years), ATA and Hawaiian Airlines and brought Delta to the brink.  The only carriers not burning cash are certain of the LCCs, which have seized upon their superior cost structures to put even more pressure on legacy carriers.(35)

A.                                    The Industry Environment Has Taken a Significant Toll on United’s Finances.

United’s transformation has enabled it to survive an unprecedented series of challenges over the past two years, including the aftermath of September 11, the Iraq war, SARS and the structural changes being wrought by LCCs.  But, together with the Company’s other restructuring efforts, the April 2003 modifications to the Company’s CBAs have proven insufficient to overcome deteriorating yields and massive fuel cost increases.  In its December

(35)                            Kasper Decl. ¶¶ 19, 74-85.

2003 application to the ATSB, United projected an operating loss of only $137 million for 1Q:04, an operating profit of $278 million for 2Q:04 and a $515 million operating profit for 3Q:04.  United’s operating earnings have come in almost $940 million below these expectations through the first nine months of 2004:(36)

Exhibit 14.                                      UNITED OPERATING EARNINGS BY QUARTER ($ MILLIONS).

	2003	2004
		Projections per ATSB Application	1-3Q Actual plus 4Q Forecast	Actuals & Forecast B/(W) than ATSB Application
1st Quarter	(813)	(137)	(211)	(74)
2nd Quarter	(431)	278	7	(271)
3rd Quarter	19	515	(80)	(595)
4th Quarter	(135)	161	(520)	(681)
Year	(1,360)	817	(804)	(1,621)

Source:        UAL Corporation 10-Ks and 10-Qs plus internal forecast for 4Q:04.

In total, United’s updated financial model projects operating earnings to be $1.6 billion worse for 2004 alone, principally driven by $1.2 billion in increased fuel prices, but also reflecting a $275 million shortfall from reduced mainline unit revenue and $175 million in lower profits from United Express operations.(37)  And in contrast to a previously projected year-end cash balance of approximately $2 billion, United now expects liquidity of only half that amount come December 31, which will only decrease in the traditionally lean winter months.(38)

The impact of the fierce competition for revenues is evidenced by United’s PRASM (passenger revenue per available seat mile), the measure of how much passenger

(36)                            Dingboom Decl. ¶ 10.

(37)                            Id.

(38)                            Id. ¶ 15.

revenue an airline generates per unit of capacity and a function of the number of passengers (load factors) and how much customers are paying for tickets (yields).  Based on United’s rationalization of capacity and revenue initiatives, the Company’s ATSB application projected year-over-year PRASM growth of 6.3 percent in 2004.  Load factors have held up their end of the equation; indeed, United now projects a load factor of 79.2 percent as compared to 77.4 percent in the ATSB application.  But yields for 2004 declined significantly, from the ATSB forecast of 11.28 cents to the current expectation of 10.77 cents.  This drop in yields more than offset the positive load factors, and United now expects an increase in PRASM of only 3.8 percent for 2004, fully 2.5 percentage points lower than forecast in December 2003.(39)

Nor is the outlook much brighter beyond 2004.  Without additional labor savings, United now projects a $725 million operating loss for 2005 (vs. the $1.266 billion profit projected in United’s ATSB application), a $26 million operating profit in 2006 (only about 1.5% of its prior projection of $1.722 billion) and just $677 million in 2007 (about a third of its prior projection of $2.027 billion).(40)

B.                                    Unforgiving Fuel Prices and Persistently Low Yields Drive the Need for Substantial Savings that Start by Mid-January.

Since filing for Chapter 11, United has relied on DIP financing to maintain the liquidity necessary to run the Company.(41)  Shortly after filing for Chapter 11, the Company drew down almost $800 million from its lenders, all of the availability under the original DIP agreement.  Subsequently, through a series of asset sales and amortization of the Bank One DIP, the Company paid off almost $400 million of DIP financing by July 2004.  But in September

(39)                            Id. ¶ 12.

(40)                            Id. ¶ 11.

(41)                            Informational Brief at 34-36 (discussing DIP financing and EBITDAR covenants).

2004, the Company went back to its DIP lenders to increase the size of DIP financing by $500 million in order to provide the necessary liquidity during the seasonally weak winter months.  Currently, the Company owes approximately $900 million to its DIP lenders.(42)

In providing DIP financing, the banks demanded various protections, including EBITDAR and minimum cash balance covenants.  Similarly, subject to renegotiation of the covenants, United must meet specific EBITDAR targets each month based on the Company’s last twelve months of earnings.  Missing a single covenant empowers United’s DIP lenders to foreclose on collateral that is essential to the Company’s operations.(43)

1.                                      Without Immediate Savings, United Will Risk Breaching Its Minimum Cash Balance DIP Covenant.

As will be discussed in Section III.B.2, United’s DIP lenders waived compliance with the October through December 2004 EBITDAR covenants, but required additional safeguards.(44)  One of them was increasing the minimum cash balance covenant from $600 million to $750 million.  Without additional labor savings beginning in mid-January 2005, United projects its cash balance will fall below $900 million through most of the first and second quarters of 2005, hitting monthly lows of $892 million in January, $817 million in February and $797 million in March before falling below the $750 million floor in early May: (45)

(42)                            Declaration and Expert Report of Todd R. Snyder (“Snyder Decl.”) (Ex. 102) ¶¶ 11-14.

(43)                            Id. ¶ 19.

(44)                            Id. ¶ 12.

(45)                            Dingboom Decl. ¶ 16.

Exhibit 15.                                      CASH BALANCE WITHOUT LABOR COST REDUCTIONS (AS OF 12/3/04).

The projected January and February levels are too close to the covenants for an operation the size of United’s.  An increase in oil prices to their October levels, significant snowstorms, further erosion of yields or a host of other events could cause a covenant breach.

In truth, the current minimum cash balance covenant does no more than recognize the operational perils of inadequate liquidity.  The cash requirements of a multi-billion dollar international airline are enormous.  United must maintain at least several hundred million dollars at all times to pay daily expenses and cover written but uncleared checks for essential operating costs (such as payments to vendors and utilities, landing fees, fuel, commissions to travel agents, and employee expense reimbursements).  Perceptions also are important – if United’s business partners or customers become anxious about United’s liquidity, then those concerns could become reality.

Although there is no formulaic amount of cash necessary to run United, there is equally no doubt that a sustained drop below $750 million poses an unreasonable risk to the continued viability of the Company.  That amount is only a fraction of what United’s competitors maintain – for example, Continental, a significantly smaller airline, is targeting $1.5 billion.(46)  The interests of all of United’s stakeholders demand immediate action that avoids the potentially calamitous effects of breaching DIP covenants and falling to unacceptably low levels of cash.

2.                                      Without Immediate Savings, United Runs the Risk of Being Unable to Secure Additional EBITDAR Relief from Its Lenders.

This fall, United projected that it might begin violating its EBITDAR covenants near the end of 2004, and swiftly began negotiations with its DIP lenders.(47)  As part of those negotiations, on November 5, United provided its lenders with the Company’s updated business plan and financial model, Gershwin 5F.  That business plan, while positioning United to exit bankruptcy in 2005, nevertheless projected future DIP covenant breaches without further relief from the Company’s lenders – projections which became reality when United announced on November 30 that it had not met its DIP EBITDAR covenant for October.

After reviewing Gershwin 5F, United’s DIP lenders consented to waiving compliance with the October through December EBITDAR covenants, and left open the possibility of renegotiating the covenants or further waivers.(48)  It bears emphasis that securing three months of relief was no small feat – DIP lenders rarely allow debtors to operate without financial performance covenants, especially when close to $1 billion is at stake.  Whether United can renegotiate its EBITDAR covenants going forward (or receive additional waivers) will depend on the Company’s progress in cutting expenses.  The DIP lenders made clear their view that, absent timely and substantial cost reductions, United was not on a path to a successful

(46)                            Continental Airlines, Press Release, Continental Airlines Elects Deficit Reduction Contribution Relief, Sept. 3, 2004.

(47)                            Snyder Decl. ¶ 12.

(48)                            Snyder Decl. ¶¶ 12, 20.

reorganization.  To ensure that the Company is righting the ship, under the terms of the most recent DIP amendment, United must update the DIP syndicate on or about December 15 detailing the Company’s progress in realizing cost reductions.(49)  This temporary breathing room leaves the Company with precious little time to prove to the satisfaction of its DIP lenders that United can establish a cost structure compatible with the economic environment.  The DIP lenders will not tolerate inaction in the face of continued losses that imperil United’s viability.  The Company’s credibility depends on making and implementing the difficult decisions that are necessary.(50)

C.                                    The Long-Term Challenges Are No Less Daunting.

The outlook beyond early 2005 is no more promising.  Without terminating and replacing its pension plans (or otherwise securing equivalent savings) and reducing labor costs by an additional $725 million per year, United will burn through more than $1 billion in cash each year until it runs out of cash:(51)

(49)                            Waiver, Consent and Ninth Amendment to Club DIP Facility at 2 [Docket No. 8564].

(50)                            Snyder Decl. ¶ 20.

(51)                            Dingboom Decl. ¶ 17.

Exhibit 16.                                      CASH BURN WITHOUT LABOR COST REDUCTIONS.

No business can endure – and no investor would finance – continued cash burn of this magnitude.  In view of the shocks and crises suffered by the airline industry over the last few years, lenders and investors will not provide exit financing unless they are convinced that United will be able to generate a healthy cash flow that is sustainable under realistic – and, in particular, not unduly optimistic – scenarios.  Among other considerations, lenders are focusing on both raw cash flow and how well that cash flow covers United’s obligations.(52)  As Exhibit 16 conclusively demonstrates, without the requested savings from labor, United’s cash flow will fall woefully short.

(52)                            Snyder Decl. ¶¶ 27-29, 31.

D.                                    Other Network Carriers Are Similarly Being Crippled by Low Yields and High Fuel Costs.

United is not alone.  Carrier after carrier has struggled with the effects of low yields and high fuel costs.(53)  All of United’s network competitors have taken steps to address these challenges above and beyond their prior efforts:

American.  American announced a $214 million net loss in the third quarter of 2004, “typically the Company’s strongest quarter.”  American further explained that “it will be very difficult for the Company to become profitable and continue to fund its obligations on an ongoing basis if the revenue environment does not improve and fuel prices remain at historically high levels for an extended period.”(54)  In response, the airline renegotiated the EBITDAR covenants in its credit facility and is laying off another 1,100 pilots, mechanics and other employees.(55)

Delta.  After repeatedly warning that its cash burn and losses were driving the company toward Chapter 11, Delta announced it was eliminating 6,000 - 7,000 jobs, cutting pay 10 percent across the board for all employees except pilots, increasing employees’ share of health care costs and reducing maximum vacation accruals.(56)  The airline later negotiated $1 billion in annual savings from its pilots, including a 32.5 percent wage reduction and freezing and replacing their defined benefit pensions.(57)  Delta simultaneously has been attempting to reduce its debt through an out-of-court restructuring.(58)

Northwest.  Northwest “has incurred operating and net losses over the past three years at levels that are unsustainable on a long-term

(53)                            Section 1114 Memorandum at 58-62.

(54)                            AMR Corporation 3Q 2004 10-Q at 12-13.

(55)                            AMR Corporation 8-K (Sept. 22, 2004); Micheline Maynard, American Airlines Warns About Big Layoffs, N.Y. TIMES (Oct. 23, 2004).

(56)                            Delta Air Lines, Press Release, Delta CEO Shares Cost Savings Details in Employee Memorandum (Sept. 28, 2004).

(57)                            Delta Air Lines, Press Release, Delta Reaches Tentative Agreement with Pilot Union to Deliver $1 Billion in Annual Savings (Oct. 28, 2004).

(58)                            Delta Air Lines, Press Release, Delta Amends and Extends Exchange Offer and Increases Consideration Offered to the Holders of $2.6 Billion of Outstanding Unsecured Debt Securities and Enhanced Pass Through Certificates (Oct. 13, 2004).

basis.  Overall operating costs remain well out of balance with the new pricing environment and the Company’s principal need at this time is to bring labor expenses within industry norms.”(59)  On that score, Northwest reached a tentative agreement with its pilots’ union to save $300 million annually in costs, and is in the midst of concessionary negotiations with its other employees to achieve its target at $950 million in total labor savings.(60)

Continental.  Continental recently stated:  “Losses of the magnitude incurred by us since September 11, 2001 are not sustainable over the long term.  With the current weak domestic yield environment caused in large part by the growth of low cost competitors and fuel prices at twenty-year highs, our cost structure is not competitive.”(61)  Thus, Continental announced that it would seek $500 million in labor reductions by the end of February 2005, “the absolute minimum we need to be a survivor.”(62)

US Airways.  Citing “higher fuel costs and lower domestic unit revenues,” on September 12, US Airways filed its second bankruptcy in the last two years.(63)  Notably, US Airways stated that “while fuel prices accelerated the day of reckoning, it is the decline in domestic passenger unit revenues, not fuel prices, that is the central problem.”(64)  The bankruptcy court granted the carrier’s Section 1113(e) motion, imposing 21 percent wage cuts and other modifications, deeming the relief “essential to the continuation of the Debtors’ business.”(65)  US Airways has since negotiated permanent CBA changes with ALPA, TWU, and CWA, filed Section 1113(c) and Section 1114 motions against the unions with

(59)                            Northwest Airlines 3Q 2004 10-Q at 14.

(60)                            Northwest Airlines, Press Release, Northwest Airlines Announces It Has Reached Tentative Agreement With Its Pilots (Oct. 14, 2004)

(61)                            Continental Airlines 3Q 2004 10-Q at Item 2.

(62)                            Continental Airlines, Press Release, Continental Airlines Needs $500 Million Annual Reduction in Payroll and Benefits Costs (Nov. 18, 2004); see also Continental Airlines 3Q 2004 10-Q at Item 2.

(63)                            Supplemental Brief in Support of First Day Motions at 5, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Sept. 12, 2004).

(64)                            Supplemental Brief in Support of First Day Motions at 6, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Sept. 12, 2004).

(65)                            Order Authorizing Interim Relief Pursuant to Section 1113(e) of the Bankruptcy Code at 2, In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Oct. 15, 2004).

which it could not reach concessionary agreements, and also sought the termination of its remaining pension plans.(66)

United must take similar action, but within a much shorter time frame than carriers not in Chapter 11 because of the Company’s strict DIP covenants and lower liquidity.

E.                                      LCCs Are the Exception That Proves the Rule.

From 2001 - 2003, while legacy network carriers were collectively losing over $24.3 billion, the LCCs generated a profit of $1.3 billion:(67)

Exhibit 17.                                      PROFITABILITY OF LEGACY AIRLINES COMPARED TO LCCS.

In fact, LCCs as a whole have generated a profit in every quarter since 2000 except for the fourth quarter of 2001.  These profits have come largely at the expense of network carriers.  As United and other network airlines retrenched in the wake September 11, LCCs expanded their routes.

(66)                            Memorandum in Support of the Debtors’ (1) Application to Reject Certain Collective Bargaining Agreements, (2) Application to Reduce Retiree Health Benefits, and (3) Motion to Approve Termination of Certain Defined Benefit Retirement Plans and Make Necessary Findings, filed in In Re US Airways, Case No. 04-13819, (Bankr. E.D. Va. Nov. 12, 2004).

(67)                            GAO, Legacy Carriers at 34-35.

Adding to the short-haul, high-density routes that had been their traditional province, LCCs increased their penetration into smaller markets and added transcontinental flights.  LCCs also have been pursuing business travelers with increasing success, partly because companies have become more cost conscious and partly because LCCs have upgraded the quality of their product.(68)  Profit margin comparisons tell the tale:

Exhibit 18.                                      AIRLINE OPERATING MARGINS.

	4Q 2003	1Q 2004	2Q 2004	3Q 2004
United	(3.7)	(5.7)	0.2	(1.9)
US Airways	(4.2)	(8.4)	4.2	(9.8)
Delta	(10.8)	(11.8)	(6.1)	(10.9)
Continental	0.7	(5.9)	1.7	0.9
American	(5.2)	(.9)	4.1	(.6)
Northwest	(0.5)	(4.1)	(1.8)	2.6
Legacy Weighted Avg.	(4.5)	(5.2)	(.2)	(3.0)

Southwest	7.3	3.1	11.5	11.4
JetBlue	13.3	11.4	14.1	7.1
America West	2.3	3.1	3.5	(4.8)
Frontier Airlines	7.9	(4.1)	(4.2)	(0.5)
AirTran Holding	8.8	4.1	11.3	(4.9)
ATA Holdings	(2.4)	(5.7)	(2.8)	(4.0)
LCC Weighted Avg.	5.9	2.5	7.9	4.6

Of course, the picture is not all sunshine for LCCs either.  Heavy dependence on flights to Florida left many LCCs scrambling when the hurricane season hit in August and contributed to ATA’s bankruptcy filing.(69)  And unionized employees at Southwest, citing that airline’s consistent profitability, have negotiated more costly CBAs at a time when other carriers

(68)                            GAO, Legacy Carriers at 34, 42; Informational Brief at 43; Kasper Decl. ¶ 59.

(69)                            Affidavit of J. George Mikelsons ¶ 16, filed in In re ATA Holdings Corp., Case No. 04-19866 (Bankr. S.D. Ind. Oct. 26, 2004).

have been trying to reduce their costs.(70)  Still, the last several years have crystallized the economic divide between legacy network carriers and LCCs.  Bridging this gap will require United to improve in all areas.  The Company is already reallocating its planes to focus on more profitable international flying and offering additional products to improve revenues, reducing its fleet costs and restructuring its debt – all in an effort to improve cash flow and profitability.  But inasmuch as labor remains the Company’s single largest cost, United will be unable to restructure without securing additional reductions in its cost of labor.  And in this respect, the changes in United’s world since the resolution of United’s first Section 1113 motion in April 2003 necessitate revisiting the viability of the Company’s pension plans.

IV.                                UNITED’S PENSION PLANS ARE NO LONGER AFFORDABLE.

Pensions have been a contentious issue precisely because they are the “Social Security” of bankruptcies – expensive and emotionally-charged “third rails” that are untouchable except at great peril to a Debtor-in-Possession.  But persistently low yields coupled with skyrocketing fuel costs have laid bare the degree to which United’s defined benefit plans are no longer affordable.  Unfortunately, the reasons why are as complicated as they are controversial and, as a result, readily lend themselves to misunderstandings.  The multi-billion dollar pension issues now squarely confronting these proceedings implicate four separate plans covered by 11 different CBAs, actuarial analyses of the demographics of the plan participants, the Employee Retirement Income Security Act of 1974 (“ERISA”) and PBGC regulations that determine the benefits guaranteed to participants in terminated plans.  As difficult and complex as solving this

(70)                            E.g., Unisys R2A Transportation Management Consultants, Unisys R2A Scorecard at 12-13 (Dec. 2003) (explaining that Southwest labor unit costs increased by 26 percent from 1997 to 2003 even as its other costs decreased by 7 percent); Southwest Reaches Deal With Attendants, Forbes.com, June 25, 2004 (“Analysts have suggested that rising labor costs could pose a problem for Southwest ….  In the first three months of this year, spending on salaries and wages jumped 14 percent from a year ago.”).

“regulatory Rubik’s cube”(71) might be, however, United and its stakeholders (and hence this memorandum) cannot avoid reckoning with United’s pension plan liabilities if the Company is to attract exit financing and emerge successfully from Chapter 11 in the face of industry dynamics that have deteriorated since December 2003.

A.                                    A Primer on Pension Plans, ERISA and the PBGC.

1.                                      “Defined Benefit” vs. “Defined Contribution” Plans.

Two basic types of pension plans exist:  defined benefit plans and defined contribution plans.  A defined benefit plan guarantees participants a specific level of retirement income.  Many use a formula that provides for a plan participant to receive either a percentage of final average salary as an active employee or a flat dollar amount multiplied by the number of years worked.  At United, most pension benefits are calculated based on three variables:  (1) years of service; (2) a multiplier; and (3) “final average earnings.”  For example, the plan for management employees uses a 1.63 percent multiplier and the average of a participant’s highest consecutive five years of earnings during the last ten years before retirement.  Thus, a management employee who retires at age 60 with thirty years of benefit service and whose highest five consecutive annual salaries in the last ten years were $75,000, $70,000, $65,000, $60,000 and $55,000 is entitled to an annual pension of $31,785 (30 x 1.63 percent x $65,000).(72)

Employers normally make periodic contributions to their plans, and these contributions are invested in stocks, bonds and other assets for the benefit of plan participants.  Yet because payments to participants are determined by a formula that does not account for the value of the plan’s assets, employers bear the full risk of any market fluctuations that diminish a

(71)                            Mary Williams Walsh, A Premature Sunset for Pension Plans, N.Y. TIMES, Nov. 28, 2004.

(72)                            Marnell Decl. ¶¶ 11, 15; Declaration and Expert Report of Thomas J. Kuhlman (“Kuhlman Decl.”) (Ex. 104) ¶ 59.

plan’s investments.  If the value of the plan’s assets fall below the present value of the plan’s liabilities, the plan becomes “underfunded,” and the employer alone must make up the shortfall by contributing additional funds to the plan.(73)

The last decade has witnessed a pronounced shift away from defined benefit plans toward defined contribution plans (such as 401(k) plans).(74)  Defined contribution plans do not guarantee participants any specific level of retirement income and do not use any formulas to determine how much income retirees receive.  Instead, each participant has an individual account to which the employee, the employer or both make contributions (ordinarily pre-tax or tax-deductible, respectively) that appreciate or depreciate over the course of the employee’s career depending largely on investment decisions made by the employee.  As such, defined contribution plans cannot be “underfunded.”  It is the employee, and not the employer, who bears the risk of investment gains or losses in the employee’s account.(75)

2.                                      The Enactment of ERISA and the Creation of the PBGC.

In 1974, Congress enacted ERISA to protect the “well-being and security of millions of employees and their dependents [who] are directly affected by [employee benefit plans].”(76)  Title IV of ERISA “includes a mandatory Government insurance program that protects the pension benefits of . . . private-sector American workers who participate in

(73)                            Marnell Decl. ¶ 12; Kuhlman Decl. ¶ 59.

(74)                            Kuhlman Decl. ¶¶ 64-70; Steven A. Kandarian, PBGC Executive Director, Statement Before the Committee on Finance, United States Senate (Ex. 122) at 3 (Mar. 11, 2003); American Benefits Council, Pensions at the Precipice: The Multiple Threats Facing Our Nation’s Defined Benefit Pension System (Ex. 123) at 6-7 (May 2004).

(75)                            Marnell Decl. ¶ 13; Kuhlman Decl. ¶ 60.

(76)                            29 U.S.C. § 1001(a); see generally Bradley P. Rothman, 401(k) Plans in the Wake of Enron Debacle, 54 FLA. L. REV. 921 (2002); James A. Wooten, The Most Glorious Story of Failure in the Business:  The Studebaker-Packard Corporation and the Origins of ERISA, 49 BUFF. L. REV. 683 (2001).

[terminated] plans covered by [ERISA].”(77)  The PBGC, “a wholly-owned United States government corporation, administers the pension plan termination insurance program.”(78)  The PBGC assumes control of plans terminated with assets less than the guaranteed level and guarantees the payment of vested benefits to participants in “virtually all ‘defined benefit’ pension plans sponsored by private employers” up to a maximum annual benefit per person, even if a terminated pension plan itself does not have sufficient assets to pay the guaranteed benefits.(79)

The PBGC is not supported by taxpayers out of general tax revenues, but instead derives its funds from four sources:  (1) premiums paid by the sponsors of insured pension plans; (2) assets of pension plans taken over by the PBGC; (3) recoveries from former plan sponsors; and (4) investment earnings on the PBGC’s assets.(80)  As of year-end 2003, the PBGC insured the pensions of nearly 44 million participants in more than 32,000 active pension plans.  The PBGC is also paying benefits to 934,000 participants in 3,240 terminated pension plans.(81)  Although the PBGC is presently running a deficit, its Executive Director recently reassured Congress that the single-employer fund has sufficient assets to meet “obligations for a number of years.”(82)  And should it prove necessary for the PBGC to assume control of United’s pension plans, the PBGC would use the billons of dollars that United has contributed to the plans (as well as the value of its claim in these proceedings) to pay benefits to the Company’s retirees for years before having to dip into the PBGC’s other funds.

(77)                            PBGC v. LTV Corp., 496 U.S. 633, 637 (1990).

(78)                            In re Bayly Corp., 163 F.3d 1205, 1207 (10th Cir. 1998); see also 29 U.S.C. § 1302.

(79)                            LTV, 496 U.S. at 637 n.1; see also 29 U.S.C. § 1322(a).  The PBGC does not insure or otherwise regulate defined contribution plans.

(80)                            PBGC v. Republic Techs. Int’l, LLC, 287 F. Supp. 2d 815, 817-18 (N.D. Ohio 2003).

(81)                            PBGC 2003 Annual Report at 7.

(82)                            PBGC 2003 Annual Performance and Accountability Report at 7 (Nov. 15, 2004).

3.                                      ERISA Funding Requirements.

a.                                       General Funding Requirements.

Once an employer establishes a defined benefit plan, “it must fund the plan in accordance with the minimum funding standard imposed by [ERISA and the Internal Revenue Code (“IRC”)].”(83)  Importantly, “[t]he statutory rules impose both a minimum required contribution and a maximum amount that may be deducted annually.”(84)

An employer (such as United) with a calendar-year plan pays its minimum required contribution in quarterly installments on April 15, July 15 and October 15 of each calendar year and January 15 of the following year.(85)  In addition, employers make a “true-up” payment by September 15 of the following year to ensure full payment of the minimum required funding contribution for the plan year.  An employer’s plan year contributions “must be sufficient to eliminate any ‘accumulated funding deficiency’” in its plans.(86)  An accumulated funding deficiency arises if the contributions made by September 15 of the following year are insufficient to pay the total minimum required contribution for the year.(87)

The minimum funding contribution is determined as of the beginning of a plan year and has both a “current” component (the portion required to fund the pension benefits that are expected to accrue during the plan year) and a “past service” component (the portion related

(83)                            In re Sunarhauserman Inc., 126 F.3d 811, 815 (6th Cir. 1997); see also 26 U.S.C. § 412; 29 U.S.C. § 1082.  As the Sunarhauserman court recognized, the ERISA and IRC citations regarding the minimum funding standards are “parallel.”  Id. at 815 n.3.  This Memorandum generally will cite only to the IRC.

(84)                            Sunarhauserman, 126 F.3d at 815 (citing 29 U.S.C.  § 1082 and 26 U.S.C. §§ 404, 412).  The funding rules established by Congress are different than what an actuary would determine based on generally accepted actuarial principles.  An actuary would not determine funding requirements based on short-term fluctuations in the value of plan assets, but would instead determine funding based on reasonable long-term assumptions regarding the expected return on the plan’s investments.

(85)                            26 U.S.C. § 412(m).

(86)                            Sunarhauserman, 126 F.3d at 815 (citing 29 U.S.C. § 1082 (a)(3) and 26 U.S.C. § 412 (a)(3)).

(87)                            Marnell Decl. ¶ 24.

to prior years of service that is actuarially allocated to be paid during a particular plan year for active employees).  ERISA originally allowed employers to amortize underfunded amounts related to past service liberally over a multiple-year period.  That all changed in 1987 with the creation of the “deficit reduction contribution” (“DRC”).(88)

b.                                       The Deficit Reduction Contribution.

Congress imposed the DRC to shore up pension plans that were poorly funded.(89)  Although the particulars of the DRC entail complex calculations, the gist is as follows:  the sponsor of a plan whose assets fall below 90 percent of the plan’s liabilities for the current year and were not 90 percent or more for any two consecutive years of the last three or below 80 percent in the current year will be subject to the DRC.  In practical terms, plans sponsors subject to the DRC are required to contribute enough cash within the next three to five years to cover 90 percent of the funding deficit.(90)  On a current liability basis, United’s plans, in aggregate, were funded at 64 percent as of January 1, 2004.(91)

It would be difficult to overstate how profoundly the DRC has impacted the funding – or, more precisely, the underfunding – of defined benefit plans.  Insofar as plan sponsors are concerned, it is as if Congress had issued an edict to homeowners with 30-year mortgages that, if the value of their homes drop below 80 percent of the purchase price (for whatever reason), their loans will be accelerated such that the balance will suddenly become due in just three to five years.  Worse yet, this accelerated funding requirement kicks in at a time

(88)                            Marnell Decl. ¶¶ 26, 38.

(89)                            26 U.S.C. § 412(l).

(90)                            26 U.S.C. § 412(l)(9).

(91)                            Marnell Decl. ¶ 38.

when homeowners will likely find it most difficult to repay the loans because of the very same overarching economic circumstances that caused the value of their homes to drop.(92)

c.                                       The Full Funding Limit.

At the same time, ERISA limits the amount of “surplus” contributions that can be made to well-funded plans.  Specifically, the “full funding limit” limits the contributions that an employer can make to a pension plan by imposing a 10 percent excise tax on “excess contributions” and making them non-deductible.(93)  Moreover, the definition of a “fully funded” plan was extremely restrictive over the past decade-and-a-half and only recently has become more relaxed.  When Congress passed ERISA in 1974, a plan was considered “fully funded” only if plan assets exceeded the employer’s actuarial accrued liability through the coming year, including future pay increases.(94)  From 1987 through 2003, however, Congress legislated a new and often lower criterion for full funding – one that looked exclusively at plan assets measured against a multiplier of the plan’s “current” liability, which excludes the value of anticipated pay increases.(95)  The upshot was that plans reached full funding status far more quickly.(96)  As a result, while the DRC required companies to shore up underfunded pension plans more rapidly in

(92)                            See, e.g., Steven A. Kandarian, PBGC Executive Director, Testimony Before the Special Committee of Aging, United States Senate (Ex. 124) at 14 (Oct. 14, 2003) (“The DRC is a part of a system of flawed funding rules, which should be reviewed and reformed. … When the DRC kicks in, it often hits employers with huge contribution increases when they can least afford them.”); American Benefits Council, Pensions at the Precipice at 19-20 (“These rules … requir[e] additional contributions during difficult economic times – an unwelcome result from a business planning perspective and one that discourages companies from sponsoring defined benefit plans.”).

(93)                            Marnell Decl. ¶ 129; 26 U.S.C. § 412(c)(7); 26 U.S.C. § 4972.

(94)                            26 U.S.C. § 412(c)(7)(A)(i)(II); see also Jack L. VanDerhei, Testimony Before the Subcommittee on Employer-Employee Relations, Committee on Education and the Workforce, United States House of Representatives, Hearing on Strengthening Pension Security: Examining the Health and Future of Defined Benefit Pension Plans at 6 (June 4, 2003).

(95)                            26 U.S.C. § 412(c)(7)(A)(i)(I).  This multiple was 150 percent of current liability in 1987 and subsequently increased to 170 percent of current liability.  Starting with the 2004 plan year, the full funding limit based on current liability no longer applies.  26 U.S.C. § 412(c)(7)(F).

(96)                            VanDerhei, Testimony Before the Subcommittee on Employer-Employee Relations at 6-7.

times of economic duress, employers were deterred from making “rainy day” contributions to pension plans during periods of strong financial performance.

d.                                       The Result:  A “Perfect Storm.”

The combination of the DRC and full funding limit left cyclical businesses trying to fund defined benefit plans ill-equipped to cope with the volatility of today’s economy.(97)  As former PBGC Executive Director Steven Kandarian put it:  “After years of the funding rules allowing companies to make little or no contributions, many companies are suddenly required to make contributions of hundreds of millions of dollars to their plans at a time when they are facing other economic pressures.  Although the law’s complicated funding rules were designed, in part, to minimize the volatility of funding contributions, the current rules have clearly failed to achieve this goal.”(98)

4.                                      The “Anti-Cutback” Rule Prohibits an Employer, Its Employees and Retirees From Agreeing to Reduce Accrued Pension Liabilities.

ERISA flatly prohibits changes to pension plans that would in any way reduce benefits that participants have already earned.(99)  This provision is known as the “anti-cutback rule” because it forbids employers from decreasing accrued benefits even if plan beneficiaries were to agree to the reduction.  The anti-cutback rule disallows (i) decreasing benefits that

(97)                            See, e.g., Rep. John Boehner, Press Release, Defined Benefit Pension System Needs Reform (Aug. 5, 2004) (Ex. 125) (“One federal requirement hits companies particularly hard:  the Catch-22 legal requirement that forces employers to make additional pension contributions during difficult economic times when they can least afford them, even while limiting their ability to better fund their plans during healthier economic times.”); Michael J. Collins, Reviving Defined Benefit Plans: Analysis And Suggestions For Reform, 20 VA. TAX REV. 599, 643-44 (2001).

(98)                            Kandarian, Testimony Before The Special Committee on Aging at 13-14 (Ex. 124).  Current PBGC Director Bradley Belt agrees that the “Byzantine . . . funding rules saddle financially healthy companies with needless complexity, excessive volatility, and perverse disincentives to funding up.”  Bradley D. Belt, PBGC Executive Director, Presentation to the 6th Annual Conference of the Retirement Research Consortium (Ex. 126) at 5 (Aug. 13, 2004).

(99)                            See 26 U.S.C. § 411(d)(6).

participants have already earned, (ii) delaying eligibility for early retirement for benefits already accrued, or (iii) eliminating the option to be paid one’s benefits all at once as a lump sum for benefits already accrued.(100)

The practical effect of the anti-cutback rule, especially when coupled with the DRC, is that employers cannot materially reduce required contributions without terminating their pension plans.  Nor can employers and plan participants reduce accrued pension liabilities by agreeing to reductions (or even to “rollbacks” of any recent improvements made to the plans).(101)  In tandem with the minimum and maximum funding rules, the anti-cutback rule prevents employers from reducing their funding obligations even in times (such as those presently confronting United) when it is difficult to make contributions.  In short, ERISA and the IRC set up pension funding as an all-or-nothing proposition:  employers either must fund their irreducible accrued liabilities in full or seek to terminate the plans altogether.(102)

5.                                      The Termination of Pension Plans Under ERISA.

“Termination” is an ERISA term of art that overstates the consequences for plan participants, whose benefits are never “zeroed out.”  Rather, the PBGC guarantees a certain level of continuing pension payments to vested plan participants.  In addition, employers typically

(100)                      29 U.S.C. § 1054(g).  See generally Heinz v. Central Laborers’ Pension Fund, 303 F.3d 802, 804-05 (7th Cir. 2002).

(101)                      Although employers can reduce benefit accruals on a going-forward basis, this merely creates a “wear-away” period for existing employees during which the benefits to be paid under the old, higher formula remain in place until the benefits under the new formulas catch up with (and ultimately add to) the accrued benefits.  See generally American Benefits Council, “Wear-Away” Prohibitions Should Not Include Early Retirement Subsidies (undated).

(102)                      The IRS does offer two temporary safety valves.  The first is to seek a short-term funding waiver.  This option is unavailable to United for the reasons set forth in Section VI.B.6.d.(ii).  The second is to request the IRS to extend the amortization period for any unfunded accrued liability.  26 U.S.C. § 412(e).  This would not help United either because such amortization relief does not decrease or delay the DRC-required contributions.

institute “replacement plans” to provide retirement benefits for active employees on a going-forward basis.

a.                                       “Distress” Terminations.

An employer may terminate an underfunded pension plan through a process known as a “distress termination.”(103)  An employer in Chapter 11 typically seeks to satisfy the “reorganization distress test,” which requires proving that “unless the plan is terminated, [the sponsor] will be unable to pay all its debts pursuant to a plan of reorganization and will be unable to continue in business outside the Chapter 11 reorganization process.”(104)  The PBGC cannot process an employer-initiated distress termination, however, if the termination is prohibited by a CBA.(105)  Accordingly, a debtor seeking to terminate a plan required by a CBA must either obtain the consent of the participants’ union(s) to the distress termination or secure an order authorizing the rejection of the CBA pursuant to Section 1113 of the Bankruptcy Code.(106)  It is this impediment to a potential ERISA distress termination (and, insofar as pension plans, this impediment alone) that United seeks to address as part of the present Section 1113 process.

(103)                      29 U.S.C. § 1341(c).  A “standard termination” may be pursued by an employer unilaterally (unless prohibited by collective bargaining agreements), but only if the pension plan has assets sufficient to purchase annuities or provide lump-sum payments in full and complete satisfaction of all liabilities.  29 U.S.C. § 1341(b).

(104)                      29 U.S.C. § 1341(c)(2).

(105)                      29 U.S.C. § 1341(a)(3).

(106)                      29 C.F.R. § 4041.7(b).  By contrast, the PBGC may “involuntarily” terminate a pension plan on the PBGC’s own initiative even if doing so would contradict the terms of a CBA.  The PBGC may “involuntarily” terminate a pension plan if the PBGC determines that:  (1) the plan has not met the minimum funding standards; (2) “the plan will be unable to pay benefits when due;” or (3) “the possible long-run loss [to the PBGC] with respect to the plan may reasonably be expected to increase unreasonably if the plan is not terminated.”  29 U.S.C. § 1342(a)(3).

b.                                       Post-Termination Payments.

Once a plan is approved for termination, a “termination date” is set.(107)  On that date, all participants stop accruing benefits, their guaranteed benefit levels are set(108) and the PBGC takes over the assets of the terminated plan and assumes responsibility for all plan administration.(109)  The PBGC pays guaranteed benefits to participants out of the terminated plan’s assets and, to the extent the plan’s funds are insufficient, the PBGC’s own funds.(110)  The sponsor is relieved of any further such responsibility and stops making any contributions to the plan.(111)

The PBGC pays non-forfeitable pension benefits to all plan participants.(112)  How much of a participant’s pre-termination benefits are received depends on the participant’s ERISA “Priority Category.”  The most significant categories are “Priority Category 4” (PC4) and “Priority Category 3” (PC3).  PC4 includes all plan participants with vested benefits.  The PBGC will pay all PC4 participants the benefits to which they were entitled prior to termination, subject to two important qualifications:(113)

(107)                      29 U.S.C. § 1348; Pineiro v. PBGC, 318 F. Supp. 2d 67, 72 (S.D.N.Y. 2003).

(108)                      Pineiro, 318 F. Supp. 2d at 72.

(109)                      PBGC v. LTV Corp., 496 U.S. 633, 637 (1990); 29 U.S.C. § 1342(d).  These powers technically belong to a trustee appointed to administer the plan, but in practice the PBGC always serves as trustee.  LTV, 496 U.S. at 637; Pineiro, 318 F. Supp. 2d at 72.

(110)                      LTV, 496 U.S. at 637-38.

(111)                      Id. at 637.  Participants in a terminated plan cannot assert personal claims against the plan sponsor for any shortfall between the payments to which they were entitled under the plan and the payments guaranteed by the PBGC.  See United Steelworkers of Am., AFL-CIO v. United Eng’g, Inc., 52 F.3d 1386, 1393-94 (6th Cir. 1995).

(112)                      26 C.F.R. § 1.401-6(a).  A benefit is non-forfeitable “if there is no contingency under the plan that may cause the employee to lose his rights.”  26 C.F.R. § 1.402(b)-1(d)(2).

(113)                      Marnell Decl. ¶ 62.

First, the PBGC only pays up to a maximum annual guaranteed benefit level, which varies based on a participant’s age.(114)  This maximum guarantee works differently depending on whether a participant is a current retiree or active employee when the plan terminates.  For current retirees, the cap is based on their age when the plan terminates (as opposed to their age at retirement).  For a plan terminating in 2005, the maximum annual guaranteed benefit for current retirees who are 65 is $45,614.(115)  The maximum is reduced for current retirees who are younger than 65 when the plan terminates; for instance, the 2005 annual maximum for age 60 is $29,649.(116)  Conversely, the maximum increases for retirees older than age 65 when the plan terminates; for example, the maximum annual benefit for current retirees who are 67 when a plan terminates is $55,192.(117)  This cap is set based on a retiree’s age at plan termination and never changes.(118)

For active employees, the PC4 maximum depends on when an employee begins to draw pension benefits from the terminated plan, which usually is immediately after he retires.  For a plan terminating in 2005, active employees who retire at age 60 are subject to a $29,649 annual cap, those who retire at age 65 are subject to a $45,614 cap, and those who retire at age 67 are subject to a $55,192 cap.  Maximums for active employees are fixed on the first day they commence their pension benefits and never change.(119)

(114)                      29 U.S.C. § 1322.

(115)                      29 C.F.R. Pt. 4011, App. B.

(116)                      Id.

(117)                      29 C.F.R. § 4022.22.

(118)                      Marnell Decl. ¶ 63.

(119)                      Id. ¶ 64.

Second, the PBGC backs out increases in vested benefits attributable to plan improvements in the five years preceding termination.  The portion of a recipient’s guaranteed benefits attributable to such amendments is phased in at 20 percent annual increments.(120)  For example, if a plan amendment adopted three years prior to termination adds $1,000 a month to a recipient’s pension check, the PBGC would honor only $600 (3 years x 20 percent or 60 percent) of that increase (up to the maximum guaranteed level).

PC4 participants who retired or were eligible to retire at least three years prior to the plan termination date may also be eligible for additional PC3 benefits.  If there are sufficient assets in a plan, PC3 participants receive the benefit payable under the plan provisions in effect five years prior to termination, calculated at the participant’s age, service, and pay three years prior to plan termination.  Significantly, unlike PC4 benefits, PC3 benefits are not capped and do not vary by age at retirement.  At the same time, PC3 benefits are paid at their full amount only if there are sufficient assets in the plan; if not, PC3 benefits are paid pro rata.(121)  Thus, depending upon the funding level of their particular plan, retirees or senior employees eligible for retirement many receive more than the PC4 caps that are widely reported in the press.(122)

(120)                      Marnell Decl. ¶ 65; 29 U.S.C. § 1322(b).

(121)                      Marnell Decl. ¶ 66.  For example, consider a retiree who retired five years ago at age 60 with an $80,000 per year benefit.  If assets are sufficient to cover 90 percent of PC3 liabilities, this retiree would receive $72,000 (90 percent of $80,000), well in excess of the age 65 maximum guaranteed benefit of $44,386 per year.  Another retiree who retired five years ago at age 60 with a $40,000 annual benefit, on the other hand, would only receive $36,000 (90 percent of $40,000) under PC3.  Because $40,000 is less than the age 65 guaranteed benefit level, however, this retiree would receive the balance of her benefit under PC4.

(122)                      Sorting out a plan’s assets and determining post-termination payments is an extremely complicated process that typically takes from one to three years.  While this process is being completed, the PBGC pays benefits based on its estimates, which means that participants often receive no more than their PC4 benefits up to the maximum annual guaranteed benefit level.  After the appropriate allocations are determined, the PBGC uses the plan’s assets (and its own funds to the extent necessary) to pay the participant the appropriate amount of benefits.  29 U.S.C. § 1342; 29 C.F.R. § 4041.28.

c.                                       Replacement Plans.

In addition, an employer can institute “replacement” retirement plans (often in the form of defined contribution plans) for active employees and new hires on a going forward basis.  Like “termination,” “replacement” is a misnomer inasmuch as the new plan is completely separate from any terminated plan.  Upon retirement, active employees separately receive mutually exclusive retirement benefits from the PBGC based on their service prior to plan termination and retirement benefits from the replacement plan based on their service after plan termination.(123)

Any such replacement plan must pass muster with the PBGC, which generally opposes replacement plans that, if added to benefits paid under the terminated plan, would provide “substantially the same benefits” that participants would have received had no termination occurred.(124)  In the PBGC’s view, such “follow-on plans” run afoul of the ERISA scheme by allowing a financially-distressed employer to continue providing employees the same retirement benefits at the PBGC’s expense.(125)

(123)                      See Marnell Decl. ¶ 60.

(124)                      Pension Benefit Guar. Corp. v. LTV Corp., 496 U.S. 633, 642 (1990).  As counsel for the PBGC advised this Court during the August Omnibus Hearing:  “If [the terminated and replacement plans] together pay substantially the same benefit  as would have been paid under the terminated plan, [the] PBGC would regard that as an abusive arrangement.  And, in fact, some years back in the LTV case in the Supreme Court, 1990, the Supreme Court endorsed the PBGC’s policy against so called follow-on plans.”  8/20/04 Omnibus Hr’g Tr. at 43-44; see also Susan Scott Hallal, Agency Discretion in Restoring Terminated Pension Plans Based on the Existence of Follow-On Plans: Pension Benefit Guaranty Corp. v. LTV Corp., 33 B.C. L. REV. 370, 373 (1992) (explaining that the PBGC has “clearly stated its position in three opinion letters” against follow-on plans that “approximate[] the benefits paid under the original pension plan”).

(125)                      See LTV, 496 U.S. at 642, 651 (upholding PBGC’s right to use its restoration powers to veto follow-on plans under such circumstances).  The PBGC can enforce its limitation against “follow-on” plans that it deems to be abusive by “restoring” the terminated plans and thereby reverting the funding obligations right back onto the plan sponsor.  There remains substantial uncertainty regarding what types of “follow-on” plans will trigger the PBGC to exercise its plan restoration powers, in large part because the PBGC rarely has found it necessary to follow through on a threat to restore a plan.  See PBGC Opinion Letter 2002-1, 2002 WL 32129977, at *2 (Dec. 20, 2002) (noting that, in “its 28 years of existence, PBGC has exercised its section 4047 restoration authority only once”).  For example, in connection with the termination of its underfunded pilot pension plan, U.S. Airways agreed to certain PBGC-requested limitations to its proposed defined contribution replacement plan (and to refrain from instituting

B.                                    Overview of United’s Retirement Plans.

1.                                      United’s Defined Benefit Pension Plans.

The Company presently maintains four qualified defined benefit pension plans:  the Pilot Plan, the Flight Attendant Plan, the Union Ground Plan and the Management, Administrative and Public Contact Employee (“MAPC”) Plan.  Participants fall into three categories:  active employees who are accruing benefits; “deferred” retirees who have not begun to draw on their pensions (usually because they have not yet retired and/or are still working at a different company); and retirees (and/or surviving spouses) who are drawing their pensions.  In all, the Company’s plans encompass nearly 123,000 participants:(126)

any new defined benefit plans).  PBGC, Press Release, PBGC Will Not Object To “Follow-On” Pension Plan For US Airways Pilots, 2003 WL 1606050, at *1 (Mar. 28, 2003).

(126)                      Marnell Decl. ¶ 14.

Exhibit 19.                                      UNITED DEFINED BENEFIT PLAN PARTICIPANTS AS OF JANUARY 1, 2004.

Plan	Employee Group	Union	Number of Active Employees	Number of Deferred Employees	Number of Retirees	Totals
Flight Attendants	Flight Attendants	AFA	15,060	8,458	5,108	28,626

MAPC	Fleet Technical Instructors	IAM	149	29	8	186

	Maintenance Instructors	IAM	41	7	6	54

	Public Contact Employees	IAM	11,819	3,326	2,791	17,936

	Flight Dispatchers(127)	PAFCA	167	0	0	167

	Meteorologists	TWU	18	1	5	24

	Salaried & Management	Non-Union	8,586	7,193	8,550	24,329

	All Groups		20,780	10,556	11,360	42,696

Pilots	Pilots	ALPA	7,357	1,844	6,087	15,288

Union Ground	Mechanics & Related	AMFA	7,570	4,948	7,098	19,616

	Ramp and Stores	IAM	8,320	1,650	4,266	14,236

	Food Service Employees	IAM	104	773	1,164	2,041

	Security Officers	IAM	65	13	69	147

	Flight Dispatchers	PAFCA	0	7	79	86

	All Groups		16,059	7,391	12,676	36,126

ALL PLANS			59,256	28,249	35,231	122,736

Per the respective agreements negotiated by its various unions, United uses two basic formulas to calculate pension benefits, which “vest” (i.e., become non-forfeitable) after five years of service.  The payments for pilots, flight attendants, public contact employees (“PCEs”), PAFCA-represented employees, TWU-represented employees, and salaried and management (“SAM”) employees are determined using a “final average earnings” formula

(127)                      During 2003, active PAFCA employees were transferred to the MAPC Plan.  Retired and deferred PAFCA employees remain in the Union Ground Plan.

based on (1) years of benefit service;(128) (2) a multiplier; and (3) “final average earnings,” which is an average of an employee’s salary over a specified number of years.  The “flat-dollar” formulas used to calculate pensions under the Union Ground plan multiply years of benefit service by a fixed dollar amount to arrive at a participant’s monthly benefit.(129)

Like most defined benefit plans, United’s plans impose trade-offs for early retirement.  Generally speaking, if employees opt for “early retirement,” their monthly pension payments are reduced, with the reduction being larger the earlier the employee retires.  Unlike in most plans, however, participants in all of United’s plans are eligible for full retirement benefits at age 60 (as opposed to the traditional retirement age, under Social Security and elsewhere, of 65 or later).(130)  By virtue of this favorable retirement age and equally favorable early retirement rules,(131) United’s pension plans generously subsidize early retirements.

2.                                      United’s Defined Contribution and Nonqualified Pension Plans.

The Company also maintains self-funded 401(k) plans for all employees.  In addition, the pilots participate in the Pilot Directed Account Plan (“PDAP,” or “B Plan”), to which United contributes nine percent of each pilot’s salary.  The Company also maintains a plan

(128)                      For the purposes of these calculations, pilots are capped at 30 years and flight attendants are capped at 35 years.  None of the other plans has utilized such caps since 2002, when caps of 44 years for union ground and 40 years for SAM employees were eliminated.  Marnell Decl. ¶ 15 n. 3.

(129)                      Id. ¶ 15.

(130)                      Id. ¶ 16.

(131)                      United’s early retirement reduction rules are more favorable than the rules in many defined benefit plans because the reductions of monthly pension benefits that the plans impose are, without exception, much smaller than the reductions that would be necessary to achieve “actuarial equivalence.”  Two pension benefits are “actuarially equivalent” when they have the same present value given a constant set of assumptions (such as mortality rates).  For example, an $1,800 per month pension benefit if commenced at age 65 is actuarially equivalent to $770 per month if commenced at age 55 – a 57 percent reduction.  Under the terms of United’s pension plans, however, the participant receives just a 15 percent reduction of the full benefit formula (3 percent reduction per year before age 60) to $1,530 per month.  Similarly, while actuarial equivalence would dictate a 36 percent reduction of monthly pension benefits at age 60, every United employee group can retire at age 60 without any pension benefit reduction at all.  Thus, United’s defined benefit pension plans provide early retirees a pension income with a present value exceeding that of the pension benefit promised at the normal or “expected” retirement age.  Id. ¶ 17.

that provides defined pension benefits to pilots who have salaries exceeding the IRS limits for plans qualified for tax benefits under ERISA.  Because the plan is a nonqualified plan, it is not subject to the participation, vesting, fiduciary or funding requirements of ERISA.(132)

Finally, the Company sponsors a non-qualified Supplemental Executive Retirement Plan (“SERP”) covering over 100 present and former executives, officers and directors.  In May 2003, United terminated the SERP benefits of all non-union employees who had left the Company prior to the Chapter 11 filing.  By terminating the SERP benefits of these 146 high-level retirees, the Company saved approximately $29.4 million.  If a termination of any of United’s defined benefit plans is ultimately required, United will concomitantly terminate the remainder of the SERP.(133)  More fundamentally, all of United’s senior executives are not protected from the effects of a termination of the Company’s pension plans and would be impacted equally in line with other participants in the MAPC plan.(134)

(132)                      Marnell Decl. ¶ 18.

(133)                      Id. ¶ 19.

(134)                      In accepting the helm of United, Mr. Tilton was required to forego significant retirement benefits from ChevronTexaco that he would have earned had he remained at ChevronTexaco.  In consideration of those projected retirement benefits foregone by Mr. Tilton as a result of his resignation from ChevronTexaco and acceptance of the Company’s employment offer, $4.5 million was paid on behalf of Mr. Tilton into three secular trusts vesting ratably over three years.  Mr. Tilton’s pension benefits for his service to United are as much at risk as those of any other active employee at United; indeed, because he is not vested, Mr. Tilton would lose all of his United-related pension benefits if the MAPC plan is terminated.  Rosemary Moore, Senior Vice President for Corporate and Government Affairs, entered into a similar arrangement with respect to retirement benefits that she forewent by leaving ChevronTexaco to join United, and she too stands to lose all of her United-related pension benefits if the MAPC plan is terminated.

3.                                      Recent Increases in Employee Pension Benefits.

Like wages,(135) pension benefits increased substantially in the years immediately preceding United’s bankruptcy.  Until 1997, the flight attendants had a hybrid “floor offset” plan in which they were guaranteed a minimum pension benefit (or “floor”) under their defined benefit plan, subject to an “offset” for contributions made by United to flight attendants’ defined contribution accounts.  In 1997, the flight attendants negotiated the elimination of the offset.  That change alone immediately added approximately $130 million to United’s pension obligations.  The flight attendants also negotiated a pension formula multiplier increase from 2.1 percent to 2.2669 percent.

Pension increases for the other employees were just around the corner:

•                                          In 2000, the pilots negotiated an increase in their multiplier from 1.41 percent to 1.50 percent and an increase in the Company’s contribution to the B-Plan from 9 percent to 11 percent of pilot wages.

•                                          In 2002, the IAM negotiated sizeable increases to all of its membership’s flat dollar plans.  For example, the flat dollar amount for mechanics rose from $60.04 to $87, and ramp servicemen received an increase from $50.86 to $73.70 (almost 45 percent increases).  The multiplier for PCEs increased from 1.60 percent to 1.63 percent.  In addition, the caps on years of participation were eliminated.

•                                          Later in 2002, the multiplier for SAM employees also increased from 1.60 percent to 1.63 percent, and their participation caps were eliminated.

•                                          In addition, many groups improved the reduction factors that apply when employees commence receiving benefits earlier than the unreduced retirement age (which, at United, is five years earlier than the traditional age of 65).

(135)                      United’s pilots received a weighted average wage increase of 23 percent in 2000, followed by two subsequent annual increases of 4.7 percent each.  In 2002, mechanics received a 25 percent base pay increase, utility workers 18 percent, and ramp, store and public contact employees 23 percent, much of which was retroactive to mid-2000.  Finally, also in 2002, flight attendants received a 7.49 percent base pay increase.  See Informational Brief at 22-24.

In total,(136) these modifications increased United’s liabilities by approximately $800 million.(137)

C.                                    United Responsibly Managed Its Pension Plans in the Years Before the Company Filed for Bankruptcy.

Since United began offering pension plans to its employees in 1941, the Company has done everything required by law – and more – to safeguard those plans for its employees.  In particular, United has paid more than $50 million in premiums to the PBGC since ERISA’s inception in 1974 – every single penny owed to the PBGC by United to insure its pension plans fully.(138)

1.                                      The Company Maintained Healthy Funding Levels in All of Its Pension Plans Before a “Perfect Storm” Hit Corporate America.

From 1994 through 2002, United contributed over $1.6 billion to its pension plans, approximately $787 million more than ERISA required:(139)

(136)                      A comprehensive overview of the major changes to United’s pension plans since 1994 is provided in the Declaration of Peter B. Kain (“Kain Decl.”) (Ex. 108).

(137)                      Marnell Decl. ¶¶ 119-24.

(138)                      Marnell Decl. ¶ 145.

(139)                      Id. ¶ 125.  United’s large contributions in the late 1990s created “credit balances” – or portions of contributions made in excess of the minimum funding requirement – for all of the Company’s plans.  Employers are allowed to “carry over” credit balances, which grow with interest, and apply them toward contributions in subsequent years.  United had $437 million in credits at 1993 year-end and built up a total of $1.3 billion in credit balances as of December 31, 2000.  For example, United used credit balances for the Pilot Plan to stay current on ERISA funding obligations from 2000 through the present day.  And United still had $324 million in credit balances remaining for the Pilot Plan at the end of last year and does not anticipate that the credit balances in that plan will be used up until October 15, 2005.  Id. ¶ 126.

Exhibit 20.                                      UNITED PENSION CONTRIBUTIONS, PLAN YEARS 1994-2002 ($ MILLIONS).

Year	Contributions Required Before Credits Applied	Credits Applied	Net Contributions Required	Contributions Made	Excess Contributions
1994	$209	$27	$182	$428	$246
1995	220	0	220	508	288
1996	237	141	96	170	74
1997	204	157	47	120	73
1998	219	68	151	200	49
1999	193	50	143	200	57
2000	69	69	0	0	0
2001	190	190	0	0	0
2002	232	232	0	0	0
Total	$1,773	$934	$839	$1,626	$787

The bull market of the late 1990s also helped to bulk up plan assets through the end of the decade.  Plan assets more than doubled from $3.5 billion at the beginning of 1994 to $8.5 billion seven years later:(140)

(140)                      Id. ¶ 127.

Exhibit 21.                                      UNITED PLAN ASSETS FROM 1994 TO 2000 ($ MILLIONS).

Year	Contributions	Benefit Payments & Expenses	Investment Income	Assets at End of Year
1994	387	(180)	(29)	3,740
1995	441	(218)	932	4,895
1996	497	(250)	729	5,871
1997	160	(293)	1,075	6,813
1998	170	(317)	933	7,599
1999	150	(362)	1,246	8,633
2000	200	(407)	24	8,450

On an accounting basis, the plans were overfunded from 1997 through 2001:(141)

Exhibit 22.                                      YEAR-BY-YEAR FUNDING STATUS OF UNITED PLANS, 1994-2004.

(141)                      Id. ¶ 128.  A leading measure of pension plan’s funding status is total assets of a plan against total accrued liabilities, or the “accumulated benefit obligation” (“ABO”).  The ABO represents the value of all benefits that employees have accrued discounted to today’s dollars.

Indeed, because a number of the Company’s plans reached the IRC full funding limit, United could not, without incurring a prohibitive penalty, build up “rainy day” funds in its pension plans in the years of superior market performance.(142)

United also diversified the plans’ assets (which are held in a single trust and invested together).  As of the end of 2003, the plans were invested 50 percent in domestic stocks, 14 percent in foreign stocks, 31 percent in fixed income investments and 5 percent in alternative investments (such as private equity funds), an allocation very similar to that of other large corporate pension plans.(143)  United diversified further within each category and used multiple managers who employed different approaches for each asset class.(144)  This strategy protected the funds against extreme market fluctuations and yielded returns comparable to those enjoyed by other large pension plans:

(142)                      Id. ¶ 129.

(143)                      Other large corporate pension plans on average held 46 percent of their assets in domestic stocks, 18 percent in international stocks, 29 percent in fixed income securities, 3 percent in real estate and 5 percent in private equity funds, hedge funds and other investment alternatives.  These figures are based on analyses from Russell Investment Company, United’s professional advisors.  See also Greenwich Associates, 2002 Market Characteristics Report at 20 (reporting that $5 billion plus pension plans held an average of 44.5 percent of their assets in domestic stocks, 14.1 percent in international stocks, 30.6 percent in bonds, and 10.8 percent in real estate, private equity, hedge funds, cash, and other alternatives).

(144)                      Id. ¶ 130.

Exhibit 23.                                      UNITED ASSET PERFORMANCE COMPARED TO OTHER PLANS.

Source:        Russell Investment Company

2.                                      Macroeconomic Circumstances and Shifting Demographics Took Hold at United (As They Did Everywhere) to Cause the Company’s Pension Plans to Become Underfunded as United Headed Toward Bankruptcy in 2002.

Despite United’s responsible management of the plans, the Company ultimately fell victim to the same inexorable confluence of declining stock prices, shifting demographics and record-low interest rates that wreaked havoc on all pension funds within the rigid barriers of ERISA’s inflexible funding requirements.  Representative John Boehner put it best when he likened the convergence of these factors to a “perfect storm.”(145)

(145)                      See Sheila R. Cherry, Boehner Links UAL Pension Woes to Need for Retirement Security Reform, PENSION & BENEFITS REPORTER at 1720 (Aug. 10, 2004); see American Benefits Council, Pensions at the Precipice at 19-20.  Bradley Belt, Executive Director of the PBGC as of April 2004, concurs that the “one-two punch of asset losses resulting from falling stock prices and increased liabilities due to declining interest rates has affected pension funding significantly.”  Belt, Presentation to the 6th Annual Conference of the Retirement Research Consortium at 5.

a.                                       The End of the Bull Market.

The end of the bull market in 2000 dramatically reduced the investment gains of United’s pension plans from 2000 – 2003 to just one-fifteenth the gains that the Company had achieved during the previous four years (1996 - 99), when investment returns netted nearly $4 billion.(146)

b.                                       Changing Demographics.

Meanwhile, the relative number and longevity of retirees increased.(147)  At United, there are now only 1.7 active employees for each retiree drawing pension benefits, down from 4.3 as recently as January 2000.  The cost of paying benefits to more retirees for longer periods of time has added up quickly.  Benefit outlays to retirees (and related expenses) more than doubled from $362 million in 1999 to over $750 million in 2003:(148)

(146)                      Marnell Decl. ¶ 131.

(147)                      Kuhlman Decl. ¶ 68.  There are relatively more retirees in the United States than ever.  In 1985, there were three active workers for every retiree participating in defined benefit plans; today, the number is about even.  Nanette Byrnes, The Benefits Trap, BUSINESSWEEK, July 19, 2004 (Ex. 127) at 4.  Retirees are also living longer.  After World War II, when many employers first offered pension plans, only 8 percent of the American population was 65 or older.  In 2000, almost 13 percent of Americans were 65 or older, and the Census Bureau projects that this proportion will increase to over 20 percent by 2050.  Federal Interagency Forum on Aging-Related Statistics, Older Americans 2000:  Key Indicators of Well-Being at App. A., Table 1B (Aug. 7, 2000).

(148)                      Marnell Decl. ¶ 132.

Exhibit 24.                                      UNITED’S QUALIFIED PENSION BENEFIT PAYMENTS AND EXPENSES.

As a result, the value of the assets held by the Company’s plans fell from $8.6 billion at the beginning of 2000 to $6.9 billion at the end of 2003,(149) a downturn of the sort that were endemic to the pension plans of all of corporate America:

(149)                      Id. ¶ 133.

Exhibit 25.                                      PENSION FUND ASSETS IN HUNDRED LARGEST PLANS, 2000-2002.

Source:        Milliman USA

c.                                       Plummeting Interest Rates Increased the Present Value of Future Liabilities and Almost Single-Handedly Triggered the DRC.

While stock prices plummeted and the ranks of retirees swelled, interest rates fell to the lowest levels in decades and thereby sharply increased both the calculated present value of pension liabilities and the projected funding requirements.  Lower interest rates increase the present value of pension liabilities because a lower discount rate means that a larger amount of money must be put aside today to cover payments that are due in the future.  Thus, when the interest rate used to calculate minimum funding contributions dictated by ERISA and the IRC drops, the present value of United’s future pension plan payments increases, which in turn translates into increased funding requirements.(150)

(150)                      Id. ¶ 134.

Until April 2004, ERISA and the IRC required that employers use a rate for calculating the DRC based on the 30-year Treasury bond interest rates.  Ever since a rapid increase in 1993 and 1994, those rates have been on a downward trend.  In total, the 30-year T-Bond interest rate has fallen from approximately 9 percent in 1988 to below 5 percent today, dragging down along with it the range of interest rates(151) used to calculate pension liabilities:(152)

Exhibit 26.                                      HISTORY OF CURRENT LIABILITY INTEREST RATE.

Source:        Towers Perrin

(151)                      More precisely, the interest rate used to determine minimum funding requirements is based on the four-year weighted average of 30-year Treasury bonds.  Originally, the allowable interest rate was within a range of 90 to 110 percent of the average Treasury bond rate.  Beginning in 1995, Congress reduced the maximum allowable percentage by one percent per year until it reached 105 percent in 1999.  In 2002, Congress then passed the Job Creation and Worker Assistance Act of 2002, which (as evidenced in Exhibit 26) temporarily increased the top rate to 120 percent for the 2002 and 2003 plan years.  See generally Bruce J. Temkin, Pension, Profit-Sharing, Welfare, and Other Compensation Plans:  Current Plan Design and Operational Planning Considerations for the Closely Held and Personal Service Organization, A.L.I. - A.B.A. Course of Study at 848, 893 (March 17-19, 2004).  By enacting the PFEA in 2004 (discussed in Section IV.D.3.a), Congress again temporarily raised the interest rate that determines required contributions for the next two years, allowing employers to use an interest rate based on the weighted average of three corporate bond indices rather than 30-year Treasuries.  But corporate bond rates have also generally fallen since 1998, offsetting this relief.  Id. ¶ 135.

(152)                      Id. ¶ 136.

This decline alone increased the calculated value of United’s liabilities by some $3.8 billion as of January 1, 2004.(153)  In short, while interest rates have nothing to do with the actual benefits United must pay to retirees in the future, their enormous impact on the Company’s ERISA-required funding contributions dramatically increased the cash costs of United’s pension plans at a time when the Company could least afford it.

3.                                      United Has Not Been Alone in Battling Pension Funding Problems.

Although the pension problems of the legacy network carriers have been in the national spotlight, companies across other industries are similarly grappling with funding obligations, albeit with the benefit of significantly more pricing power than possessed by the airline industry.  Total pension underfunding has grown to approximately $280 billion, an increase of more than $250 billion from just four years ago:

(153)                      Id. ¶ 137.

Exhibit 27.                                      TOTAL UNDERFUNDING FOR INSURED SINGLE-EMPLOYER PLANS (IN BILLIONS).

Source:        Steven A. Kandarian, PBGC Executive Director, Statement Before the Committee on Finance, United States Senate at 4 (Mar. 11, 2003).

Additionally, 85 percent of defined benefit plans offered by companies in the Standard & Poor’s 500 do not have sufficient assets to cover liabilities.(154)  These plans include those of economic stalwarts such as Procter & Gamble, Exxon Mobil, Raytheon and Ford Motor Company.

D.                                    United Devoted the First 20 Months of These Proceedings to Formulating a Business Plan That Would Have Enabled the Company to Exit Bankruptcy Successfully Without Terminating Its Employees’ Pension Plans.

Pensions were rarely mentioned in Court through the first twenty months of United’s bankruptcy, but they have loomed over these proceedings.

1.                                      First Day Order Authorizing United to Honor its Pension Obligations.

On the first day of its bankruptcy, United obtained this Court’s authority to continue making benefit payments and funding pre-petition obligations arising under its pension

(154)                      See Byrnes, The Benefits Trap at 6.

plans.(155)  Without this authority, United would not have been able to do so.(156)  United has exercised this authority to contribute $133.4 million of cash to its plans since December 2002: $5.9 million to the MA&PC plan in November 2003, $17.4 million to the MA&PC plan in January 2004, $32.9 million to the MA&PC plan in April 2004, $52.4 million to the Union Ground plan in April 2004, and $24.7 million to the Flight Attendants’ plan in April 2004.  Since filing for bankruptcy, United has paid $13.5 million in insurance premiums to the PBGC.(157)

In addition, United’s pension plans have paid out $1.5 billion in qualified pension benefits to retirees since these proceedings began.  These benefits will continue to be paid in full unless and until it becomes necessary to terminate any pension plans in full compliance with ERISA.  United has paid an additional $128 million in non-qualified benefits to pilot retirees and $1 million to management retirees.(158)

2.                                      The Company’s Pursuit of ATSB-Backed Financing.

From its first day in bankruptcy, United sought an ATSB loan guarantee as the foundation for exit financing that would enable the Company to emerge from bankruptcy as a profitable entity positioned to compete and meet all of its financial obligations over the long haul.  Among the principal challenges were United’s pension obligations, one of four key deficiencies called out by the ATSB in denying the Company’s pre-petition application for loan guarantees.  (Exhibit 117)

(155)                      See Motion Authorizing Debtors to Continue to Pay Wages, Salaries, and Other Compensation ¶¶ 76-78 [Docket No. 62].

(156)                      See Debtors’ Reply in Support of Motion to Amend Club DIP Facility at 3-18 [Docket No. 7996].  It is not uncommon for companies to cease making contributions to their pension plans while they are in Chapter 11.  Kaiser Aluminum, Weirton Steel and National Steel are three of the many companies that did not make any post-petition pension contributions while in Chapter 11.

(157)                      Marnell Decl. ¶¶ 138, 146.

(158)                      Id. ¶ 139.

The most important step in United’s effort to heed the ATSB’s admonition to reduce its pension liabilities was to negotiate with the Company’s unions.  As part of its first Section 1113 ask, United proposed a common formula to calculate pension benefits for all employee groups that would have saved almost $1.5 billion through 2008.  But this proposal became a serious sticking point, with the result that only the formulas for the pilots and flight attendants changed with respect to future pension benefits.(159)

At the start of its Chapter 11 case, United estimated that it would have to make over $5.5 billion in pension contributions from 2004 through 2008.  The new CBAs reduced this amount by $1.2 billion to $4.3 billion.(160)  With $2.5 billion in contributions coming due in 2004 and 2005,(161) however, the Company’s unions, the Creditors’ Committee and all other stakeholders understood that it might prove necessary to revisit United’s pension plans.  Accordingly, United’s March 2003 Section 1113 brief unequivocally stated that, although the Company had “not determined that it is necessary at the juncture to seek a distress termination of United’s pension plans,” it was necessary to “expressly reserve the right to revisit these issues as may be warranted by future developments.”(162)  The Agreed-To Order approving the Section 1113 Restructuring Agreements in April 2003 was just as unequivocal in stating that neither “this Order nor the Debtors’ motion restricts or in any way limits the Debtors’ rights or

(159)                      Marnell Decl. ¶ 141.  Specifically, the pilots accepted a reduction to their multiplier from 1.50 percent to 1.35 percent.  Flight attendants agreed to have their career earnings formula replaced with a 1.48 percent of final average earnings formula.  Because the anti-cutback rules prevent any reduction in accrued benefits by amendment, however, United could not reduce the liabilities already accrued under the higher formulas.

(160)                      Marnell Decl. ¶ 142.

(161)                      Id. ¶¶ 40, 138, 143.

(162)                      Memorandum In Support of Debtors’ Motion to Reject Their Collective Bargaining Agreements Pursuant to Section 1113(c) at 78 [Docket No. 1764].

their ability to seek further relief under Sections 1113, 1114 or any other Section of the Bankruptcy Code…”(163)

3.                                      United Calibrated Its Post-1113 Plan Contributions to Obtain ATSB Loan Guarantees While Preserving Its Pension Plans.

Feedback from the capital markets left little doubt that having to make $2.5 billion in cash contributions to the pension plans in 2004 - 2005, just as the Company was expecting to establish its competitive footing outside of bankruptcy, would lead to unacceptably low liquidity levels and prevent United from achieving the financial metrics necessary to secure exit financing.  Hence, United pursued legislative relief and other back-up options to rearrange the Company’s short-term pension funding obligations in a manner that the Company believed would be acceptable to the ATSB and the capital markets and, under the circumstances prevailing at the time, result in exit financing that would permit the Company to continue funding its pension plans.

a.                                       The Company and Its Unions Successfully Lobbied Congress for Short-Term Pension Funding Relief.

An integral part of United’s ATSB pension strategy was to obtain legislative relief from ERISA’s short-term funding requirements.  Shortly after renegotiating the CBAs, United worked with ALPA and its other unions to make the Company’s case to legislators and officials throughout the federal government.  Despite fierce resistance from low cost carriers and their political allies, Congress enacted the Pension Funding Equity Act (“PFEA”) on April 10, 2004.  The PFEA afforded two principal short-term benefits:(164)

(163)                      Agreed Order Approving Modification to Debtors’ Collective Bargaining Agreements ¶ 4 [Docket No. 2255].

(164)                      Marnell Decl. ¶ 100.

First, the PFEA temporarily increased the interest rate used to calculate pension liabilities, thereby decreasing required employer contributions.  Instead of a metric based on 30-year Treasury bond yields (5.51 percent as of January 1, 2004),(165) United can temporarily use a weighted average of three indices for high grade corporate bonds in calculating funding obligations in 2004 - 2005.  For 2004, United is using a 6.55 percent interest rate to calculate its current liabilities, the highest rate permitted under the PFEA and the one that reduces its required contributions the most – by an estimated $249 million in calendar year 2004 and by an estimated $495 million in calendar year 2005.(166)

Second, the PFEA reduced the DRC-generated “additional funding charge” that United must pay for the 2004 and 2005 plan years to twenty percent of what otherwise would be required, resulting in a $117 million reduction in calendar year 2004 contributions and a $416 million reduction in calendar year 2005 contributions.(167)  The deferral of 80 percent of the additional funding charges until 2006 and beyond enabled the Company to meet the metrics that its financial advisors believed were required in 2004 - 2005 for exit financing backed by ATSB loan guarantees and delayed the contributions until later years when sufficient cash would be generated to make the contributions without jeopardizing the required metrics in those later years.(168)

(165)                      That metric is 105 percent of the four year weighted average of 30-year Treasury bonds.

(166)                      Marnell Decl. ¶¶ 101-02.

(167)                      Id. ¶ 103.

(168)                      Marnell Decl. ¶ 105.  This is why United CEO Glenn Tilton praised the passage of the bill in the U.S. Senate as “eas[ing] the burden of funding [United’s] pension obligations on an accelerated basis, to the benefit of our employees who are working tirelessly to serve our customers and build a stronger company, while we continue to execute successfully on our business plan.”  United, Press Release, UAL Corporation Applauds Congressional Vote to Approve Important Pension Bill (Apr. 8, 2004).  The ATSB’s denial of United’s application thwarted United’s strategy for 2004 - 2008 and, coupled with ever-soaring fuel costs and unremitting pressure on yields, has since pushed United’s long-term pension obligations to the forefront.

Exhibit 28.                                      EFFECT OF PFEA ON UNITED CASH CONTRIBUTIONS.

As will be addressed in Section VI.B.6.d.(i), however, the PFEA did not relax United’s funding obligations beyond 2006 or reduce the Company’s accrued liability for pension payments.

b.                                       United Sought Pension Funding Waivers From The IRS.

As an alternative to the short-term relief being sought from Congress, United also sought funding waivers from the IRS.  If granted, a pension funding waiver allows the minimum funding contributions for a plan year to be spread out over the next five years, with interest.(169)  On October 10, 2003, United applied for waivers for 2005 and 2006 for its Pilot Plan, 2004 and 2006 for its Flight Attendant Plan, 2004 and 2006 for its MAPC Plan, and 2003 and 2006 for its Union Ground Plan – a multi-year request that, to the Company’s knowledge, was unprecedented both in the number of years and dollar amount implicated by the waiver applications.  Immediately after Congress passed the PFEA on April 10, 2004, thereby providing essentially

(169)                      26 U.S.C. § 412(d).

the same short-term and temporary relief requested by the waivers, the IRS contacted the Company to inquire whether United would therefore be withdrawing its now-redundant applications.  In response, United formally did so on April 16, 2004.(170)

c.                                       The ATSB’s Denial of United’s Application.

On June 17, 2004, the ATSB rejected United’s application because, in the ATSB’s view, “airline credit markets have been improving,” making a loan guarantee unnecessary to the “commercial aviation system in the United States.”  Noting the “positive steps the Company has taken since entering bankruptcy in 2002 to lower its costs, strengthen its competitive position, and improve its governance structure,” the ATSB concluded that “the likelihood of United succeeding without a loan guarantee is sufficiently high as to make a loan guarantee unnecessary.”(171)

But the ATSB did not determine that financing from the capital markets was available without a loan guarantee for the same business plan upon which United’s application for loan guarantees had been predicated.  In fact, the subsequently-released minutes of the ATSB’s deliberations clarify that the ATSB fully anticipated that additional restructuring would be necessary to secure financing from the capital markets.(172)  Analysts and commentators have agreed, specifically identifying the Company’s pension plans as a logical source of the required savings.  The chorus has included the principal advisor to the AFA during the Section 1113 process, who acknowledged in the wake of the ATSB’s decision that “any private equity investor

(170)                      In the more than six months that United’s waiver requests had been pending, the IRS had taken no action.  Nor had the PBGC communicated its view on United’s application, a pre-condition to any ruling on the application by the IRS.  26 U.S.C. § 412(f)(3)(B).

(171)                      Rejection Letter from ATSB to United of June 17, 2004 (Ex. 118).

(172)                      For example, the ATSB’s Executive Director “noted that private equity investors would likely require further changes to United’s business plan.”  Board member Brian Roseboro from the Treasury Department concurred “that the restructuring was insufficient.”  Minutes of the Meeting of the ATSB, June 17, 2004 (Ex. 119).

is going to revisit the pension issue.  It was the elephant in the room before, and it still is.”(173)  Other analysts concur “that the under-funded pension plans currently are acting as a major deterrent to attracting new investors.”(174)

d.                                       The Decision to Suspend Contributions to United’s Plans.

Against the backdrop of record-high fuel prices and continued revenue weakness, the ATSB’s denial meant that the Company would need more time in bankruptcy to achieve the additional cost cutting measures and revenue enhancements required to secure exit financing not backed by federal loan guarantees.  To facilitate a longer stay in Chapter 11, this Court approved the terms for additional $500 million in DIP financing at the August Omnibus Hearing.

But United’s liquidity situation required additional action.  With minimum funding payments of $72 million, $404 million and $91 million coming due on July, September and October 15, 2004 respectively,(175) United had three options:  (1) make the contributions, (2) immediately seek the termination of its pension plans; or (3) refrain from making these and future contributions until a final decision on its pension plans could be reached in close consultation with all of United’s stakeholders.  United chose the third option.  It was hardly unreasonable for the Company to decide not to make over $567 million in contributions to

(173)                      Susan Chandler, Airline Needs a Money Train, CHICAGO TRIBUNE, June 20, 2004.

(174)                      Ray Neidl, Blaylock & Partners, United Produces 2Q04 Operating Profit (July 30, 2004); accord Sen. Peter G. Fitzgerald, Press Release, Fitzgerald Reacts to ATSB Decision on United (June 30, 2004) (“I am pleased the ATSB followed the law and ignored political pressure when it turned down for the third time a loan guarantee for United Airlines.  Had it been approved, … it would have shifted United’s financial reckoning to a later date by allowing it to avoid dealing squarely with issues such as catching up with the sizable pension liabilities owed to its loyal employees.”); Dan McKenzie, Smith Barney, Thoughts on UAL Loan Guarantee Denial/Downgrading AMR to 2S (July 12, 2004) (assuming that “[c]apital [are] markets effectively closed until UAL further reduces its costs,” meaning that “UAL is forced to reject its defined pension obligations”]; Micheline Maynard, For Airlines, A Long Argumentative Summer, N.Y. TIMES, June 30, 2004 (“First, analysts said, United will have to estimate the total savings it needs, and then propose specific cuts to each major union.  A primary target is expected to be pension plans: United is supposed to contribute about $4.1 billion to them over the next few years.”).

(175)                      Marnell Decl. ¶ 143.

pension plans whose fates remain uncertain.  By ceasing contributions, United averted a precipitous decision on its pension plans, allowing for a full and thoughtful exploration with its stakeholders of every possible alternative, and all without any impact on the benefits that retirees have continued to be paid.  Suspending the contributions also avoided the drastic impact on liquidity levels that would have resulted from $567 million in pension contributions in July - October 2004.  In short, United’s decision to cease its pension contributions gave all interested parties the best – indeed, only – chance to save the Company’s pension plans.

4.                                      The Company’s Pension Plans Continue to Pose Formidable Obstacles to a Successful Reorganization.

Regrettably, the months that United bought to work closely with all of its stakeholders to determine the fate of the Company’s pension plans have not yielded any workable alternatives for the savings that would be realized from termination and replacement.

a.                                       The Short-Term Contribution Requirements Are Daunting.

If United does not make any contributions prior to an assumed June 2005 exit from bankruptcy, United projects having to contribute a minimum of $4.3 billion in cash to fund its pensions from 2005 through 2008:(176)

(176)                      Marnell Decl. ¶ 40.

Exhibit 29.                                      UNITED’S PROJECTED MINIMUM FUNDING REQUIREMENTS ($ BILLIONS).

Plan	2005	2006	2007	2008	Total
Pilots	0.1	0.4	0.6	0.2	1.3
Flight Attendants	0.2	0.2	0.2	0.1	0.6
MAPC	0.5	0.2	0.3	0.1	1.1
Union Ground	0.5	0.3	0.4	0.2	1.4
All Plans(177)	1.2	1.0	1.5	0.6	4.3

By way of perspective, a $1.2 billion contribution in 2005 would represent the Company’s fourth-largest single expenditure – behind only labor (excluding pension costs), fuel and regional jet carriers – and would dwarf the Company’s spending on maintenance materials, landing fees and other critical operational items.

b.                                       The Long-Term Liabilities Are Even More Daunting.

The outlook for United’s long-term pension liabilities is also disquieting, especially for prospective lenders.  United’s total pension liability, referred to as the Present Value of Projected Benefits (“PVPB”), is most accurately measured by taking the projected benefits expected to be paid to all participants from retirement until death, and discounting those cash flows to today’s dollars.  The PVPB has three main components: (i) past service liability, which is the employer’s liability for benefits that have already accrued to date; (ii) the normal cost, which is generally the employer’s liability for benefits that employees will accrue during

(177)                      Numbers may not add due to rounding.

the current year; and (iii) the present value of future normal cost, the employer’s liability for benefits that employees will accrue in the future before they retire.(178)

Because PVPB values all future obligations in today’s dollars, an employer’s PVPB will vary substantially based on the discount rate.  Calculated at the assumed asset return rate, which in United’s case is presently 9.25 percent,(179) the Company’s total long-term pension liability is approximately $10.3 billion, implying an unfunded PVPB of $3.4 billion.  Using the discount rate of 6.55 percent that ERISA and the IRC prescribe for DRC purposes, United’s total pension liabilities jump to $14.5 billion, implying an unfunded PVPB as of January 2004 of $7.6 billion.(180)

Exhibit 30.                                      PRESENT VALUE OF PROJECTED BENEFITS.

United’s Present Value of Projected Benefits

($ Billions)

Discount Rate (%)	Pilots	Flight Attendants	MAPC	Union Ground	Total
9.25	3.9	1.8	2.4	2.2	10.3
6.55	5.2	2.7	3.5	3.1	14.5

In response to sobering statistics such as these, the bottom-line question being forced by the capital markets is whether a financially-distressed company like United can realistically afford to maintain its traditional defined benefit plans.  As such, the pension-related

(178)                      Marnell Decl. ¶ 28.

(179)                      United’s rate is comparable to those being used by other airlines and Fortune 500 companies.  For example, Northwest, Delta, Continental and American all use PVPB discount rates between 9.0 percent and 9.5 percent.  Northwest Airlines, 2003 10-K at 77 (9.5 percent); American Airlines, 2003 10-K at 61 (9.0 percent); Continental Airlines, 2003 10-K at Note 11 (9.0 percent); Delta Air Lines, 2003 10-K at F-43 (9.0 percent).  Marnell Decl. ¶¶ 30-31.

(180)                      Id. ¶¶ 32, 53-54.

challenges now confronting these proceedings are emblematic of the broader challenges confronting society as this country’s population becomes older and its retirees live longer.  As Federal Reserve Board Chairman Alan Greenspan recently warned with respect to the looming Social Security crisis:  “As a nation, we owe it to our retirees to promise only the benefits that can be delivered . . . .  If we have promised more than our economy has the ability to deliver to retirees without unduly diminishing real income gains of workers, as I fear we may have, we must recalibrate our programs.”(181)

V.                                    UNITED’S SECTION 1113(C) PROPOSAL.

It was only after incorporating all achievable non-labor costs savings into the Company’s revised business model (see Section VI.B.5) that United calculated how much the Company needed from labor to secure exit financing.  The end result was a gap of approximately $1.4 billion per year between the Company’s preliminary financial projections and a financeable business plan.

A.                                    Overview of United’s Unionized Work Force.

As of November 1, 2004, United has a total of approximately 57,500 U.S.-based employees.  About 85% of United’s U.S.-based employees are represented by unions under eleven CBAs:

(181)                      Edmund Andrews, Warning Anew About Retiree Expectations, N. Y. TIMES, Aug. 28, 2004.

Exhibit 31.                                      UNITED’S U.S. WORK FORCE AS OF NOVEMBER 1, 2004.

Craft or Class	No. of Employees	Union

Pilots	6,606	ALPA

Flight Attendants	15,280	AFA

Mechanics & Related	6,880	AMFA

Fleet Technical Instructors and Related	127	IAM

Maintenance Instructors	40	IAM

Ramp (fleet service) and Storekeepers (stock clerks)	8,206	IAM

Public Contact Employees (PCE) (passenger service and reservations agents)	11,328	IAM

Food Service Employees	111	IAM

Security Officers	58	IAM

Dispatchers	161	PAFCA

Meteorologists	19	TWU

Engineers	332	IFPTE

Salaried (office and clerical)	2,207	Non-Union

Management	6,111	Non-Union

TOTAL	57,466

United’s four largest unions are the Air Line Pilots Association (“ALPA”), the Association of Flight Attendants (“AFA”), the International Association of Machinists (“IAM”) and the Aircraft Mechanics Fraternal Association (“AMFA”).  As of July 2003, AMFA represents the Mechanics and Related Employees.  IAM represents Fleet Technical Instructors and Related Employees, Maintenance Instructors, Public Contact Employees, Ramp and Stores Employees, Security Officers and Food Service Employees of United.  IAM also represents approximately 450 employees who work under a collective bargaining agreement at United’s subsidiary, Mileage Plus, Inc. (“MPI”).

B.                                    The Company’s Proposals.

United presented its Section 1113(c) term sheets to each of its unions more than six weeks ago.  These detailed proposals implicate complex provisions within each of the eleven CBAs that apply to the Company’s unions.  Accompanying this memorandum are seven Appendices – Appendix A details United’s proposal for uniform benefits for all employee groups and Appendices B-G explain, on a CBA-by-CBA basis, the rationale for each and every change United requests.  In addition, United will update its term sheets at the beginning of any hearings that prove necessary to reflect interim developments at the bargaining tables.

1.                                      Contractual Flexibility to Terminate and Replace the Defined Benefit Plans in Compliance with ERISA.

United proposes to eliminate any provisions in the CBAs that would prohibit a distress termination of the Company’s pension plans.  Subject to continued post-1113 negotiations with its unions and the PBGC (and, of course, compliance with ERISA), this would afford United the contractual flexibility to terminate its pension plans and “replace” them (for current and future employees) with defined contribution plans.  It bears emphasis that securing this contractual flexibility would not diminish the Company’s ongoing commitment to working with its unions, the PBGC and other stakeholders to exhaust all potential alternatives to terminating and replacing the Company’s pension plans.  But at this juncture, the Company requires the contractual flexibility to exercise what will remain an unwanted option of last resort.

Should it prove necessary to terminate and replace United’s pension plans, the Company proposes to make two types of payments to new defined contribution plans.  First, the Company will contribute a percentage of each employee’s income to his union’s plan each year.

The percentage of the employee’s income that the Company will contribute varies according to each group’s competitive dynamics:  United proposes to contribute 7 percent of each pilot’s earnings, 3 percent of each flight attendant’s earnings, and 4 percent of earnings for all other groups.  Second, United proposes to make an additional profit-sharing contribution to the plans whenever the Company’s pre-tax earnings exceed $10,000,000.  If this threshold is met, the Company proposes to put 15 percent of any pre-tax earnings into a “profit sharing pool” to be paid into employees’ plans.  Each employee will receive a pro rata share of the profit sharing pool based on that employee’s earnings compared to the earnings of all eligible employees.

2.                                      Wage Reductions.

United proposes to reduce wages by a base percentage effective January 1, 2005.  That percentage varies by union, ranging from a 5.0 percent reduction for AMFA to an 8.0 percent reduction for ALPA.  Starting in 2006, the Company would scale back these reductions by increasing wages by 1.5 percent to 2 percent every year.  This transitional wage schedule will allow United to secure wage cuts that produce immediate cash savings when the Company needs them the most and then roll back those reductions in subsequent years once the Company can capture savings from other changes, such as work rule modifications:

Exhibit 32.                                      PROPOSED WAGE SCHEDULE.

Group	Jan. 1, 2005	Jan. 1, 2006	Jan. 1, 2007	Jan. 1, 2008	Jan. 1, 2009	Jan. 1, 2010
ALPA	(8.0)%	1.5%	1.5%	1.5%	1.5%	1.5%
AFA	(5.8)%	—	2.0%	2.0%	2.0%	2.0%
AMFA	(5.0)%	1.5%	1.5%	1.5%	1.5%	1.5%
IAM	(7.0)%	1.5%	1.5%	1.5%	1.5%	1.5%
PAFCA	(5.6)%	2.0%	2.0%	2.0%	2.0%	2.0%
TWU	(6.0)%	1.5%	1.5%	1.5%	1.5%	1.5%

a.                                       An Interim Reduction of an Additional 4 Percent.

To help weather the remainder of the bankruptcy, the Company also proposes a one-time, interim pay reduction of an additional four percent for all employees from January 1, 2005 until exit. United requires this temporary measure to maintain an acceptable level of cash through the remainder of its bankruptcy.

A temporarily higher wage cut is required until exit because, to limit the long-term impact on employees’ wages, a significant part of the savings from United’s proposal derives from benefit reductions and work rule changes.  Unlike wage reductions, however, where the full amount of the savings takes effect almost immediately, savings from work rule and benefit changes “ramp in” over time as the resulting efficiencies are realized.  Thus, even though United’s proposal saves an average of $725 million over the business plan period, the delay in savings from the work rule and benefit components results in projected savings of only $504 million for 2005.  The temporary wage reduction will fill the gap, at least partially, with $74 million in projected additional savings for 2005.

b.                                       A Contingency Reduction.

In the same vein, the Company seeks the flexibility to reinstitute a temporary and across-the-board wage cut of up to four percent for a period of no more than six months if necessary to avoid violating any covenants in the Company’s exit financing agreements.  This safety valve will help ensure that the Company need not return to Chapter 11 if fuel prices spike again, fares plunge even more or the turbulent industry environment otherwise takes another turn for the worse.

3.                                      Common Benefits Proposals.

United proposes targeted changes to its health and welfare benefits programs that would generate more than $175 million in annual savings while leaving the Company’s employees with benefits levels that are competitive in the airline industry and comparable to those provided by similarly-sized U.S. employers.(182)

For example, while most employees participating in the Company’s medical PPO plan are theoretically supposed to pay 20 percent of the premium for their medical coverage (with United paying the remaining 80 percent), each CBA imposes a rigid 7 percent cap on annual increases to employee cost-sharing for healthcare benefits.  Maintaining these caps would shift a disproportionate share of increases in medical expenses to the Company - i.e., 100 percent of any premium increases above 7 percent per year.(183)  United proposes to eliminate these caps, and similarly proposes to introduce more employee cost-sharing with respect to the Company’s HMO plans.  Currently, United’s HMO participants pay small or no monthly contributions.  United proposes that employees who select HMO coverage share 30% of the Company’s total

(182)                      Kuhlman Decl. ¶ 17.

(183)                      Kuhlman Decl. ¶¶ 22-23.  In fact, if the 7% cap were allowed to remain in effect over the next five years, it would shift costs back to United such that the employer/employee split would effectively become 85.5/14.5 percent.  Id. ¶ 23.

HMO costs – a contribution percentage comparable to that required by other large U.S. employers.(184)  United also proposes a number of non-medical benefit changes designed to cut costs without affecting employee take-home pay, including eliminating accidental death and dismemberment coverage, and retiree life insurance for future retirees.(185)

4.                                      Work Rule Modifications.

To minimize wage cuts, the Company also seeks to modify a number of work rules that continue to limit the productivity of its employees unnecessarily.  Even though United and its unions addressed the more egregious of the work rules in April 2003, there remains room for reducing an additional $70 million per year in hidden costs that are less affordable than ever.

5.                                      Outsourcing and Other Scope Restrictions.

Although United significantly reduced scope limitations in its CBAs through the prior Section 1113 process, many costly restrictions remain.  United proposes to remove additional scope restrictions in the IAM and AMFA contracts, primarily to outsource work that can be accomplished less expensively by third parties.  For example, although the Company is realizing significant savings from increased outsourcing of cabin cleaning, United still must employ cabin cleaners at seven airports at above-market costs.  Similarly, by outsourcing cargo running (transporting cargo from warehouses to planes), United would both reduce its costs while increasing productivity, aiding the cargo division in generating profits to improve the health of the whole enterprise.

Contractual restrictions tie United’s hands in other areas as well.  Given the reality of United’s financial situation, only by partnering with a leading service provider can

(184)                      Id.  ¶¶ 26-27.

(185)                      See, e.g., id. ¶ 45.

United upgrade its technology; but any such provider will demand that it be able to perform services now reserved exclusively to employees covered by the mechanics’ CBA.  In addition, the Company now outsources heavy maintenance but can only use domestic vendors, even though no United jobs would be lost through the use of quality, lower-cost offshore contractors.  United proposes to remove this restriction as well.  The Company simply can no longer afford such artificial and costly contractual restrictions.

C.                                    United Proposes to Allocate the Savings from Its Proposals Fairly And Equitably.

A termination and replacement of the Company’s pension plans (or comparable savings on retirement benefits) and the additional labor cost reductions sought by United’s proposals will cumulatively save roughly $1.4 billion in annual costs.  For ease of bargaining, United provided the unions with target savings for each group assuming an across-the-board 4 percent replacement plan.  On this assumption, termination and replacement would on average save $639 million in cash per year from 2005 through 2010.(186)  Achieving a financeable business plan requires $725 million in additional average labor cost savings per year.

To determine how the additional $725 million in annual labor savings should be allocated among employees, United took the most straightforward approach available:  each group is to provide a pro rata portion of the savings beyond termination and replacement based on that group’s percentage of labor costs for 2004.(187)  For example, because pilots accounted for

(186)                      United based its projected savings from the termination of its existing defined benefit plans and the cost of its replacement defined contribution plans on current wage levels and headcounts.  The actual savings from termination and expense of the defined contribution replacement plans will ultimately depend on the degree to which wage levels and headcounts are reduced.

(187)                      This methodology differs from the approach utilized in formulating United’s first Section 1113 proposal for the reasons explained in Section VI.C.2.b.

26.4 percent of the Company’s labor costs in 2004, the Company is asking them to contribute 26.4 percent of the total needed savings, or $191,152,000:

Exhibit 33.                                      ADDITIONAL LABOR COST SAVINGS ($ MILLIONS).(188)

Savings Type	ALPA	AFA	AMFA	IAM	PAFCA	TWU	SAM	All Groups
Compensation	73	56	31	83	1.5	0.1
Benefit	52	52	37	67	0.8	0.1
Work Rule	29	29	—	11	0.6	0
Outsourcing	—	—	32	20	—	—
Other	37	1	—	—	—	—
Total	191	138	101	180	2.9	0.2	112	725
% of Total	26.4%	19.0%	14.0%	24.8%	0.4%	0.03%	15.4%	100%

SAM employees will contribute their share of $112 million in average annual savings through a combination of wage and headcount reductions and benefit changes.  Although the precise mix remains to be determined, the Company has announced that salaried employees will take a 4 percent salary reduction, management employees a 6 percent reduction, officers an 8 percent reduction, and members of the Executive Council (CEO Glenn Tilton and his seven direct reports) an 11 percent reduction in salary.  Like their union counterparts, all SAM employees will take an additional 4 percent reduction in salary until the end of bankruptcy.

VI.                                UNITED HAS SATISFIED THE REQUIREMENTS OF SECTION 1113(C).

Section 1113(c) of the Bankruptcy Code permits a debtor who satisfies a number of procedural and substantive prerequisites to reject a CBA.  The heart of the inquiry to be conducted by this Court is whether the Company requires modifications to its CBAs to

(188)                      Assumes 4 percent replacement plans for all groups; numbers may not add due to rounding.

reorganize successfully.  See 11 U.S.C. § 1113(b)(1)(A); 29 U.S.C. § 1341(c)(2)(B)(ii)(IV); see also In re Garofalo’s Finer Foods, Inc., 117 B.R. 363, 371 (Bankr. N.D. Ill. 1990) (necessity “is most persuasive evidence of cause to reject”); In re Kentucky Truck Sales, Inc., 52 B.R. 797, 806 (Bankr. W.D. Ky. 1985) (“the primary question in a balancing test is the effect the rejection of the agreement will have on the debtor’s prospects for reorganization”).  As this Court explained in the prior Section 1114 proceedings, Section 1113 covers three basic areas: (1) the need for cost reductions to permit a reorganization; (2) the fairness of the proposed reductions; and (3) the propriety of the bargaining process, including its timing, the sharing of information and the parties’ good faith.(189)  Within these three areas are nine specific requirements:

1.                                       the debtor in possession must make a proposal to the union to modify the CBA;

2.                                       the proposal must be based on the most complete and reliable information available at the time;

3.                                       the proposed modifications must be necessary to permit the reorganization of the debtor;

4.                                       the proposed modifications must assure that all creditors, the debtor and all the affected parties are treated fairly and equitably;

5.                                       the debtor must provide the union such relevant information as is necessary to evaluate the proposal;

6.                                       between the time of the proposal and the time of the hearing on approval of the rejection of the existing CBA, the debtor must meet at reasonable times with the union;

7.                                       at the meetings, the debtor must confer in good faith in attempting to reach mutually satisfactory modifications of the CBA;

8.                                       the union must have refused to accept the proposal without good cause; and

9.                                       the balance of the equities must clearly favor rejection of the CBA.

(189)                      6/2/04 Hr’g Tr. at 13-14.

See, e.g., Garofalo’s, 117 B.R. at 370; In re American Provision Co., 44 B.R. 907, 909 (Bankr. D. Minn. 1984).  Although the debtor must ultimately establish each element by a preponderance of the evidence, the unions bear the burden of production on requirements five, seven and eight.  E.g., In re Mile Hi Metal Sys., Inc., 899 F.2d 887, 892 (10th Cir. 1990).

United has met each requirement under Section 1113.  United has made proposals to each of its unions for labor cost reductions that would allow the Company to comply with its unrestricted cash covenants, improve the likelihood of obtaining further EBITDAR covenant relief, obtain exit financing and leave Chapter 11 once and for all.  The Company based these proposals on the most up-to-date information available, including capital market feedback regarding the stringent metrics needed to secure exit financing in today’s industry environment.  Since July 2004, United has provided its unions with all the relevant information they have requested to date on the Company’s business plan, pension plans and related proposals.  United repeatedly met with its unions to bargain in good faith over the proposals and will continue to do everything possible to reach a consensual outcome.

United’s proposals treat all employees fairly, as the percentage of savings allocated to each group is equal to that group’s percentage of United’s labor costs.  Other stakeholders, such as the Company’s officers, salaried and management employees, aircraft lessors and United Express partners are again being asked to contribute substantially to United’s cost-cutting efforts, making the requested labor reductions fair and equitable – all as validated by the scrutiny of a Working Group established in cooperation with the Creditors’ Committee.  Under these circumstances, the unions lack “good cause” for refusing to accept the changes that must be made to the CBAs to ensure the Company’s survival.

A.                                    United Has Made Reasonable Proposals to Its Unions Based on the Most Complete and Reliable Information Available.

United delivered its proposals to its unions on November 4, 2004.  United gave each union a term sheet showing the proposed modifications to each CBA and the savings associated with each change.  United also provided a total target savings for each group along with a “menu” of other possible modifications that the union could substitute to reach United’s proposed target for savings from that group.  How each group reduced its cost to the Company was left to each union’s discretion.

The Company based its proposals on the most current financial and actuarial projections available.  United updated its financial and labor models to incorporate the most recent revenue forecasts and cost cutting, and provided those models to the unions the same day its proposals were presented.  United’s actuary, Towers Perrin, worked with the Company to apply the most recent actuarial data in calculating the savings from the proposals, including pension termination and replacement.(190)  The Company consistently has invited the unions to ask questions or request any additional information they believe may be necessary.

B.                                    Additional Modifications to the Company’s CBAs are Necessary for United to Survive in the Short-Term and Attract the Exit Financing Required for a Successful Reorganization.

Section 1113 authorizes rejection of CBAs when the proposed modifications are “necessary to permit the reorganization of the debtor.”  Although the Seventh Circuit has not yet addressed the issue, the vast majority of courts have subscribed to the Second Circuit’s longstanding view that the debtor must prove only “that its proposal is made in good faith, and that it contains necessary, but not absolutely minimal, changes that will enable the debtor to complete the reorganization process successfully.”  Truck Drivers Local 807, Int’l Bhd. of

(190)                      Marnell Decl. ¶¶ 20-54.

Teamsters v. Carey Transp., Inc., 816 F.2d 82, 90 (2d Cir. 1987); see also Mile Hi, 899 F.2d at 892-93.  In other words, “‘necessary’ means a modification that will result in a greater probability of a successful reorganization than if the contract were allowed to continue in force.”  In re Walway Co., 69 B.R. 967, 973 (Bankr. E.D. Mich. 1987); see also Carey, 816 F.2d at 89; Matter of GCI, Inc., 131 B.R. 685, 691 (Bankr. N.D. Ind. 1991); In re Sun Glo Coal Co., Inc., 144 B.R. 58, 63 (Bankr. E.D. Ky. 1992).  In determining whether modifications are “necessary to permit the reorganization,” courts look to the long-term as well as the short-term.  Modifications are “necessary” if required to secure the debtor’s “ultimate future” by restoring the debtor to “financial health.”  Carey, 816 F.2d at 89.  Put another way, changes are “necessary” if the debtor requires lasting modifications to its CBAs to compete outside of bankruptcy:  “A debtor can live on water alone for a short time but over the long haul it needs food to sustain itself and retain its vigor.”  Carey, 816 F.2d at 89-90; see also UAW v. Gatke Corp., 151 B.R 211, 213 (N.D. Ind. 1991) (concurring that the “Second Circuit’s longer term focus, which encompasses the ultimate success of reorganization rather than merely the avoidance of immediate liquidation, is more consistent with the statute”).

In the context of Section 1114, this Court articulated its “initial observations” that “if there is such a significant possibility of a failure to reorganize [in the absence of the reductions that are being sought], then I think the reductions can be said to be necessary for the [re]organization.”  6/2/04 Hr’g Tr. at 14-15.  The Court explained that “the Second Circuit is closer to the view that I would be taking” than an opposing view calling for a stricter standard.(191)

(191)                      That stricter standard is that only the “minimum modifications” essential to the “shorter term goal of preventing the debtor’s liquidation” are necessary, first stated by the Third Circuit in Wheeling-Pittsburgh Steel Corp. v. United Steelworkers of Am., 791 F.2d 1074, 1088-89 (3d Cir. 1986), and almost uniformly rejected by other courts.  See Mile Hi, 899 F.2d at 892.  This Court pointed out two critical problems with Wheeling-Pittsburgh’s standard in rejecting it during the Section 1114 pre-trial hearing:  “it does not distinguish between the standards for interim relief and the standards for permanent relief, and it makes the concept of good faith negotiation one that’s very difficult.”  6/2/04 Hr’g Tr. at 15.  Given these problems, there is no reason for this Court to entertain the

Although United continues to believe that Carey and its progeny state the correct standard (especially for Section 1113), United’s proposals are necessary under either formulation.

Changes to CBAs may be necessary through no fault of either unionized employees or management.  Difficult industry environments or competitive pressures often demand modifications through their own force.  See In re Indiana Grocery Co., 138 B.R. 40, 47 (Bankr. S.D. Ind. 1990) (“even if IGC’s problems were not caused by high labor costs, but by low sales, labor costs must sometimes be reduced for successful reorganization even if they are not to blame for the debtor’s plight”); In re Big Sky Transp. Co., 104 B.R. 333, 338 (Bankr. D. Mont. 1989) (“Nor are labor costs the blame. Clearly lack of revenues is the major factor. But cost cutting is essential when revenues do not meet the required level.”).  The recent decision in In re Ormet Corp., 316 B.R. 665, 670 (Bankr. S.D. Ohio 2004) sums up this line of case law:

The Court regrets that the hourly employees may have to give up certain provisions that are important to their economic security. Some of the gains they have made in prior collective bargaining agreements, however, are no longer sustainable in the economic climate currently existing within the aluminum manufacturing industry. That reality has to be taken into account.

1.                                      The Imperatives Driving This Motion.

In this case, three financial imperatives compel the requested modifications to the Company’s CBAs.  The first and most immediate is that United must reduce its labor costs to prevent its DIP lenders from declaring United in default and to preserve sufficient cash for operations.  Second, United must attract the exit financing necessary to leave Chapter 11.  The continued industry downturn over the last several months has caused lenders to focus on whether

Wheeling-Pittsburgh standard in the current proceedings; indeed, the Authorized Representatives strenuously argued that the necessity test under Section 1114 should be stricter and less favorable to the debtor than under Section 1113.  See Brief in Opposition to Debtors’ Motion to Modify Retiree Medical Benefits at 33-35 [Docket No. 6996] (“Retirees, therefore, were entitled to protection additional to that afforded active workers under Section 1113.”).  Thus, good grounds exist for cabining the Court’s earlier initial observations to Section 1114 and applying the Carey standard to these Section 1113 proceedings.

airlines can generate cash and thus maintain their liquidity.  Exit lenders will not provide United with financing unless the Company makes cost reductions sufficient to establish adequate cash flow to repay the financing, other debt and non-operating expenses.  Finally, to achieve long-term financial stability, United must achieve a genuinely competitive cost structure, garner an acceptable credit rating and generate shareholder value.

These goals are the same as those underlying United’s initial Section 1113 motion some twenty-one months ago.  What has changed is the industry environment, which has counteracted United’s prior restructuring efforts to an unforeseeable degree and therefore demands further cost reductions.

2.                                      Without Immediate Labor Cost Reductions, United Will Risk Having Insufficient Cash for Operations and Being Unable to Renegotiate Its DIP Covenants.

a.                                       Minimum Cash Balance.

Without its proposed savings, United will hover just above the minimum cash balance required by its DIP covenants throughout the early part of 2005, where even a minor adverse swing could push the Company into default.  And the Company projects a violation by May 2005 even without any further setbacks.  Again, having granted relief on the EBITDAR covenant, the DIP lenders likely will not allow a minimum-cash-balance violation as well.  See In re National Forge Co., 279 B.R. 493, 501 (Bankr. W.D. Pa. 2002).  By obtaining the savings in its proposals, United should be able to stay in compliance:(192)

(192)                      Dingboom Decl. ¶ 16.

Exhibit 34.                                      MINIMUM CASH BALANCE COVENANT CLEARANCE WITH PROPOSED MODIFICATIONS (AS OF 12/3/04).

There is also the operational reality that $750 million provides thin liquidity for an airline of United’s size.(193)  By way of illustration, US Airways recently secured interim wage reductions of over 20 percent and other relief under Section 1113(e) to avoid a liquidity crisis.(194)  US Airways’ CFO testified that the “minimally acceptable” cash balance for an airline of that size was in the $450 to $500 million range.(195)  Given that United is approximately twice the size of US Airways, this roughly translates to a $1 billion bare minimum for United – an amount in excess of the current DIP Covenant.  The Eastern District of Virginia Bankruptcy Court found

(193)                      Indeed, despite its DIP financing, United owes its present liquidity in part to a series of asset sales and government grants over the past two years.  United has sold over $400 million in assets since December 2002.  United has also received $300 million as part of the Iraq War government aid package.  Exhibit 34 reflects additional asset sale proceeds, but United cannot continue to rely on asset sales and other one-time events to generate positive cash flows.

(194)                      Motion for Interim Relief Pursuant to Section 1113(e) of the Bankruptcy Code at 8, filed in In re US Airways, Case No. 04-13819 (E.D. Va. Sept. 24, 2004).

(195)                      10/7/04 Section 1113(e) Hr’g Tr. at 68 in In re US Airways, Case No. 04-13819 (E.D. Va. Oct. 7, 2004) (Ex. 128) (MR. DAVIS:  “A number in the $450, 500 million range is sort of minimally acceptable to be able to absorb shocks and maintain public confidence.”).

that US Airways satisfied the stringent “essential to the continuation of the Debtor’s business” standard.(196)  United must avoid US Airways’ plight.

b.                                       EBITDAR Covenants.

Even with the relief sought by this motion, United projects continued violations of its current EBITDAR covenants each month for the foreseeable future.  The Company hopes to renegotiate its EBITDAR covenants in January 2005.  United will seek to reset the EBITDAR covenants based on its Gershwin 5F business plan, but expects to receive scant headroom.  To succeed in these negotiations, United must deliver on its Gershwin 5F business plan, of which immediate and significant labor savings are necessarily a vital component.  Without these savings, United will diverge from its business plan projections.  The resulting disincentive for the Company’s DIP lenders to renegotiate modified covenant levels alone suffices to establish that United’s proposals are necessary under even the most stringent standards.  See National Forge, 279 B.R. at 501 (finding necessity prong satisfied under Wheeling-Pittsburgh standard where debtor’s secured lenders would liquidate the company without labor cost reductions).

3.                                      Reduced Labor Costs Are Necessary to Achieve the Cash Flow Necessary to Secure Exit Financing.

The Company’s proposals are also necessary to obtain exit financing.  See, e.g.,  In re Indiana Grocery Co., 138 B.R. 40, 47 (Bankr. S.D. Ind. 1990) (holding that the debtor “would satisfy this [necessity] requirement if its evidence shows that its proposed modifications are necessary to enable it to successfully complete reorganization”); see also 6/2/04 Hr’g Tr. at 14-15.  The capital markets are examining a variety of metrics to decide whether United has a financeable business plan, focusing most on those related to cash flow and liquidity.  United

(196)                      Order Authorizing Interim Relief Pursuant to Section 1113(e) of the Bankruptcy Code, entered in In re US Airways, Case No. 04-13819 (E.D. Va. Oct. 15, 2004).

needs the full amount of its contemplated $2 billion in exit financing to achieve acceptable liquidity levels.(197)  Not surprisingly given the current industry environment, potential exit lenders are demanding that United satisfy rigorous financial goals to decrease the risk that their loans will not be repaid.(198)

a.                                       Free Cash Flow.

Guidance from the capital markets suggests that, at a minimum, United must break even on its free cash flow in 2005, generate $300 million in cash in 2006 and then $500 million in 2007.  Without any modifications, United would not come close to these markers.  Yet with the proposed savings, United satisfies this criterion with some minimal headroom against adverse developments:(199)

(197)                      Snyder Decl. ¶ 25.

(198)                      Id. ¶ 26.

(199)                      Snyder Decl. ¶ 30.  The DIP lenders define free cash flow as cash flow from operations before changes in working capital minus (i) capital expenditures; (ii) other investing activities excluding asset sales and changes in restricted cash; and (iii) debt amortization.  This definition differs from United’s total change in cash balance, which is used for Exhibit 16.

Exhibit 35.                                      FREE CASH FLOW WITH PROPOSED CBA MODIFICATIONS.

b.                                       Fixed Charge Coverage Ratio.

A second metric important to the capital markets is the “Fixed Charge Coverage Ratio” (FCC).  This metric looks at United’s EBITDAR minus capital expenditures, with the difference divided by the sum of aircraft rent payments plus interest payments.(200)  Though seemingly complicated, at its base, this metric determines whether United’s operating cash flow is sufficient to meet its non-operating obligations (with an appropriate margin).  Guidance from the capital markets suggests that United must achieve a minimum FCC of 1.25 for the last twelve months before United exits bankruptcy, between 1.50 and 1.75 for the first twelve months after exit, between 1.75 and 2.00 for 2006, and from 2.00 to 2.50 for 2007.  Again, without any

(200)                      To put this metric in mathematic terms:  Fixed Charge Coverage Ratio = (EBITDAR – CapEx) / (Aircraft Rent Payments + Interest Payments).

modifications, United falls far short of the mark.  But if United achieves the full measure of its proposed savings, the Company generally meets the relevant thresholds:(201)

Exhibit 36.                                      FIXED CHARGE COVERAGE RATIO WITH PROPOSED CHANGES.

Although the Company slightly misses the 2006 target, that fact alone should not preclude exit financing in light of United’s projected post-savings free cash flow in 2006.  See Exhibit 35.(202)

In considering these two metrics, the importance of terminating and replacing the Company’s pension plans (or otherwise reducing United’s pension plan liabilities) cannot be overstated.  If United were to maintain its defined benefit pension plans and fund them in

(201)                      Snyder Decl. ¶ 29.  Importantly, the capital markets are willing to view savings that are contractual or highly likely to be realized on a “pro forma” basis.  This means that cost savings of this nature will be calculated as though they were in place for the entire twelve month period, regardless of when United actually begins realizing the savings.  The FCC and credit statistics discussed in Section VI.B.3-4 include pro forma savings for United’s Section 1113 proposal, certain BII programs, and UAX and Section 1110 savings, which significantly improves United’s performance on these financial metrics.  Snyder Decl. ¶ 29.

(202)                      Previously, when the Company was seeking ATSB loan guarantees and planned on maintaining its pension plans, the Company analyzed (among other credit metrics) a fixed charge coverage ratio with a different definition of cash flow before debt amortization and pension funding divided by the sum of debt amortization and pension funding.  Without labor savings or pension termination, United falls woefully short of the 1.3 ratio increasing over time that it previously targeted.  Snyder Decl. ¶ 31.

compliance with ERISA, the Company would have to contribute $2.2 billion in cash within the first 18 months after exit and over $4.3 billion from 2005 through 2008 and, as a result, have no hope of attaining the required metrics.  See Section IV.D.4.

4.                                      United’s Proposed Changes Also Are Necessary for the Company to Be a Long-Term Financial Success.

United also must achieve all of its proposed labor and non-labor cost reductions to have a bona fide prospect of becoming profitable outside of bankruptcy.  “In virtually every case, it becomes impossible to weigh necessity as to reorganization without looking into the debtor’s ultimate future and estimating what the debtor needs to attain financial health.”  Carey, 816 F.2d at 89-90.  In this respect, the financial criteria for ensuring that United never needs to return to Chapter 11 have not changed from twenty months ago.(203)  What has changed is the industry environment, making these criteria challenging to meet even with United’s proposed labor cost reductions and impossible to satisfy without them.

a.                                       Competitive Cost Structure.

United must continue to get its costs closer to its profitable competitors to succeed for the long term.  The need for a competitive cost structure comes down to the most basic of economic principles.  If United’s costs are higher than other carriers’, the Company’s competitors will be able to price their tickets at levels that make a profit for themselves and impose a loss on United.  Although United generates a revenue premium from its network model, the capital markets remain uncertain regarding the amount and durability of that premium over time.  United’s revenue premium over LCCs simply cannot cover the cost gap.  Lowering

(203)                      United detailed these criteria in its Section 1113 Memorandum at 68-74.

costs is thus essential for United to become consistently profitable and to ward off LCC competition.(204)

In particular, sustaining a competitive, long-term cost structure requires addressing United’s unfunded pension obligations, which now stand at an industry-high $5.7 billion.  In contrast, LCCs offer only defined contribution plans and therefore, by definition, have no unfunded pension liabilities:(205)

Exhibit 37.                                      TOTAL UNFUNDED ABO.

United’s unfunded pension liabilities are the highest among all airlines even when adjusted for the number of employees or Available Seat Miles (“ASMs”).  To fund benefits that already have accrued, United must contribute over $90,000 to its plans per active employee, over $64,000 more than the industry average and over $87,000 more than the LCC average:(206)

(204)                      Kasper Decl. ¶¶ 70-85; Snyder Decl. ¶¶ 42-44.

(205)                      Kuhlman Decl. ¶ 83.

(206)                      Id. ¶¶ 85-86.

Exhibit 38.                                      UNFUNDED ABO PER ACTIVE EMPLOYEE.

Likewise, United has the highest underfunding per ASM in the industry – more than triple the airline average and twenty-three times the LCC average:(207)

Exhibit 39.                                      UNFUNDED ABO PER ASM.

(207)                      Id. ¶ 84.

Underscoring the competitive disadvantage posed by United’s pension plans is the simple reality that LCCs do not offer any defined benefit plans while many other legacy carriers have already made substantial progress in reducing their pension liabilities.(208)  U.S. Airways, for example, terminated its pilots’ defined benefit plan during its 2003 bankruptcy and now seeks to terminate its remaining plans as part of its second trip into Chapter 11.(209)  In 2003, Northwest Airlines sought and obtained funding waivers worth $454 million.(210)  Northwest also received permission from the Department of Labor to contribute stock from its Pinnacle Airlines subsidiary to its pension plans in lieu of cash.(211)  Delta Airlines moved to a cash balance plan(212) for its non-union employees in 2003(213) and its unionized pilots recently ratified a freeze to their defined benefit plan and the creation of a defined contribution plan with reduced benefits.(214)  Likewise, Continental Airlines announced in September 2004 that it will not pay the approximately $250 million needed to keep its plan funded at the 90 percent level this year.(215)

(208)                      See Id. ¶¶ 82-86.  Eleven airlines reported $31 billion in underfunding at the end of last year in pension plans covering 444,000 participants.

(209)                      Motion to Approve Termination of Certain Defined Benefit Retirement Plans, filed in In re US Airways, Case No. 04-13819 (Bankr. E.D. Va. Nov. 12, 2004).

(210)                      Benno Groenveld, Northwest Allowed to Contribute Pinnacle Stock to Pension Plans, THE BUSINESS JOURNAL (Minneapolis/St. Paul), Aug. 18, 2003.

(211)                      Id.

(212)                      A cash balance plan is a defined benefit plan that defines the promised benefit in terms of a notional account balance.  While traditional defined benefit plans pay participants a series of set monthly payments for life beginning at retirement, cash balance plan payments are based on participants’ notional account balance.  Kuhlman Decl. ¶ 66.

(213)                      Delta Air Lines, Inc. 2003 10-K at F-40.

(214)                      ALPA, Press Release, Delta Pilots Ratify Agreement to Provide $5 Billion in Savings (Nov. 11, 2004).

(215)                      See Bill Hensel Jr., Pension Funding on Hold:  Continental Not Contributing to Plan This Year, HOUSTON CHRONICLE, Sept. 3, 2004 (describing Continental’s decision not to make contributions to its plan in 2004).

By offering only defined contribution plans, LCCs enjoy a tremendous cost advantage over legacy carriers.  While United and other legacy airlines are saddled with the burdens and uncertainties of defined benefit plans and face massive cash obligations to make up for an ailing stock market and record-high liabilities, low-cost carriers have been sheltered from the “perfect storm.”(216)  As ALPA has recognized, so long as current retirees are treated equitably, airlines will likely need to shift “away from excessive reliance on defined-benefit plans” toward defined contribution plans.(217)

Indeed, LCCs are far from alone in reaping the competitive benefits of defined contribution plans as replacements for defined benefit plans.  No major American company has instituted a defined benefit plan in the last decade,(218) and the number of existing defined benefit plans has declined precipitously.  The total number of PBGC-insured defined benefit plans dropped from approximately 114,396 in 1985 to 32,321 in 2002 – a decrease of more than 70 percent in just 17 years.(219)

(216)                      Kuhlman Decl. ¶¶ 77-89.

(217)                      ALPA, Press Release, ALPA Ready to Help Build New Pension Model (Sept. 3, 2004).

(218)                      Byrnes, The Benefits Trap at 2.

(219)                      Kuhlman Decl. ¶¶ 64-67.  American Benefits Council, Pensions at the Precipice at 6.

Exhibit 40.                                      DEFINED CONTRIBUTION VS. DEFINED BENEFIT PLANS, 1979-1998.

In 1977, there were 14.6 million people with defined contribution plans; today, there are approximately 62.5 million.(220)  As PBGC Executive Director Bradley Belt has acknowledged, the consequence of this overwhelming trend toward defined contribution plans is that companies that traditionally provide[] generous pensions and health care coverage to their workers . . . have cost structures that make it difficult for them to compete with firms that do not provide such benefits.  For example, new entrants into the airline industry, the so-called low cost carriers such as Jet Blue and Independence Air, have eschewed the traditional defined benefit formula and instead opted for defined contribution-type benefit plans.  This framework minimizes labor-related costs and allows those carriers to place considerable pricing pressure on their legacy competitors.(221)

b.                                       Creating Shareholder Value.

A company’s ability to generate shareholder value is measured by comparing the company’s return on invested capital (“ROIC”) to its weighted average cost of capital

(220)                      Byrnes, The Benefits Trap at 2.

(221)                      Belt, Presentation to the 6th Annual Conference of the Retirement Research Consortium at 4.

(“WACC”).(222)  To attract the sustained support of the capital markets, United will need to generate a ROIC equal to or greater than its WACC.  With United’s proposed labor and non-labor cost reductions, United’s revised financial model projects that the Company will earn profits on its capital that are greater than the cost to acquire that capital by 2008 or 2009:

Exhibit 41.                                      SHAREHOLDER VALUE WITH PROPOSED CHANGES.

Notably, even with United’s proposed modifications, the Company’s ROIC will be at least two percent less each year than the Company had projected in its March 2003 Section 1113 motion and two percent less on average than projected in United’s December 2003 submission to the ATSB.  This further demonstrates the depth of the challenges facing United and the urgent need for greater cost reductions.  Only by implementing its proposals can United generate growing shareholder value that will benefit labor and the Company’s other stakeholders.

(222)                      Section 1113 Memorandum at 71-72.

c.                                       Acceptable Credit Rating.

To exit bankruptcy, United needs to have a strong B credit rating or better upon emergence.  Credit ratings are determined through a variety of different metrics, but the bottom line is that without the savings from its proposal United will not be able to satisfy this requirement.(223)  Nor is a B rating, which is five notches below investment grade, a sustainable credit profile for an airline over the long-term.  The credits market are focused on United’s ability to demonstrate marked improvement in its credit metric over the course of the loan.  Reaching a near-investment-grade credit rating (BBB-/BB+) will facilitate long-term access to debt financing and other capital.(224)  One key measure of an airline’s credit rating is the carrier’s cash flow compared to its debt.  To potentially secure a near-investment-grade rating, United needs to achieve a funds flow to debt ratio of between 22 and 25 percent.  United’s proposals enable the Company to reach this level by 2009 or 2010:(225)

(223)                      Snyder Decl. ¶¶ 33-40.

(224)                      Section 1113 Memorandum at 72-73.

(225)                      Snyder Decl. ¶¶ 41-42.

Exhibit 42.                                      FUNDS FLOW TO TOTAL DEBT WITH PROPOSED SAVINGS.

5.                                      United Has Explored and Exhausted All of the Realistic Alternatives to Additional Modifications to Its CBAs.

Additional modifications to United’s collective bargaining agreements, including the leeway to terminate and replace its pension plans in accordance with ERISA, are an unwanted but necessary option of last resort.  United entered Chapter 11 already having undergone over a year of extraordinary efforts to avoid ever appearing before this Court.(226)  United has since transformed itself even more dramatically:

•                                          The Company has reduced its mainline domestic schedule by over 100 daily flights (from 1629 to 1524), shrunk its fleet from 567 planes to 497 and will continue to streamline into 2005.  At the same time, United has added 88 regional jets, including 37 seventy-seaters.

•                                          The Company has stopped flying 28 unprofitable routes and ended service to 8 cities.  Eleven cities and 27 routes once served by the mainline are now served through a combination of the mainline and United Express, with 2 former mainline routes being flown exclusively by United Express.

(226)                      Informational Brief at 20-21.

On the other hand, 12 cities and 37 new routes have been added to United’s network in its drive to increase revenues.

•                                          United introduced Ted, a new low-fare operation to compete head-to-head with LCCs such as Southwest and AirTran.  Ted now averages 195 daily trips.  United Express now flies 1834 daily trips, up almost 300 from the 1548 flown two years ago.

•                                          The active work force has been reduced by close to 20,000 employees.  Salaried and management (“SAM”) employees have shrunk from 10,500 to less than 8,500.

•                                          United has closed all of its downtown ticketing offices and sharply reduced the size of its reservation operations.  Over 25 percent of tickets are purchased through the Internet, as compared to 16 percent two years ago.  Less costly E-tickets make up almost 90 percent of purchases, up from less than 75 percent in 2002.

•                                          The Company closed two of its three maintenance centers.  By shuttering Oakland and Indianapolis and consolidating maintenance in San Francisco, United is saving tens of millions of dollars.

All these efforts have strengthened the enterprise.  Unfortunately, more must be done because the industry and the competition for revenue have changed more fundamentally than anyone anticipated.  The Company has looked everywhere else for savings, and that search for additional restructuring opportunities has not ended; indeed, United is revisiting areas where the Company previously extracted substantial savings and plans to wring out several hundred million dollars more.  Cf. In re Royal Composing Room, Inc., 848 F.2d 345, 349 (2d Cir. 1988) (granting rejection where the debtor “adopted numerous cost-saving measures to try to improve the situation before declaring bankruptcy and seeking concessions from the union”); Indiana Grocery, 138 B.R. at 47-48 (granting rejection where the debtor had “made substantial efforts to reduce other expenses”).  Notwithstanding these efforts, United is now faced with the bleak reality that, without additional CBA modifications, the Company will be unable to meet the demands of the capital markets and exit bankruptcy, let alone prosper in the present-day economics of the airline industry.

a.                                       United Is on Track to Cut $5 Billion From Its Cost Structure Through Reductions Made Before June 2004.

Since commencing these Chapter 11 proceedings, United has sought to maximize revenues and reduce every cost imaginable.  No cost has escaped scrutiny, as the Company has reduced expenses and improved profitability across-the-board:(227)

•                                          United renegotiated its CBAs to lower the pay, benefits and work rules of unionized employees and cut the pay, benefits, and staffing levels of its salaried and management employees, producing $2.5 billion in average annual cash savings;

•                                          The Company rejected and renegotiated aircraft leases and financings and sharply reduced aircraft ownership costs under Section 1110, producing $900 million in average annual cash savings;

•                                          Revenue initiatives and non-labor cost savings through the Company’s Business Transformation Office (including implementing the US Airways codeshare, increasing fees for excess baggage, automating ticket refunds and exchanges, negotiating lower prices from vendors, optimizing fuel consumption, and carrying less inventory), have produced $900 million in annual cost savings and hundreds of millions in profitability improvements;

•                                          Revisions to contracts with its United Express partners have yielded over $350 million in annual profit improvements;

•                                          The Company secured modifications to the medical and life insurance provided to current retirees through the Section 1114 process, saving $57 million annually by 2006;

•                                          By reclassifying municipal “bonds” as financing instruments, United expects to save almost $50 million annually by 2006, subject to several pending appeals.

These initiatives are expected to contribute $5 billion annually to United’s bottom line, an amount that few thought possible when United entered bankruptcy:

(227)                      Kain Decl. ¶¶ 9-10; Declaration of Jeffrey T. Kawalsky (“Kawalsky Decl.”) (Ex. 110) ¶¶ 3-20; Declaration of Richard Poulton (“Poulton Decl.”) (Ex. 111) ¶¶ 4-12; Declaration of Gregory P. Kaldahl (“Kaldahl Decl.”) (Ex. 112) ¶¶ 4-9.

Exhibit 43.                                      ANNUAL CASH SAVINGS FROM RESTRUCTURING PROCESS TO DATE.

To be sure, employees (unionized and non-unionized) contributed more than half of these savings.  But this contribution relative to United’s other stakeholders was inevitable because the wages, work rules and benefits of United’s pre-bankruptcy CBAs represented the Company’s largest and least competitive costs.(228)  The urgent need for additional cost savings now requires United to revisit its labor costs, which remain the Company’s single greatest expense.

b.                                       The Company Has Worked With the Creditors’ Committee to Reduce Non-Labor Expenses.

Following the ATSB’s final denial of loan guarantees, the Creditors’ Committee formed a Working Group to collaborate with United on a business plan to present to the capital markets.  In tandem with the Working Group (comprising ALPA, the PBGC, Lufthansa, Stark Investments and certain of their financial advisors) and the Creditors’ Committee, the Company

(228)                      See Informational Brief at 24-25, 48-59; Section 1113(c) Memorandum at 29-32; Section 1114(g) Memorandum at 44-47.

developed a plan that best balances United’s need for exit financing against the interests of all the Company’s constituencies.

Prior efforts had taken advantage of all evident possibilities, and thus discovering and executing further non-labor cost savings has been challenging.  Nevertheless, in conjunction with the Working Group, United sought to maximize non-CBA savings so as to minimize the impact on labor and offer the best chance of preserving the Company’s pension plans.  Several hundred million dollars of additional cost cuts or revenue generation are being implemented as a result, and the Company continues to search through its business plan for additional savings.

(i)                                    Business Improvement Initiatives.

Throughout the spring and summer of 2004, United analyzed how the Company could maximize its cost performance.  In particular, the Company measured its progress against that of other carriers, all of which have been continuously pursuing their own revenue generating and cost reduction opportunities.(229)  The Company used three distinct approaches:  benchmarking its performance to the “best-in-class” carriers; internal performance reviews and proposals; and a specific comparison to American Airlines.  This “triangulation” produced two key findings.  First, while United is competitive in many functional areas, it lags best-in-class network carriers in certain areas of distribution, maintenance and airport operation costs.  Second, the Company’s productivity varies over time and across different locations.  These findings led to the development of the Business Improvement Initiative (“BII”) program.(230)

(229)                      See Informational Brief at 48; Section 1113(c) Memorandum at 7-9; Section 1114(g) Memorandum at 47-48.

(230)                      Poulton Decl. ¶ 4.

United has begun implementation of BII cost reductions to close – and, where possible, to eliminate – the cost gaps versus other carriers,(231) which remain ever-moving targets.(232)  Now, in the wake of the denial, the Company has sped implementation of these measures, which fall into six key categories:

•                                          Maintenance:  Through streamlining its processes and decreasing turnaround times, United is improving its maintenance efficiency, all while continuing to maintain safety standards of the highest quality.  United is also outsourcing work in less competitive areas.  United is also offering maintenance services to a variety of airline, manufacturing, and government customers, generating additional revenues in the process.(233)

•                                          Airport Operations:  The Company is improving its passenger handling, gate utilization, ground equipment maintenance, baggage loading and other flight preparation productivity.  Airport designs are being modified to allow for improved labor productivity.  Passengers are being encouraged to use lower cost self-service check-ins.(234)

•                                          Distribution:  United is improving its on-line penetration, renegotiating contracts with particular distributors and vendors, seeking to lower its credit card fees and marketing costs, and reducing certain commissions to travel agents.(235)

•                                          Call Centers:  United will decrease costs at its customer reservations call centers by improving productivity of underperforming agents, outsourcing certain functions, and using increased automation.(236)

•                                          Fuel Consumption:  The Company is moderating fuel consumption by reducing cruise speeds, using more competitive fuel reserve policies, decreasing airplane weight and employing less engine power for taxiing.(237)  United also is relying on special software to remove costs

(231)                      Id. ¶¶ 4-5.

(232)                      See supra at Section III.D..

(233)                      Poulton Decl. ¶ 6.

(234)                      Id. ¶ 7.

(235)                      Id. ¶ 8.

(236)                      Id. ¶ 9.

(237)                      Id. ¶ 10.

throughout its fuel purchasing chain by automating certain functions and giving United greater control over its inventory.(238)

•                                          United Express:  The Company’s UAX partners will benefit from improved ground handling and fuel conservation, similar to the efforts being employed by the mainline.  United is also consolidating certain purchases for UAX to obtain better prices.(239)

The BII program is projected to save several hundred millions dollars annually.(240)

(ii)                                Savings from the Working Group Process.

United expects to save $150 million from improvement opportunities developed in conjunction with the Working Group, increasing to $170 million in 2006.(241)  United is targeting substantial additional savings from aircraft financiers on top of the $900 million in annual savings already achieved.  The Company has presented new proposals to aircraft and engine manufacturers as well as financiers.(242)  The Company is also targeting additional savings from UAX contract renegotiations.  This amount is in addition to the productivity enhancements expected from the United Express BII program.  The centerpiece of this effort is re-bidding the regional jets operated by Air Wisconsin.  United has requested proposals from ten regional carriers, including Air Wisconsin, and expects that the bids will substantially reduce the Company’s costs.(243)  The Company also reviewed its sales and distribution budgets and

(238)                      Keith Johnson, As Jet Fuel Prices Rise, Airlines Find New Purchasing Methods, WALL ST. J., Dec. 1, 2004.

(239)                      Poulton Decl. ¶ 11.

(240)                      Id. ¶ 12.

(241)                      Declaration of Douglas A. Hacker (“Hacker Decl.”) (Ex. 113) ¶ 8.

(242)                      Kawalsky Decl. ¶ 10.  The specific savings amounts targeted by United are not being identified publicly in this Memorandum to avoid adversely affecting ongoing negotiations with the Company’s aircraft lessors and express carriers.  United has confidentially provided those targets to its unions and will submit them to the Court under seal if the Court so requests.

(243)                      Kaldahl Decl. ¶ 11.

identified an additional $25 million of savings in 2005 and $50 million thereafter, on top of the BII targets.(244)

c.                                       United Is Changing Its Fleet and Product Offerings to Increase Revenues.

United appreciates that costs are only one side of the cash flow and profitability equations.  In fact, over the past year-and-a-half, United significantly improved its per seat revenues – despite falling fares – through increasing its load factors:(245)

Exhibit 44.                                      UNITED PRASM AND LOAD FACTOR.

With United’s planes nearly full, the Company is crafting its business plan to improve yields in the most competitive, lowest fare environment the industry has ever known.  To that end, United has performed additional profitability analyses of its route networks, cutting flights that no longer satisfy profitability hurdles.  Through this iterative process, United has developed a new

(244)                      Hacker Decl. ¶ 10.

(245)                      Kasper Decl. ¶ 23.

fleet plan to maximize revenue by shrinking and reallocating its mainline fleet and diversifying its product offerings.(246)

(i)                                    Mainline Fleet.

United is transforming its mainline fleet through a further reduction in capacity and a reallocation to more profitable international routes.  In the business plan submitted to the ATSB, United had targeted a reduction of its mainline fleet to 473 aircraft.  Now, United will reduce its mainline fleet further, to 455 aircraft, to better match its capacity to passenger demand.  The Company will continue to fly to the same number of domestic cities that it currently serves, but reduce the number of departures in many markets.(247)

Already the world’s largest international carrier and founding member of the Star Alliance, United will expand and strengthen its international flying.  United has launched 30 new international routes since February 2002, with 70 percent of those announced this year.  The Company has accelerated plans to allocate additional aircraft to existing and potential international service.  As a result, the composition of United’s network and capacity and revenue will shift toward the stronger international revenue environment:

(246)                      Declaration of Dennis Cary (“Cary Decl.”) (Ex. 115) ¶¶ 3-6.

(247)                      Cary Decl. ¶ 6.

Exhibit 45.                                      DOMESTIC AND INTERNATIONAL MAINLINE CAPACITY AND REVENUE.

(ii)                                Ted.

Earlier this year, United launched “Ted,” a low-fare product that competes directly against Southwest, Frontier and other low-cost carriers.  While offering lower fares and a distinct sub-brand, Ted is fully integrated into United’s network and frequent flyer program.  Ted now operates 195 flights per day, daily carrying more than 25,000 customers traveling from United’s hubs in Denver, Los Angeles, San Francisco, Washington and Chicago to a wide variety of leisure-oriented destinations (including Orlando, Ft. Lauderdale, Las Vegas, Reno and New Orleans), with additional destinations in Mexico to be added by the end of the year.(248)

Ted is making an impact with cost-conscious travelers.  Since its launch in February 2004, Ted has averaged an 83 percent load factor.  Ted has won back market share and improved United’s performance.(249)  For example, in July 2004, Ted averaged an 85 percent load

(248)                      Id. ¶¶ 9-10.

(249)                      Id. ¶ 13.

factor on its 18 routes, outperforming competing LCCs by 6.5 percent.(250)  Most importantly, Ted achieved these load factors while earning fare premiums of almost 20 percent versus its low cost competition.(251)

(iii)                            Regional Jets.

Even as the Company reduces its mainline domestic capacity, it will maintain its network strength by deploying more regional jets (“RJs”).  RJs, operated by United’s UAX partners, serve lower-volume domestic markets and feed passengers into the Company’s mainline.  UAX airlines currently operate 207 regional jets for United, which will increase to 266 under the Company’s current fleet plan.(252)

(iv)                               Premium Domestic Service.

Two months ago, United introduced its new premium service (p.s.) giving customers enhanced service on transcontinental flights from New York to Los Angeles or San Francisco.  United p.s. flights offer additional space and comfort and the same dining amenities provided on United’s international service.  Each seat offers access to laptop power and phones for the convenience of business travelers.  The Company’s new premium product should translate into a competitive edge in attracting high-yield domestic passengers.(253)

(v)                                   Other Revenue Initiatives.

Besides its traditional passenger flying, United is scrutinizing every other area to increase revenues.  For example, as explored during the Working Group process, the Company is taking steps to increase cargo revenue by tens of millions of dollars annually.  United also has

(250)                      Kasper Decl. ¶ 100.

(251)                      Id. ¶ 101.

(252)                      Cary Decl. ¶¶ 14-16.

(253)                      Id. ¶¶ 17-18.

formed a strategic partnership to offer pilot training to third parties at United’s Denver Training Center.  Finally, the Company is using excess capacity from its improved maintenance efficiency to offer services to other airlines and customers.  All of these initiatives will add critically needed revenue to the Company’s bottom line.

6.                                      In Conjunction with Its Stakeholders and Independent Analysts, the Company Scrutinized Every Alternative to Generate Cash and Improve Profitability.

For all the steps United is undertaking to minimize the burden of additional savings, the Company analyzed many other possible alternatives only to determine that they would hurt rather than help restructuring.  Nor has United been alone in scrutinizing its cost structure.  The Company searched for profitability improvements hand-in-hand with the Creditors’ Committee Working Group and invited its unions to comment on preliminary business plans.  These probing efforts have served largely to confirm that there is little left to cut beyond the cost of labor.  If United is to close the gap between the status quo and a financeable business plan, additional savings will have to come from its employees.

a.                                       The Creditors’ Committee Working Group.

One of the Working Group’s principal objectives was to identify additional non-labor cost cuts to reduce the burden on United’s employees.  United and the Working Group examined the Company’s route network and the business model (including enhanced alliances with other airlines and additional product offerings); maintenance; UAX; other improvements (such as ways to increase cargo revenue, supplier cost reductions, and reducing information technology costs); pensions; and aircraft financing.  This work was wide-ranging, considering a number of different alternatives for improving United’s profitability.

The Working Group has identified about $150 million in incremental annual profit improvements that are achievable without changes to the Company’s CBAs.  Another

$240 million in incremental earnings would require relief comparable to that sought by this motion.  Examples include ground equipment maintenance outsourcing, outsourcing airframe checks and restructuring pilot training costs.  The incremental benefits identified by the Working Group come from aircraft financiers, UAX contract renegotiations and increased cargo revenue, all of which were added into United’s business model.  The Working Group process continues as part of United’s continuing search for additional cost-cutting opportunities.

Skeptics who are disappointed with the results of the Working Group process are overlooking that the process itself facilitated United’s continued focus on non-labor cost cutting before setting any savings targets for its employees.  It also helped validate the business plan and confirm what could be accomplished.  Finally, it revealed that, despite all of the changes to United’s work rules during the first Section 1113 process, many CBA impediments to United’s becoming a fully efficient enterprise remain.

b.                                       United’s Unions.

Throughout the last several months, United has engaged its unions in discussions about the Company’s business plan and alternatives.  In late July, United provided its unions with an overview of the obstacles to exit financing in the wake of the ATSB’s final denial and the Company’s preliminary thoughts on how best to overcome them.  Over the following months, the Company made presentations to its unions addressing capital market requirements, the Company’s financial situation and the resulting implications for United’s pension plans.  The Company also provided information about pensions and the business plan to each of its unions at their request and repeatedly asked for union input into the development of the business plan.  For each recommendation United received, the Company either already had incorporated it into the business plan, or after thorough analysis, determined it was not feasible.

c.                                       Alternatives to Terminating and Replacing the Company’s Pension Plans.

The Company has explored whether measures short of termination – such as legislative relief, IRS waivers, a “freeze” of the Company’s plans and/or a relaxed contribution schedule through “restoration funding” of United’s plans – might provide the savings and changes necessary to secure exit financing.  Unfortunately, each alternative yields significantly less (and insufficient) savings than a termination and replacement of United’s pension plans.  The resulting deficit would have to be made up through additional labor cost reductions from wages, benefits, work rules or outsourcing.  And unlike termination, where the cost is shared with the PBGC in its capacity as the fully-paid insurer of United’s pension plans, further reductions would fall squarely on United’s employees.(254)

(i)                                    The PFEA Provides Only Short-Term Relief.

The relief provided by the PFEA lasts only through 2005 and when it expires, employers must again use the low Treasury bond interest rate to calculate current liability and must again pay 100 percent of any applicable DRC.  Stated differently, the PFEA only delays United’s contributions to its pensions; the PFEA did not relax United’s funding obligations beyond 2005 or reduce the Company’s accrued liability for pension payments.(255)

The PFEA’s grace period likely would have sufficed under the business plan submitted to the ATSB had United received loan guarantees and fuel costs remained at forecast levels.  With its newfound liquidity and a positive cash flow, United could have built up its cash balance over the PFEA period and had sufficient funds in 2006 and 2007 to pay the required pension contributions upon reverting to ERISA’s normal funding rules.  In today’s

(254)                      Marnell Decl. ¶¶ 98-99.

(255)                      Id. ¶ 104.

circumstances, however, the PFEA provides only modest help.  And although Congress has started to hold hearings on long-term pension reform,(256) the Company fears that any new rules are unlikely to help plan sponsors (such as United) that are already overwhelmed by immediate multi-billion dollar funding liabilities.

(ii)                                Funding Waivers From the IRS Cannot Provide the Durable Relief United Requires at this Juncture.

At this juncture, funding waivers would offer only a temporary fix to United’s pension problems and would actually make matters worse for the Company in future years.  Waivers affect only when an employer makes pension contributions; they do not impact the benefits that employees accrue in a plan or the value of plan assets.  And because the employer must pay interest on the portion of the contributions being made in future years, funding waivers actually increase an employer’s total required contributions.  Even if United were able to obtain funding waivers for all of its plans for the next three years (the maximum number permitted by the IRS in a fifteen-year period),(257) the Company’s minimum required contributions from 2005 through 2010 would rise from $4.4 billion to $4.8 billion:(258)

(256)                      See, e.g., House Committee on Education and the Workforce, Press Release, Subcommittee Hears Options for Long-Term, Comprehensive Reforms to Strengthen Defined Benefit System, Worker Retirement Security (April 29, 2004) (summarizing testimony before the House Employer-Employee Relations Subcommittee addressing “a variety of comprehensive reform options to strengthen the defined benefit pension system” in the wake of the short-term relief provided by PFEA, including “permanent changes to the interest rate companies use to calculate their pension liabilities, reforming pension funding rules, strengthening the funding of multiemployer plans, enhancing disclosure for participants, and other areas as well”); see also House Committee on Education and the Workforce, Press Release, Witnesses Express Concern about the Future of the Defined Benefit System, Warn Loss of Cash Balance Plans Would Undermine Worker Retirement Security (July 7, 2004) (noting that the Education and Workforce Committee has held eight separate hearings concerning defined benefit plans during the 108th Congress).

(257)                      26 U.S.C. § 412(d)(1).

(258)                      Marnell ¶ 110.

Exhibit 46.                                      EFFECT OF FUNDING WAIVERS.

Projected Contributions With and Without Funding Waivers

($ Billions)

	2005	2006	2007	2008	2009	2010	Total
Without Waivers	1.2	1.0	1.5	0.6	0.1	0.0	4.4
With Waivers(259)	0.2	0.4	1.0	1.4	1.2	0.5	4.8

Even more to the point, the IRS will grant waivers only if the employer is suffering a “temporary substantial business hardship” and anticipates being able to resume making contributions in full once that “temporary” hardship subsides.(260)  The incessant competitive pressures and billions of dollars in increased fuel prices creating the “substantial business hardship” necessitating this Section 1113 motion are not “temporary,” but rather represent a permanent and fundamental change in the industry landscape.  Moreover, the IRS and PBGC almost always require a security interest in the employer’s property,(261) which would be next to impossible as all of United’s assets are currently encumbered by its DIP financing.(262)

(iii)                            Freezing United’s Pension Plans Would Not Decrease the Plans’ Accrued Liabilities.

While the anti-cutback rule prohibits employers from reducing accrued benefits, that rule does not apply to benefits that employees stand to earn in the future.(263)  An employer

(259)                      Waivers assumed for 2004, 2005 and 2006 for the MAPC, Union Ground and Flight Attendants plan and 2005, 2006 and 2007 for the Pilots Plan.  Marnell Decl. ¶ 108.

(260)                      26 U.S.C. § 412 (d)(1).

(261)                      26 U.S.C. § 412(f)(3)(A).

(262)                      Final Order Authorizing Debtors to Obtain Post-Petition Financing ¶ 6 [Docket No. 649].

(263)                      26 U.S.C. § 411(d)(6).

can negotiate a “freeze” – i.e., a halt to the accrual of any more benefits on a going-forward basis, with the employer continuing to pay for benefits that participants earned up to the date of the freeze.  But freezing United’s pension plans would not decrease the unfunded current liability of $4 billion at year-end 2004 or the contributions required over the next few years to an affordable level.(264)  Without plan freezes, United must contribute $4.3 billion to its pension plans over the next four years.  Freezing pensions at year-end 2004 would save United only $891 million, leaving $3.5 billion of contributions over the same period.  And this figure does not factor in the projected $500 million-plus cost over the next four years of defined contribution replacement plans, which would devour much of the savings generated by freezing the plans.(265)

(iv)                               The PBGC Has Been Averse to “Restoration Funding” of Pension Plans on More Forgiving Contribution Schedules.

Under ERISA, the PBGC can seek to “restore” a plan that is in the process of being terminated or has been terminated, placing the plan’s liabilities back on the employer.(266)  The key to “restoration funding” is that the PBGC is afforded the discretion to determine the schedule over which the employer sponsoring a restored plan must make up its underfunding, with an outer limit of “no more than 30 years” of amortization.(267)

As a threshold matter, however, the PBGC has been unreceptive to the concept of terminating a plan solely for the purpose of restoring it on a more forgiving funding schedule.

(264)                      This measurement uses a 6.23 percent discount rate, which United projects will be in effect for DRC calculation in 2005.

(265)                      Marnell Decl. ¶¶ 111-13.

(266)                      29 U.S.C. § 1347 (“Whenever the corporation determines that a plan … should not be terminated … as a result of such circumstances as the corporation determines to be relevant, the corporation is authorized to cease any activities undertaken to terminate the plan, and to take whatever action is necessary and within its power to restore the plan to its status prior to the determination that the plan was to be terminated ….”).

(267)                      26 C.F.R. § 1.412(c)(1)-3(a)(1).

The PBGC flatly denied US Airways’ request for restoration funding during its first bankruptcy, leading to the termination of its pilots’ defined benefit pension plans.(268)  Even if the PBGC were to reverse its position, restoration funding would not address the root of United’s pension problems – a PVPB of approximately $10.3 billion.  And even if the PBGC were to restore United’s plans under the most favorable terms (allowing United to amortize underfunding over the full 30 years) the Company still would soon have to contribute in excess of $500 million per year to its plans – specifically, a total of $1.6 billion through 2008 and $3.7 billion through 2012.(269)  Retaining a liability of this magnitude in the current industry environment on any funding schedule would likely prevent United from achieving a financeable business plan.

*                                         *                                         *

Even though none of these measures appears to provide the required savings (alone or in combination) and no party has identified any other workable solutions, the Company remains open to any and all credible alternatives to terminating and replacing United’s pension plans.

d.                                       Fuel Cost Projections.

As part of its BII, United is reducing fuel costs by $50 million annually and continues to search for additional ways to conserve fuel.  What United cannot do, however, is jettison its careful and thorough analyses of future fuel prices(270) in favor of an unrealistic and irresponsible assumption that fuel prices will plummet.  As of mid-October 2004, United’s

(268)                      Marnell Decl. ¶ 114.  PBGC Opinion Letter 2002-1, 2002 WL 32129977  (Dec. 20, 2002); see also In re US Airways Group, Inc., 296 B.R. 734, 738-39 (Bankr. E.D. Va. 2003) (“One solution investigated by the debtors involved ‘restoration funding,’ under which, as the debtors viewed the law, the PBGC could approve a 30-year amortization of the funding shortfall. … Around December 11, 2002, the debtors received a copy of a legal memorandum from PBGC’s general counsel opining that restoration funding could not be approved.”).

(269)                      Marnell Decl. ¶¶ 115-18.

(270)                      The details behind United’s forecasts are set forth in the Declaration of Robert Sturtz (“Sturtz Decl.”) ¶¶ 24-31.

forecasts project only a gradual trend downward in crude oil over the next several years from the $50-plus per barrel levels seen in October 2004, though prices are expected to stay above $40 through 2008.  United’s analysis squares with the consensus view that “[h]igh fuel prices are here to stay at least for the near future, because no relief is in sight for tight oil supplies.”(271)  Thus, foregoing the Company’s proposed modifications to the CBAs in the hope that fuel prices will drop would do an enormous disservice to all that United and its stakeholders have accomplished to date.  A far more responsible approach is to allow employees to share in the upside of greater-than-projected drops in the price of oil through profit sharing, as United is proposing.  See Section V.B.1.

To be sure, the impact of unexpectedly higher fuel prices can potentially be blunted through “hedging,” which utilizes financial instruments to lock in or cap prices of commodities such as oil, effectively acting as an insurance policy.  Such contingency planning cannot, however, offer protection against high prices that are already expected.  The prices that can be locked-in or capped through hedging are not based on current prices, but rather on market expectations of what future prices will be.  Once the market increases its expectations for future prices, there is no opportunity to turn the clock back and lock in lower prices.(272)

Furthermore, hedging presents downside risks depending on the particular kinds of instruments used.  An airline must either pay tens of millions of dollars up-front for insurance that may provide no benefit, or expose itself to having to post collateral and pay the counterparties if projected prices fall.(273)  Thus, rising fuel costs force airlines to make tough

(271)                      Neela Banerjee, Tight Oil Supply Won’t Ease Soon, NEW YORK TIMES, May 16, 2004.

(272)                      Kawalsky Decl. ¶ 22.

(273)                      Id. ¶¶ 23-25; Unisys R2A Transportation Management Consultants, Unisys R2A Scorecard at 5 (Sept. 2004) (reporting response of Air Transport Association of America).

decisions about how to maintain liquidity and collateral with no easy answers.  In the summer of 2004, United put hedges into place for the latter half of the year, which will save United approximately $52 million.  After the recent drop in fuel prices, United commenced hedging prices for purchases to be made in the first-half of 2005.  Yet because the hedging market adjusted to expect higher fuel prices, United has no opportunity to lock in the prices of eighteen months ago.  Instead, any hedges could only protect United against futures prices that are higher than what the Company currently projects in Gershwin 5F.(274)

C.                                    United’s Proposed Modifications Treat All Stakeholders Fairly and Equitably.

Although United seeks additional CBA modifications and reductions to benefit costs with great reluctance, it does so knowing that it remains true to Section 1113’s requirement of fairness and equity.  The purpose of this requirement is to “spread the burden of saving the company to every constituency while ensuring that all sacrifice to a similar degree.” Carey, 816 F.2d at 90.  Because, as a practical matter, there is no way to treat all parties affected by a debtor’s financial crisis the same in every respect, courts have interpreted Section 1113 flexibly to require only “fairness under the circumstances, not a comparative dollar-for-dollar concession.” Walway, 69 B.R. at 974; see also Indiana Grocery, 138 B.R. at 48 (noting that, because “[c]omparing the specific burdens assumed by . . . differing parties is like comparing apples to oranges,” bankruptcy courts are “left with only the general guidance that equity means

(274)                      Kawalsky Decl. ¶¶ 30-31.  Nor is there any legitimate basis to criticize United for not hedging earlier in its bankruptcy.  United did in fact have hedges in place before filing Chapter 11, but a bankruptcy filing was a default under these hedges and thus the Company was forced to unwind them before December 9, 2002.  A dearth of cash was the immediate reason United filed for bankruptcy, and so there was no money to purchase hedges in early 2003.  Even when United’s cash balance improved in the summer of 2003, pricing and liquidity constraints limited United’s ability to hedge in any significant amount.  Id. ¶¶ 26-29.  Notably, most of United’s competitors followed the same course and did not hedge, either because of liquidity concerns or because they believed that the price of oil would decrease.  Fitch Ratings, Overcapacity & Fuel Prices Cloud U.S. Airlines’ Outlook, Dec. 2, 2004; Unisys R2A Transportation Management Consultants, Unisys R2A Scorecard at 1 (Mar. 2004).

fairness under the circumstances”).  A debtor thus need only show that all stakeholders are sacrificing to some degree.  Carey, 816 F.2d at 90.  Here, United’s proposals fairly and equitably apportion the cost of saving United among its unions, between union and non-union employees and between the Company’s employees and other stakeholders.

1.                                      All Non-Labor Constituencies Sacrificed Before June 2004, and Since Then United Has Worked to Achieve More Non-Labor Savings.

United has sought and obtained sacrifices essential to a successful restructuring from its non-labor constituencies, including:

•                                          Shareholders:  United expects to cancel its current stock when it emerges from Chapter 11 without providing any consideration to shareholders.

•                                          Unsecured Creditors:  United’s bankruptcy will wipe billions of dollars of debt off the Company’s books, leaving its unsecured creditors with claims worth pennies on the dollar for the original debt owed to them by United.  Moreover, if the Company’s pension plans are terminated per United’s proposal, the PBGC will pursue a multibillion dollar claim, further diluting their recovery.  For comparison, unsecured creditors in US Airways’ first bankruptcy are estimated to have received just 1.2 to 1.8 percent of their claims.(275)

•                                          Aircraft Financiers:  United is using the Section 1110 process to seek to save roughly $1 billion annually in cash from its aircraft financiers through negotiating lower rates and rejecting planes.

•                                          United Express:  By renegotiating contracts, reducing margins and improving operations, the Company expects to save well over $400 million on average annually from its United Express partners.

•                                          Airports and other Real Estate Lessors:  United has renegotiated its agreements with several of its airports including its Denver hub, as well as rejected leases on unneeded real estate such as ticket offices.  The Company’s airport and real estate restructuring is expected to save tens of millions of dollars annually.

•                                          Vendors:  Airbus and Boeing (United’s aircraft frame vendors) and Pratt & Whitney and International Aero Engines (the Company’s aircraft engine

(275)                      US Airways, Press Release, Court Approves US Airways Disclosure Statement (Jan. 17, 2003).

vendors) allowed United to defer $1.4 billion in aircraft and engine purchases between 2002 and 2004.

•                                          Suppliers:  As part of the Business Transformation Office and BII, sourcing initiatives are expected to save more than $150 million annually from suppliers by 2006.

Reducing these non-labor costs to market levels left little to be cut any further.  Although United continues to scrutinize its operations for further cost reductions, the Company has not been able to identify any that would not degrade the product, sacrifice service (and thus cause offsetting revenue losses) or negatively impact safety.  United must distinguish between cost reductions that will improve the long-term viability of United and those that will put the Company into a deeper hole.

2.                                      The Burdens of the Proposed Modifications Are Allocated Equitably Among the Employee Groups.

Section 1113 does not contemplate any single or inflexible method in apportioning labor savings so that all employee groups are treated “fairly and equitably.”  Instead, this prong is interpreted flexibly and can encompass a number of different ways of spreading the savings necessary for the Company’s survival.  Carey held that the “debtor is not required to prove, in all instances, that managers and non-union employees will have their salaries and benefits cut to the same degree that unions workers’ benefits are to be reduced.”  816 F.2d at 90; see also Walway, 69 B.R. at 974 (holding that “dollar-for-dollar concession” is not necessary to meet “fair and equitable” standard); Indiana Grocery, 138 B.R. at 48 (“equity means fairness under the circumstances”).  Ability to pay, percent of payroll, compensation for comparable positions and other factors all may play into a fair and equitable allocation of costs.  Put another away, a plan may be fair and equitable even when employee groups are treated differently in certain respects, especially when the differences in treatment stem from pre-existing discrepancies in benefit levels.  See In re Texas Sheet Metals, Inc., 90 B.R. 260, 270

(Bankr. S.D. Tex. 1988) (holding that the debtor’s proposed modifications were “fair and equitable” despite the fact that one union took a greater percentage cut in wages than another); Indiana Grocery, 138 B.R. at 48 (holding that a higher wage cut for one union was still “fair and equitable”); see also In re Allied Delivery System Co., 49 B.R. 700, 702-03 (Bankr. Ohio 1985) (reducing higher wages by a greater percentage is fair and equitable).

United’s proposals allot the savings necessary to save the Company fairly and equitably among its employees.  The burden of pension termination is allocated according to the all-or-nothing requirements of ERISA.  Employees who lose the most under the PBGC’s rules are those who have the largest pensions to begin with.  The additional labor cost savings are apportioned straightforwardly based on each group’s percentage of United’s 2004 labor costs.

a.                                       The Effects of Pension Termination Are Dictated by ERISA.

Neither United nor its employees have any control over the effects of pension termination on benefits, which flow from ERISA’s statutory pension insurance program.  See Section IV.A.5.  As for replacement plans, United premised its overall ask on defined contribution plans of four percent of wages for all employees.(276)  The Company has remained open to each union’s negotiating a greater or lower percentage plan, and the Company itself proposed variations to ALPA and the AFA.

United has updated group-by-group analyses of the effects of terminations and replacements of its pension plans on participants,(277) assuming that the replacement plans

(276)                      Months ago, United posited 5 percent replacement plans strictly for the purpose of evaluating the likely impact of terminating and replacing the Company’s pension plans on various employee groups.  As industry economics worsened, United ultimately settled on 4 percent, which the Company believes in the aggregate provides competitive and affordable benefits.  Each union remains free to negotiate replacement plan terms that vary according to that particular group’s circumstances.

(277)                      Each histogram includes current retirees as well as active employees.  Retirees are not represented by their unions for purposes of Section 1113.  United has included the effect on retirees (Marnell Decl. ¶ 56), however, in anticipation of objections from retiree groups.  In light of the financial realities facing the Company – requiring proposed by United are implemented for each group.(278)  For all employee groups except pilots, United used two methods to analyze the impact of plan termination and replacement: (i) a comparison of projected benefits at a group’s historical average retirement age under the current plan versus the projected benefits following termination and replacement and (ii) a comparison of projected benefits at a group’s historical average retirement age under the current plan versus the projected benefit at age 65 following termination and replacement.  Because pilots by law can no longer fly after age 60 and because 60 is also their average retirement age, United’s analysis of the effects of plan termination and replacement on the pilots required only a single method.(279)

(i)                                    Pilots.

Because pilots have the highest-paying defined benefit pensions (with many entitled to receive payments exceeding $100,000 annually) and must retire at an earlier age under federal law, active pilots on average would receive about 67 percent of the value of their pensions when they retire; 56 percent of current pilot retirees would see their pensions decrease; and the remaining 44 percent would continue to receive all of their pensions (in part because the Company projects that the Pilots Plan is sufficiently well-funded for the PBGC to pay some level of PC3 benefits beyond the PC4 caps):(280)

termination and replacement of all pensions plus an additional $725 million in savings from active employees – arguments by United’s retirees are more likely to be based on emotional appeals than the actual legal standards.  Although United appreciates the impact of any reduction of pension benefits on its retirees, fortunately, few retirees will see a significant decrease in their pensions.

(278)                      The analyses for PAFCA-represented flight dispatchers and TWU-represented meteorologists are included in the Declaration of Timothy J. Marnell (Ex. 107) ¶¶ 88-93.

(279)                      Marnell Decl. ¶¶ 55-58.

(280)                      Id. ¶ 72.

Exhibit 47.                                      IMPACT ON PILOTS AT AVERAGE RETIREMENT AGE (60).(281)

Unlike the other employee groups, active pilots would not have the option of working past age 60 in their current positions at United to mitigate the impact of the 5-year difference between the PBGC’s standard for full retirement benefits (age 65) and United’s (60).  See Section IV.A.5.b.

(ii)                                Flight Attendants.

As established by Exhibit 48, literally 99 percent of current flight attendant retirees will not see any change to their pension payments:(282)

(281)                      In creating the histograms, United used the following principal assumptions in addition to those set forth in footnote 186:  valuations of plan assets as of January 1, 2004 and 2004 PBGC maximum guaranteed benefits levels that were assumed to grow by 2 percent in 2005.  Recently announced PBGC maximum guaranteed levels for 2005 are slightly higher than 2 percent meaning that certain employees with larger pensions may retain slightly more of their benefits than the amounts depicted above.

(282)                      Marnell Decl. ¶ 74.

Exhibit 48.                                      IMPACT ON FLIGHT ATTENDANTS AT CURRENT AVERAGE RETIREMENT AGE (56).

To be sure, active flight attendants who retire at the historical average age of 56 (6 years less than the national average(283)) would receive on average 56 percent of the value of their pre-termination pensions.  Again, this reduction is attributable in large part to how the PBGC’s formulas do not credit the provisions in United’s plans that favor early retirements at age 60 or younger (much as the PBGC’s formula does not accommodate the pilots’ mandatory retirement age of 60).  By working until age 65, flight attendants on average would receive from the PBGC and the Company’s replacement plan 99 percent of the value of their current pensions had they retired at the average retirement age of 56:(284)

(283)                      Murray Gendell, Retirement Age Declines Again In 1990s, MONTHLY LABOR REVIEW, at 14-15 (Oct. 2001) (estimating average retirement age for those who retired from 1995 through 2000 to be approximately 62).

(284)                      Id. ¶ 75.  Each graph showing the impact at an assumed retirement age compares the benefits employees would receive by working until 65 after termination and replacement versus the benefits they would receive by working until their current average retirement age under their present defined benefit plans.  Id. ¶ 75 n.7.

Exhibit 49.                                      IMPACT ON FLIGHT ATTENDANTS AT ASSUMED RETIREMENT AGE (65).

(iii)                            Mechanics.

On average, mechanics and related retirees would retain 96 percent of their current pensions, with 62 percent seeing no reduction at all and no mechanic retiree experiencing more than a 20 percent reduction in benefits. Active mechanics and related employees would receive, on average, 56 percent of the value of their pre-termination pensions if they continued to retire at their current average retirement age of 61.  Much of the drop for actives results from the PBGC’s five-year phase-in of the sharp pension increases negotiated in 2002.(285)

(285)                      Id. ¶¶ 76-77.  United’s analysis assumes that the plans are terminated on May 31, 2005, and that the PBGC’s insurance would credit only 60 percent of the improvement negotiated in March 2002.  In fact, these graphs may overstate the impact on AMFA-represented employees.  AMFA has stated that the PBGC has not decided whether to use the signing date (March 2002) or effective date (July 2000) of the mechanics contract in calculating the phase-in.  See AMFA Local 9, Pension Benefit Guaranty Corporation Q&A, available at http://www.amfa9.org/waypoints/Documents/Articles/Malik_Miah/PBGC_QA.htm.  If the PBGC uses the effective date of the contract, the phase-in of the increases could be up to 100 percent, resulting in mechanics and related employees retaining significantly more of their pensions than shown in the histograms.

Exhibit 50.                                      IMPACT ON MECHANICS AND RELATED EMPLOYEES AT CURRENT AVERAGE RETIREMENT AGE (61).

By virtue of the scale for PBGC guarantees and United’s defined contribution replacement plans, active mechanics and related employees who waited four more years to retire would maintain on average 68 percent of the value of their current pensions had they retired at the average retirement age of 61.  Again, most of the benefits lost would be because of the phase-in of the recent plan improvements.(286)

(286)                      Marnell Decl. ¶ 78.

Exhibit 51.                                      IMPACT ON MECHANICS AND RELATED EMPLOYEES AT ASSUMED RETIREMENT AGE (65).

(iv)                               Ramp Employees.

Retirees from ramp and other IAM-represented groups covered by the Union Ground Plan would on average receive 94 percent of their pensions, with 65 percent maintaining their full pensions and virtually all of those experiencing some reduction still maintaining 80 percent or more of their pre-termination benefits.  Active employees who retire at the current average age of 61 would receive on average of 46 percent of their pre-termination benefits.  Like the decreases for mechanics, this decrease is attributable in large part to the phase-in of the large pension increases that these IAM-represented employees negotiated in 2002 and that became effective retroactive to 2000.(287)

(287)                      Id. ¶¶ 79-80.

Exhibit 52.                                      IMPACT ON RAMP EMPLOYEES AT CURRENT AVERAGE RETIREMENT AGE (61).

IAM-represented employees under the Union Ground Plan who waited to retire until age 65 would on average receive 59 percent of value of their pension benefits had they retired at the average retirement age of 61:(288)

(288)                      Id. ¶ 81.

Exhibit 53.                                      IMPACT ON RAMP EMPLOYEES AT ASSUMED RETIREMENT AGE (65).

(v)                                   Public Contact Employees.

PCEs and other IAM-represented employees under the MAPC Plan who have retired would keep 98 percent of their pensions after termination, on average, with almost half (47 percent) being unaffected.  Moreover, even among the 53 percent of retirees whose pension payments would be affected by termination, 99.3 percent of that group would see reductions of 10 percent or less.  Active employees who continued to retire at age 59 would receive on average 46 percent of their pre-termination benefits:(289)

(289)                      Id. ¶¶ 82-83.

Exhibit 54.                                      IMPACT ON PCES AT CURRENT AVERAGE RETIREMENT AGE (59).

But public contact employees and other IAM-represented employees under the MAPC Plan who wait until age 65 to retire would on average receive 78 percent of the value of the pre-termination benefits they would have received if they had retired at age 59:(290)

(290)                      Id. ¶ 84.

Exhibit 55.                                      IMPACT ON PCES AT ASSUMED RETIREMENT AGE (65).

(vi)                               Salaried and Management Employees.

The impact of termination on SAM employees would be comparable to that on unionized employees at comparable income levels.  SAM retirees would retain on average 99 percent of their pensions, with 83 percent maintaining their full amount.  SAM employees who retired at the current average of age 60 would on average receive 44 percent of their pre-termination benefits:(291)

(291)                      Id. ¶¶ 85-86.

Exhibit 56.                                      IMPACT ON SAM EMPLOYEES AT CURRENT AVERAGE RETIREMENT AGE (60).

Those who worked until age 65 would receive on average 70 percent of the value of the pre-termination benefits they would have received had they retired at age 60:(292)

(292)                      Id. ¶ 87.

Exhibit 57.                                      IMPACT ON SAM EMPLOYEES AT ASSUMED RETIREMENT AGE (65).

These projections drive home several key points that should dispel a number of misconceptions that United’s employees or retirees may harbor about the ramifications of terminating and replacing the Company’s pension plans:

First, the vast majority (69 percent) of United’s current retirees would not see any reduction in their pension payments, and on average retirees would retain 95 percent of their benefits:(293)

(293)                      Id. ¶ 94.

Exhibit 58.                                      OVERALL IMPACT ON RETIREES.

Second, the reductions to most active employees’ pension payments would not be draconian and could be mitigated by retiring closer to age 65, consistent with the prevailing standards in other industries and the national trend toward later retirements.(294)

(294)                      Id. ¶ 95.  See e.g., Robert D. Ramsey, Tapping the Strengths of Older Workers, SUPERVISION (Jun. 1, 2003) (“There’s no doubt that more and more Americans are working longer.  According to some experts, as many as 70 percent now hope and plan to keep working well beyond the traditional age of retirement.”); Rick Haglund, Workers Plan to Put Off Retiring: 50-Somethings Don’t Want to Stop at 65, CLEVELAND PLAIN DEALER (Aug. 29, 2004) (“A new University of Michigan study has found that today’s 51- to 56-year-olds are much more likely to remain in the work force past age 65 than earlier groups of 50-somethings. The university’s Health and Retirement Study has surveyed 20,000 Americans in their 50s since 1992.”).

Exhibit 59.	IMPACT ON ACTIVE EMPLOYEES AT ASSUMED RETIREMENT AGE AT 65 (EXCEPT FOR PILOTS AT 60).

In a similar vein, Federal Reserve Chairman Greenspan has proposed that the retirement age for full Social Security benefits (already scheduled to increase from 65 to 67) continue to increase as lifespans become longer and people continue to work more years before retiring.(295)

Third, termination and replacement of United’s pension plans might well be the best of a bad set of options to help achieve the necessary total savings while minimizing the financial impact on employees and retirees.  Current projections suggest that the only way both to make the contributions contemplated by ERISA and achieve the financial metrics needed to satisfy the capital markets would be to cut wages in half or furlough nearly 25,000 more

(295)                      Indeed, the need for people to work longer to alleviate the stress on the Social Security system has been well documented recently.  See e.g., Alan Greenspan, Remarks at a Symposium Sponsored by the Federal Reserve Bank of Kansas City (Aug. 27, 2004) (“Changes to the age for receiving full retirement benefits...could affect retirement decisions, the size of the labor force, and saving behavior.  In choosing among the various tax and spending options, policymakers will need to pay careful attention to the likely economic effects.”); Alan Greenspan, Testimony Before the Committee on the Budget, United States House of Representatives (Feb. 25, 2004) (“[E]ven with the so-called normal retirement age for Social Security slated to move up to 67 over the next two decades, the ratio of the number of years that the typical worker will spend in retirement to the number of years he or she works will rise in the long-term.  A critical step forward would be to adjust the system so that this ratio stabilizes.”).

employees, either of which would fall squarely on the backs of United’s employees.  Because the PBGC guarantees pension benefits, termination and replacement may prove to be the least painful path to emerging from bankruptcy for employees.(296)

b.                                       United Fairly Allocated Necessary Labor Reductions Among Employee Groups.

The Company allocated the $725 million in additional savings beyond termination and replacement according to each group’s percentage of United’s 2004 labor costs.  To be sure, this allocation differs from the Company’s first Section 1113 proposals in early 2003, which took into consideration that each labor group was coming into the negotiations from a different position relative to the marketplace.  Now, with the employee groups on a more common footing, a different allocation method is more appropriate.  Having each group provide cost reductions proportionate to their relative share of United’s total labor costs in 2004 can in no way be considered unfair or inequitable.  There is ample precedent to support the fairness and equity of cost-cutting allocations, like United’s here, that seek larger overall contributions from higher-paid employees.  Texas Sheet, 90 B.R. at 270; Indiana Grocery, 138 B.R. at 48; Allied Delivery, 49 B.R. at 702-03.

By contrast, an allocation construct that gave “credit” for the ERISA-driven impacts of termination and replacement would prove unworkable.  As the histograms in Section VI.C.2.a illustrate, the impact of pension termination varies from group to group, depending mostly on how current benefit levels compare to the PBGC caps.  Thus, any allocation

(296)                      How a possible plan termination would impact the PBGC is immaterial to the standard United must meet under Section 1113.  See Section IV.A.5.a.  So long as United satisfies the distress termination standard of a plan under ERISA, the PBGC must assume the terminated plans and guarantee payments to plan participants.  Since ERISA’s inception in 1974, United has paid more than $50 million in premiums to the PBGC – every single penny that United owed to insure its plans fully.  If necessary, United will ask only that the PBGC to live up to its statutory obligations of guaranteeing the payment of vested benefits where a plan sponsor is unable to do so – the very reason Congress created the PBGC.

attempting to account for pension benefit reductions would necessarily seek a greater proportion of wage, work rule and benefit savings from lower-salaried groups who, while being the least impacted by termination and replacement, could nevertheless least afford deeper reductions in take-home pay (most notably United’s flight attendants).  Conversely, while pilots and United’s senior management will experience the largest pension reductions, that is because their pension benefits have been the most costly to the Company.  It also bears emphasis that the Company will contribute more money to the replacement plan accounts of higher-salaried employees because such funding is based upon a percentage of each employee’s salary.  Finally, pilots will retain the value of their B Plans, a separate and valuable retirement benefit only pilots receive and to which the Company already contributes nine percent of pilot compensation.

c.                                       Management is Sacrificing Similarly to Other Employees.

United’s financial condition has not only affected its unionized workforce, but has also required substantial sacrifices by its salaried and management (“SAM”) employees.  Unlike United’s unionized workforce, at the time United entered bankruptcy, SAM employees were already paid below market rates.(297)  United nevertheless reduced SAM compensation as one of the Company’s first cost-cutting actions in Chapter 11:

•                                          United immediately imposed progressive salary reductions for all SAM employees which included an 11 percent cut for the Company’s senior officers;

•                                          United continued to forego merit raises for SAM employees, implying total salary reductions of up to 15.3 percent;

•                                          The Company deferred payment of the performance incentive payment achieved for United’s performance in 2003; and

•                                          As for its unionized employees, United reduced active SAM employees’ medical and dental benefits and increased their premium contributions.

(297)                      Declaration of Sara A. Fields (“Fields Decl.”) (Ex. 114) ¶ 4.

By April 2004, SAM employees’ total cash compensation had fallen well below the industry median.

Already undercompensated, United’s officers saw their compensation reduced by an average of 11 percent immediately after United’s filing.(298)  In fact, as of the Fall of 2003, officers’ total cash compensation was 44 percent below the industry median, while total direct compensation was 73 percent below the median.  Following these reductions, Fortune Magazine named Glenn Tilton, the Company’s CEO, as one of the ten lowest-paid CEOs in the Fortune 500.(299)  Still, United again is cutting its senior executives’ compensation, instituting an 11 percent pay cut effective on January 1, 2005 (that, together with those of other employees, will be increased by four percentage points until exit).(300)

United has also significantly increased SAM employee responsibilities while reducing their pay, resulting in appreciably longer work schedules.  Through November 2004, United has reduced SAM head count by 36 percent from September 2001 levels, achieving one of the lowest officer/director to total employee ratios in the industry.(301)  And United will pare salaried and management positions still further, with at least 300 or more jobs being eliminated.  In terms of SAM jobs and pay, there is simply nothing left to cut.

D.                                    United Has Provided Its Unions and the PBGC With All of the Information Necessary to Date to Evaluate the Proposed CBA Modifications.

United has provided its unions all the information they need to date to evaluate the Company’s proposals.  Since August 2004, the Company has been providing its unions with

(298)                      Id. ¶ 9.

(299)                      Matthew Boyle, 2003 Executive Compensation Report, FORTUNE, May 3, 2004 at 126.

(300)                      Fields Decl. ¶ 10.

(301)                      Fields Decl. ¶ 11.

interim financial models as well as any other information they have requested, such as the Company’s analyses of alternatives to pension termination, presentations on its savings initiatives and access to the Company’s financial analysts and actuaries.  The Company has also held meetings with its unions to discuss its need to reduce pension and other labor costs and to provide information on the Company’s evolving business plan.(302)

United made its formal proposals on November 4, 2004 against this backdrop of months of information sharing and meetings.  The Company supplemented its proposals with United’s final financial and labor models and detailed valuations of the Company’s proposals and other possible savings items.  Since that time, the Company has responded to almost 500 information requests, sending out reams of documents and electronic data.(303)  The Company also has participated in multiple meetings with the PBGC to discuss its pension plans and related proposals.

Throughout this process, United has sought to make information available as soon as possible.  In addition, when any one union has requested information of interest to all parties, such as details about United’s financial models or benefits proposals, United has made that information available to all of its unions so as to make certain that everyone had the benefit of the information regardless of who asked for it.  When requests for information were overbroad and onerous, the Company consulted with the requesting parties to reach a mutually agreeable scope on what the union actually wanted and needed.  This comprehensive sharing of information more than satisfies Section 1113, ERISA and the PBGC’s regulations.  See, e.g., In re Bowen Enters., Inc., 196 B.R. 734, 741 (Bankr. W.D. Pa. 1996) (information-sharing

(302)                      Kain Decl. ¶¶ 11-27.

(303)                      Declaration of Richard Rod (“Rod Decl.”) (Ex. 116) ¶¶ 3-4 & Exhibit A; see also Kain Decl. ¶¶ 7-8; Marnell Decl. ¶¶ 154-55.

requirement satisfied where debtor promptly provided union with cost analysis of proposed modifications and financial information the union requested); In re Appletree Mkts., Inc., 155 B.R. 431, 438 (S.D. Tex. 1993) (debtor fulfilled duty by opening books to union and providing information enabling union to evaluate the debtor’s proposal and formulate its own); Big Sky, 104 B.R. at 335 (requirement satisfied where “the Debtor supplied its financial data and business plans to the union [and] met with union representatives and members to discuss and explain the data”).

E.                                      United Negotiated in Good Faith with Each of Its Unions.

United presented its proposals to its unions on November 4, 2004.  At that time, United reiterated the main drivers behind its need for additional labor savings – depressed revenues, increased competition, and sky-rocketing fuel prices – and implored the unions to meet to begin working towards consensual agreements as soon as possible.  United and all its unions, except the AFA, began negotiations approximately one week later.  Despite the Company’s entreaties, the AFA did not meet with United until December 1, 2004 – nearly one month after receiving the Company’s proposals.  Since November 4, United has stood ready to bargain around the clock and has met with its unions every day they made themselves available.(304)

Throughout these negotiations, United has demonstrated flexibility by adjusting, consistent with the Company’s need for savings, to the unions’ suggestions regarding the Company’s proposals.  In particular, United did not give its unions “take it or leave it” proposals.  Rather, the Company provided its unions a “menu” of other possible modifications that each union could substitute for the Company’s proposals to reach the target savings for that group.

(304)                      Additional details of United’s negotiations and information sharing with its unions are provided in the Declarations of Charles Vanderheiden (Exs. 306, 705, 804), Frank R. Colosi (Ex. 406), Alan R. Koehler (Ex. 504), and Irene Gaughan (Ex. 610).

The Company also carefully considered all CBA alternatives to its proposals that its unions presented, thoroughly analyzing the feasibility and savings associated with each.  United agreed to these suggestions where possible and explained why the others could not be implemented or were insufficient to satisfy United’s financial needs.

Despite today’s filing, United will continue negotiating with all its unions in the sincere hope that the Court will never have to decide this motion.  In short, United has more than satisfied its statutory burden to bargain with its unions in good faith.  See, e.g., Garofalo’s, 117 B.R. at 372 (finding that debtor had negotiated in good faith even though it met with unions only three times); In re Royal Composing Room, Inc., 62 B.R. 403, 409 (Bankr. S.D.N.Y. 1986) (granting rejection where debtors held only three meetings with union, each lasting no more than an hour or two), aff’d, 78 B.R. 671 (S.D.N.Y. 1987), aff’d, 848 F.2d 345 (2d Cir. 1988); In re Century Brass Prods., Inc., 55 B.R. 712, 716 (D. Conn. 1985) (holding that debtor bargained in good faith even though there were only four days between the proposal and the filing of application), rev’d on other grounds, 795 F.2d 265 (2d Cir. 1986).

F.                                      The Unions Have No Good Cause for Refusing to Accept United’s Proposals.

United shares its employees’ disappointment that a second Section 1113 motion has proven necessary.  But the ever-worsening industry environment has forced United’s hand.  Additional savings are essential to secure the airline’s future.  Under these circumstances, the emotions stirred by the possibility of a termination of the Company’s pension plans and a second round of labor savings cannot provide the unions with “good cause” to reject United’s proposals.  In such challenging times, everyone’s focus must remain on what is necessary to permit reorganization under Chapter 11:

the Union may often have a principled reason for deciding to reject the debtor’s proposal and which may, when viewed subjectively and from the standpoint of its self-interest, be a perfectly good reason. However, the court must review the Union’s rejection utilizing an objective standard which narrowly construes the phrase ‘without good cause’ in light of the main purpose of Chapter 11, namely reorganization of financially distressed businesses.

In re Salt Creek Freightways, 47 B.R. 835, 840 (Bankr. D. Wy. 1985).

Courts repeatedly have recognized that where, as here, the proposed modifications are “necessary” and “fair and equitable,” rejection by the union lacks good cause.  See Walway, 69 B.R. at 974 (“The legislative history of § 1113 indicates that ‘good cause’ is not a barrier to rejection if the proposal contains the specified ‘necessary’ modifications.”); Allied Delivery, 49 B.R. at 704 (“If the proposal is necessary and is fair and equitable…then the union’s refusal to accept it on the basis that the proposal is unjust…is not for good cause.”); In re Amherst Sparkle Market, 75 B.R. 847, 853 (Bankr. N.D. Ohio 1987) (where “[t]he Union understood that the Debtor would not survive financially unless it received a certain level of concessions,” but failed to produce “evidence sufficient to controvert the financially distressed position demonstrated by the Debtor,” rejection was not for good cause).

United made its proposals in good faith based on the requirements of its DIP financing covenants, its imminent cash needs and the package of savings required to exit bankruptcy.  The prospective termination of the Company’s defined benefit plans and each other item of the Company’s proposals all represent critical steps toward United’s ultimate success in emerging from bankruptcy as an effective competitor.  For any union to suggest that a particular item in isolation is unnecessary to permit reorganization would amount to an improper attempt to deconstruct the plan bit by bit and avoid the union’s obligation to act with good cause.  “To determine whether a debtor’s proposed modifications to a CBA are necessary, a court must focus on the total impact of the changes in the debtor’s ability to reorganize, not on whether any single proposed change will achieve that result.”  AppleTree Markets, 155 B.R. at 441; see also Royal

Composing, 848 F.2d at 347-48 (rejecting union argument that CBAs cannot be rejected if any one part of the proposal is not necessary because “the focus should be on the proposal as a whole”); Big Sky, 104 B.R. at 337 (union had no good cause to reject the company’s proposal where “all parties in some form or another are presently assisting in the reorganization effort”).

G.                                    The Balance of the Equities Favors Rejection.

The balance of the equities also overwhelmingly favors the rejection of United’s CBAs.  Implementing the terms of United’s proposals will allow United to exit bankruptcy and revitalize its enterprise.  Denying United’s motion would risk foreclosure and leave the Company trapped in Chapter 11.  In determining whether the balance of the equities favor rejection, courts look to six separate factors:

1.                                       the likelihood and consequences of liquidation if rejection is not permitted;

2.                                       the cost-spreading abilities of the various parties, taking into account the number of employees covered by the bargaining agreement and how various employees’ wages and benefits compare to those of others in the industry;

3.                                       the likely reduction in value of creditors’ claims if the bargaining agreement remains in force;

4.                                       the likelihood and consequences of a strike if the bargaining agreement is voided;

5.                                       the possibility and likely effect of any employee claims for breach of contract if rejection is approved; and

6.                                       the good and bad faith of the parties in dealing with the debtor’s financial dilemma.

See Carey, 816 F.2d at 93 (citing NLRB v. Bildisco & Bildisco, 465 U.S. 513, 525-26 (1984)); Texas Sheet, 90 B.R. at 272.  Courts view each factor through the lens of Chapter 11 and its underlying purpose:  “the primary question in a balancing test is the effect the rejection of the agreement will have on the debtor’s prospects for reorganization.”  Kentucky Truck, 52 B.R. at

806; see Bildisco, 465 U.S. at 527 (balancing of the equities must be undertaken in light of the ultimate goal of Chapter 11 – the success of the reorganization).

1.                                      United Risks Being Unable to Reorganize Without Additional Labor Cost Reductions.

Failure to secure the proposed cost reductions would jeopardize United’s future.  The Company’s DIP lenders waived compliance with the October through December 2004 EBITDAR covenants(305) on the understanding that United would begin reducing labor as well as other costs by mid-January 2005.  In exchange for this relief and to discipline United into achieving the necessary cost reductions, these DIP lenders also demanded that United maintain a $750 million cash balance.  Without labor cost reductions taking effect by January 15, United will deviate from its business plan, may be unable to renegotiate its EBITDAR covenants and will fall to unacceptably low levels of cash.  And having just granted relief, the DIP lenders cannot be counted on to forbear any further on their contractual rights.  See Indiana Grocery, 138 B.R. at 50 (permitting rejection where denying motion would likely force the company into liquidation); Kentucky Truck, 52 B.R. at 806.

The consequences of a failure to reorganize United would be devastating for all stakeholders.  With the difficult circumstances facing other carriers, most of United’s employees would be unable to find other jobs in the airline industry, especially not at other legacy carriers.  And all of the union-represented employees fortunate enough to find jobs at other airlines would go to the bottom of the seniority list at their new employers.  Other stakeholders would suffer as well.  Unsecured creditors likely would receive virtually nothing on their claims, aircraft creditors would face an even larger glut on the market, suppliers and vendors would lose a major

(305)                      As a result, the Company will have until the end of January 2005 before non-compliance with EBITDAR covenants again becomes an issue.

customer and airports would be left with empty gates.  The flying public would lose a valued traveling option, and many cities would be left with no flight service at all.  Also gone would be United’s indispensable role in maintaining the competitiveness of the U.S. airline industry.

2.                                      United’s Proposals Would Provide A Competitive Total Compensation Package For The Company’s Unionized Employees.

Even with significant modifications to the Company’s CBAs in April 2003, United’s unionized employees continue to enjoy pay and benefit levels better than those of workers in comparable jobs in the United States and competitive with (and, in most cases, better than) those of the average comparable worker in the airline industry.  For example, United’s present wage structure for top-rate pay exceeds that of mid-sized airlines such as ATA and Jet Blue for all employee groups by 7 - 32 percent and regional airlines by 40 - 111 percent.(306)  Even when compared to only the 13 largest other U.S. airlines, United’s union employee wages still exceed average wages by 2 - 19 percent for all employee groups except for flight attendants, who fall just 1.8 percent (or less than $60 per month) below the average for that peer group.(307)

When the wages of United’s unionized employees are compared with those paid in other industries, the differences are even greater.  Outside of the airline industry, United’s current wages exceed those available to people who perform similar tasks in other industries by 30 - 71 percent.(308)  And non-wage benefits as a proportion of wages for United’s unionized

(306)                      For the purposes of this analysis, “mid-size airlines” include Air Tran, Alaska, America West, ATA, Frontier, JetBlue, and Midwest Express; “major and national airlines” or the “13 largest other U.S. airlines” include both the seven mid-size airlines and the “Big-6” major airlines of American, Continental, Delta, Northwest, Southwest, and US Airways.  The “regional airlines” include Comair, Independence Air, Sky West, Air Wisconsin, American Eagle, Piedmont, and similar carriers.  Declaration and Expert Report of Michael L. Wachter (“Wachter Decl.”) (Ex. 103) ¶¶ 12-14, 60, 66, 94, 97, 117, 119, 146, 148, 173, 175, 198, 200, 223, 225, 247.

(307)                      Id. ¶¶ 57, 93, 116, 145, 172, 197, 222, 246.

(308)                      Id.  ¶¶ 70, 124, 152, 179, 204, 229, 252.

employees are 73 - 149 percent higher than economy-wide levels.(309)  Against the backdrop of the continuing downward pressure on both wages and benefits throughout the airline industry, these economy-wide premiums speak for themselves:

Exhibit 60.                                      CURRENT UAL WAGE AND BENEFITS PREMIUMS.

Employee Group	Wages vs. Majors and Mid-Size	Wages vs. Mid-Size	Wages vs. Regionals	Wages vs. Non-Airline	Benefits vs. Economy-Wide
Pilots	3.8%	9.4%	111%	Highest paid	110%
Flight Attendants	-1.8%	7.4%	39.8%	N/A	77%
Mechanics	2.5%	9.5%	36.8%	58%	73%
Utility	11.5%	29.7%	41.2%	53%	149%
Ramp	13.1%	23.5%	53.8%	71%	94%
Stores	14.5%	25.2%	51.2%	39%	84%
CSR	17.1%	29.0%	57.4%	50%	116%
RSR	18.6%	31.7%	N/A	30%	108%

Thus, even at the reduced wage and benefit levels proposed by the Company, most of United’s employees will still be paid more than they would be able to earn if United were unable to reorganize.  As summarized in Exhibit 61 below,(310) United’s proposed wages and benefits will still:

•                  exceed the average wages paid at the 13 largest other U.S. airlines for utility, ramp, stores and public contact employees;

•                  be close to (and competitive with) the average wages for pilots, flight attendants, and mechanics at those same 13 largest airlines; and

•                  exceed by 31 - 94 percent for all employee groups the average wages paid at regional airlines; and

•                  provide benefits levels that exceed economy-wide averages by 4 - 51 percent, with most union employees continuing to enjoy benefits premiums above 20 percent.

(309)                      Id. ¶¶ 16, 155, 182, 207, 232, 255.

(310)                      Wachter Decl., Charts 1, 3-5, 7, 9, 11-12, 14, 16, 18-20, 22, 24, 26-28, 30, 32, 34-36, 38-39, 41-43, 45, 47, 49-51, 53, 55, 57-58, 60.

In short, United’s proposal would continue to provide a competitive total compensation package for its unionized employees, particularly as many carriers continue to implement additional labor cost cuts.  See Section III.D.  Finally, as compared to similar employees in other industries, United’s union employees will still earn appreciably better wages and benefits.

Exhibit 61.                                      WAGE AND BENEFIT PREMIUMS AFTER PROPOSED REDUCTIONS.

Employee Group	Wages vs. Majors and Mid-Size	Wages vs. Mid-Size	Wages vs. Regionals	Wages vs. Non-Airline	Benefits vs. Economy-Wide
Pilots	-4.5%	0.6%	94%	Highest paid	24%
Flight Attendants	-7.5%	1.1%	31.7%	N/A	20%
Mechanics	-1.6%	5.0%	31.2%	51%	4%
Utility	6.1%	23.4%	34.4%	45%	51%
Ramp	5.3%	15.0%	43.2%	59%	20%
Stores	6.6%	16.6%	40.8%	29%	14%
CSR	9.0%	20.1%	46.5%	40%	35%
RSR	10.4%	22.6%	N/A	21%	27%

As painful as the Company’s proposed wage and benefits cuts will be, these comparisons demonstrate that United’s proposed wages and benefits as a whole would remain competitive with or exceed those available elsewhere.  Even as to flight attendants, the employee group that would experience the lowest wages relative to their immediate airline peers, United’s proposal offers a competitive overall compensation package.  It provides an average top-rate wage less than $250 per month below the major and national airlines average, essentially the same ($32 more per month) as the mid-size airline average, and nearly $700 per month higher than the regional airline average.(311)  In addition, United’s proposal offers flight attendants a 20 percent economy-wide benefits premium and the chance (by retiring later) to reap up to 99% of

(311)                      Wachter Decl., Charts 9, 11-12.

their pre-termination pension benefits under the terms of United’s replacement plan.(312)  Each of these components – especially when taken together – provide overall compensation that is in line with the both the airline and wider labor markets.

In addition to providing substantial benefit premiums compared to the private sector as a whole, the Company’s proposal also ensures that its employees will continue to receive benefits that are competitive with those provided by other airlines.  After the proposed modifications, United’s employees will receive a total benefits package, including assumed 4 percent defined contribution benefits, valued at 87 to 110 percent of the industry average for their respective employee groups:(313)

(312)                      Id. ¶ 23.

(313)                      Kuhlman Decl. ¶ 93.

Exhibit 62.                                      COMPETITIVE ANALYSIS OF PROPOSED BENEFITS.

3.                                      The Railway Labor Act and Bankruptcy Code Would Not Allow Employees to Strike.

The AFA has openly threatened to strike if this Court grants United’s motion.  But posture as they might to try to gain negotiating leverage over the Company, United’s flight attendants (like the rest of the Company’s employees) readily recognize that a strike would spell the end of United.  Such threats, an “inherent risk in every § 1113 motion,” should not sway this Court – especially not an irresponsible threat that flies in the face of a union’s “burden of holding the fate of the rank and file in its hands.  Little purpose would be served by a strike if a strike results in the termination of operations and the loss of jobs by the strikers.”  In re Horsehead Industries, Inc., 300 B.R. 573, 587 (Bankr. S.D.N.Y. 2003).  Even if a strike were a plausible scenario, the risk of a work stoppage in response to a rejection of the Company’s CBAs is preferable to the certainty of a failure to reorganize in the absence of additional labor cost reductions.

In any event, the Railway Labor Act (“RLA”) would operate in combination with the Bankruptcy Code to prevent the flight attendants or any of the Company’s other employees from striking.  The very purpose of the RLA was “to prevent, if possible, wasteful strikes and interruptions of interstate commerce.”  Detroit & Toledo Shore Line R.R. v. United Transp. Union, 396 U.S. 142, 148 (1969).  The RLA expressly imposes an obligation upon carriers and their unions “to exert every reasonable effort to make and maintain agreements concerning rates of pay, rules and working conditions . . . in order to avoid any interruption to commerce or to the operations of any carrier . . . .”  45 U.S.C. § 152, First; Detroit & Toledo, 396 U.S. at 149 (confirming that RLA imposes an obligation on carriers and their unions to “make every reasonable effort to negotiate a settlement and to refrain from altering the status quo by resorting to self-help while the Act’s remedies [are] being exhausted”).(314)  For its part, Section 1113 protects both a debtor (against a “union’s refusal to accept the [necessary] changes without a good reason”(315)) and its unions (against changes to CBAs except those that a bankruptcy court independently confirms are “necessary” for a reorganization to succeed).

Consistent with the interplay between the RLA and Section 1113, United has never intended to “abrogate” its CBAs and leave its employees without specific terms of employment or the protections of the RLA.  To the contrary, if a ruling on this motion proves unavoidable, United will limit itself to the proposed terms that this Court finds were necessary to a successful reorganization and refused by the affected union(s) without good cause.  Under

(314)                      Unlike the National Labor Relations Act (“NLRA”), which does not contain any general anti-strike policy, see Buffalo Forge Co. v. United Steelworkers of Am., 428 U.S. 397, 409 (1976), the primary purpose of the RLA is to prevent strikes, Texas & New Orleans R.R. v. Brotherhood of Ry. & S.S. Clerks, 281 U.S. 548, 565 (1930).  Thus, an NLRA union’s obligation not to strike arises only from its collective bargaining agreement, while a RLA union’s obligation not to strike arises from the statute itself and does not depend on whether an agreement is in place.

(315)                      In re Maxwell Newspapers, Inc., 981 F.2d 85, 90 (2d Cir. 1992).

these circumstances, allowing a union to strike following a successful Section 1113 motion would undermine both the RLA and Bankruptcy Code by empowering a disaffected union to disrupt interstate commerce (to the great inconvenience of the flying public) and destroy the debtor’s ability to reorganize, both without “good cause.”  The only way to give effect to both statutes is to require airline unions whose CBAs have been rejected to complete the RLA bargaining process before engaging in self-help, especially inasmuch as “delaying the time when the parties can resort to self-help provides time for tempers to cool, helps create an atmosphere in which rational bargaining can occur, and permits the forces of public opinion to be mobilized in favor of a settlement without strike or lockout.”  Detroit & Toledo, 396 U.S. at 150; see also ALPA v. UAL, 897 F.2d 1394, 1398 (7th Cir. 1990) (clarifying that CBAs between United and its unions do not expire according to their own terms insofar as the RLA’s status quo requirements because the RLA “abhors a contractual vacuum”).

4.                                      The Risk of PBGC and Union Claims Is Far Preferable to Risks of Not Achieving Additional CBA Modifications.

Whether employees will have rejection damages claims is unsettled.  Although some cases state or imply in dicta that employees may bring such claims,(316) the only court to have squarely addressed this issue has ruled that a Section 1113(c) rejection does not give rise to employee damage claims.  In re Blue Diamond Coal Co., 147 B.R. 720, 731 (Bankr. E.D. Tenn. 1992) (rejecting union’s damages claims because it was “difficult to believe that Congress provided for rejection of a collective bargaining agreement under § 1113, but neither defined the status of any claim which might result from that rejection nor provided a remedy for the breach cognizable under the Bankruptcy Code”), aff’d, 160 B.R. 574 (E.D. Tenn. 1993).  Even if

(316)                      See, e.g., Carey, 816 F.2d at 93; In re Moline Corp., 144 B.R. 75, 78-79 (Bankr. N.D. Ill. 1992), Garofalo’s, 117 B.R. at 371.

cognizable, any post-rejection damages claims would be pre-petition, general unsecured claims.  See Bildsco, 465 U.S. at 531; In re Continental Airlines Corp., 901 F.2d 1259, 1265 (5th Cir. 1990), cert. denied, 506 U.S. 828 (1992); In re United States Truck Co., 89 B.R. 618, 624 (E.D. Mich. 1988) (lost future wages stemming from rejection should be considered unsecured debts).  These claims would not prevent the Company from reorganizing, whereas unsustainably high labor costs unquestionably will.

Nor would claims by the PBGC impede the Company’s reorganization.  In the event of a pension termination, the PBGC would have pre-petition, general unsecured claims, because even though plan termination occurs post-petition, unfunded benefits liabilities arise through pre-petition services.  See In re CF&I Fabricators of Utah, Inc., 150 F.3d 1293, 1299 (10th Cir. 1998).  Thus, the PBGC would be unable to assert any administrative or tax priority to its claims.  Id. at 1297-98; In re Bayly Corp., No. Civ.A. 95 N 901, 90-18983 SBB, 1997 WL 33484011 (D. Colo. Feb 2, 1997).

Moreover, without minimizing its significance to the PBGC, United submits that the prospective impact of a termination is significantly less than the PBGC has been claiming.  According to United’s preliminary calculations, the amount of United’s underfunding that the PBGC would likely have to pay out in guarantees to plan participants would be approximately $1.7 billion, as compared to the $6.4 billion figure that has been tossed about in the press.(317)

(317)                      See, e.g., Amy Borrus, et al., Pensions on a Precipice, BUSINESS WEEK, Sept. 6, 2004, at 52-53 (valuing the amount the PBGC would be required to cover at $6.4 billion).  The PBGC’s projections are based solely on its calculations of United’s pension plan liabilities using a very conservative 4.7 percent interest rate tied to a survey of annuity returns.  Using that low rate (which is even lower than the ERISA-required rates whose levels were so low as to prompt Congress to enact the PFEA), United’s total pension liabilities are approximately $15.2 billion in today’s dollars.  But the rate of return that United and similarly-situated plan sponsors use to determine long-term pension obligations is 9.25 percent.  See Section IV.D.4.b.  Using this higher rate implies a plan termination liability of $9.6 billion, which is slightly lower than United’s PVPB of $10.3 billion (see Exhibit 30) because PVPB assumes that the plan does not terminate and employees continue to accrue benefits, and $2.7 billion in underfunding.

While the PBGC’s claims would not prevent United’s successful reorganization, enormous pension liabilities that prevent United from securing essential exit financing surely would.

5.                                      Creditors’ Claims Will Be Severely Impaired If the CBAs Are Not Modified.

United’s pension benefit and other labor costs threaten the value of all creditors’ claims.  Without the needed cost reductions, United’s DIP Lenders will be entitled to foreclose on their collateral.  Because this collateral includes virtually all of the Company’s assets that were not encumbered prior to bankruptcy, little (if anything) would be left for unsecured creditors.  In addition, without reducing its uncompetitive benefit costs, United would be unable to secure the exit financing necessary to pay claims.  The interests of the unsecured creditors are plainly best served by United’s remaining a viable going concern that can continue to generate revenue and return to profitability.

6.                                      United Has Acted in Good Faith at All Times.

United has done everything possible to avoid further changes to its CBAs, looking to every aspect of its operations and to all other stakeholders for the savings needed for the Company’s economic survival.  But after striving since April 2003 to implement a business plan that would have allowed the Company to emerge from bankruptcy without any additional sacrifices by its employees, United finds itself with no choice but to file this motion because of

In addition to using a low interest rate, the PBGC employs other actuarial assumptions that will also likely have to be addressed in resolving the PBGC’s claims for the underfunding of United’s plans.  For example, the PBGC generally assumes that the expected age of retirement for pilots is several years younger than age 60.  Because of United’s favorable early retirement rules, this assumption increases the PBGC’s calculation of United’s pension obligations.  In reality, however, United’s pilots generally retire very close to age 60.  Adjusting these and other assumptions would further reduce the PBGC’s calculation of United’s pension liabilities and, as a result, the amount of United’s underfunding that the PBGC would likely have to pay out in guarantees to plan participants.  Based upon the Company’s preliminary calculations, the PBGC would likely have to cover approximately $1.7 billion of that $2.7 billion in underfunding if United’s plans were terminated today – less than 30 percent of the $6.4 billion currently being reported.

fundamental changes in the industry (including a bleak revenue environment) and dramatically increased fuel prices.

United has been candid with its unions and the PBGC at all times, opened its books and financial records for review, provided the documents and information necessary to evaluate the Company’s proposals and expressed a willingness to bargain at any time.  United stands ready to negotiate a consensual resolution that will best serve United and its stakeholders today and in the future.  But the time for such a result is clearly upon all involved; delay is not an option.  Without additional CBA modifications and substantially reduced benefit costs, United’s efforts to emerge from Chapter 11 as a competitive and sustainable enterprise will be in vain.

VII.                            CONCLUSION.

Although the Company has substantially restructured its enterprise, its journey through Chapter 11 is not yet finished.  United’s employees and other stakeholders have come too far, and endured too much, not to take the required final steps.  United must comply with its DIP financing covenants, satisfy the liquidity and cash requirements for exit financing and position itself for long-term profitability even as the Company confronts the relentless and industry-wide pressures created by an unforgiving pricing environment and record-high fuel costs.  Because these pressures show no signs of letting up, United has arrived at a crossroads at which tough but necessary decisions must be made in accordance with the new ground rules for legacy carriers.

The Company remains committed to working with all stakeholders (including its unions, the Creditors’ Committee and the PBGC) to try to address the difficult issues raised by this motion consensually.  Meanwhile, however, the Company’s DIP financing covenants and need for exit financing are calling the question.  Accordingly, the Debtors and Debtors-in-Possession request the authority to reject their collective bargaining agreements pursuant to 11

U.S.C. § 1113(c).  Even with this authority, the Company will continue to make every effort to reach consensual agreements before exercising this right under the Bankruptcy Code.

Date: December 14, 2004	Respectfully submitted,

James H.M. Sprayregen, P.C. (ARDC 6190206)

Alexander Dimitrief, P.C. (ARDC 6190494)
John F. Hagan, Jr. (ARDC 6237234)
Andrew A. Kassof (ARDC 6271263)
R. Chris Heck (ARDC 6273695)
A. Katrine Jakola (ARDC 6276169)

KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200
Counsel for the Debtors
and Debtors-in-Possession